UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SCANA CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Your VOTE is Important

SCANA Corporation
2013 Proxy Materials

Chairman’s Letter to Shareholders,

Notice of 2013 Annual Meeting,

Proxy Statement for Annual Meeting,

Annual Financial Statements,

Management’s Discussion and

    Analysis and Related Annual

    Report Information

March 25, 2013

Dear Shareholders:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Daylight Time, on Thursday, April 25, 2013. The meeting will be held at Leaside, 100 East Exchange Place, Columbia, South Carolina 29209. Directions are on the back of the ticket and on page 63 of this Proxy Statement. An admission ticket is required and is enclosed as part of your proxy card if you were a shareholder of record on the record date, March 5, 2013. If you hold your shares through a broker, you must provide proof of ownership on the record date in order to attend the meeting.

Enclosed is SCANA’s Proxy Statement and form of proxy for the 2013 Annual Meeting. The approximate date of mailing for this Proxy Statement and form of proxy is March 25, 2013. We are including SCANA’s annual consolidated financial statements, management’s discussion and analysis of financial condition and results of operations and related annual report information as an appendix to the proxy statement.

•	A Notice of 2013 Annual Meeting identifying the three proposals that will be presented at the 2013 Annual Meeting is enclosed.

•	At the meeting, we will give a brief report on SCANA’s 2012 business results.

•

If you vote by mail and plan to attend the meeting, please indicate your intention to do so on your proxy card. If you vote by telephone or through the Internet, please follow the instructions to indicate that you plan to attend the 2013 Annual Meeting.

•

If you will need special assistance at the meeting, please contact the Office of the Corporate Secretary, at 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, or call 803-217-7568 no later than Thursday, April 18, 2013.

•	Refreshments will be served beginning at 8:00 a.m.

Your vote is important. We encourage you to read this proxy statement and vote your shares as soon as possible. Please vote today either electronically by telephone or through the Internet, or by signing, dating and mailing your proxy card or broker’s voting instruction form in the envelope enclosed. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on the back of your proxy card or broker’s voting instruction form.

Sincerely,

Kevin B. Marsh

Chairman of the Board, President and Chief Executive Officer

FINANCIAL APPENDIX

Index to Annual Financial Statements, Management’s Discussion and Analysis and Related Annual Report Information

NOTICE OF ANNUAL MEETING

Meeting Date:	Thursday, April 25, 2013

Meeting Time:	9:00 a.m., Eastern Daylight Time

Meeting Place:	Leaside 100 East Exchange Place Columbia, South Carolina 29209

Meeting Record Date:	March 5, 2013

Meeting Agenda:

1)   Election of four Class II Directors

2)   Approval of the appointment of the independent registered public accounting firm

3)   Shareholder proposal regarding repeal of the classification of the Board of Directors

Shareholder List

Upon written request by a shareholder, a list of shareholders entitled to vote at the meeting will be available for inspection at SCANA’s Corporate Headquarters, 100 SCANA Parkway, Cayce, South Carolina 29033, during business hours from March 25, 2013 through the date of the meeting.

Admission to the Meeting

An admission ticket or proof of share ownership as of the record date is required. If you plan to use the admission ticket, please remember to detach it from your proxy card before mailing your proxy card. If you hold your shares through a broker or other nominee, you must provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a brokerage statement showing your share ownership as of March 5, 2013. Audio or visual recording, and related equipment, is strictly prohibited without SCANA’s prior written approval.

By Order of the Board of Directors,

Gina Champion

Corporate Secretary

SCANA Corporation

100 SCANA Parkway

Cayce, South Carolina 29033

PROXY STATEMENT

INFORMATION ABOUT THE SOLICITATION OF PROXIES

We are providing these proxy materials in connection with the solicitation by the Board of Directors of SCANA Corporation (“SCANA,” the “Company,” “we” or “us”), a South Carolina corporation, of proxies to be voted at our 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”), which will be held at 9:00 a.m., Eastern Daylight Time on Thursday, April 25, 2013, and at any adjournment or postponement of the meeting. The meeting will be held at Leaside, 100 East Exchange Place, Columbia, South Carolina 29209. These proxy materials are first being mailed to shareholders of record on or about March 25, 2013.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 1 — Election of Directors

Four Class II Directors, whose terms expire at the 2013 Annual Meeting, have been nominated for reelection to serve until the annual meeting of shareholders in 2016. Please see “Proposal 1 – Election of Directors” beginning on page 5.

Proposal 2 — Approval of the Appointment of the Independent Registered Public Accounting Firm

The Board is also proposing that shareholders approve the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2013. Please see “Proposal 2 – Approval of Appointment of Independent Registered Public Accounting Firm” beginning on page 59.

Proposal 3 — Shareholder Proposal Regarding Repeal of the Classification of the Board of Directors

A shareholder has submitted a proposal regarding repeal of the classification of the Board of Directors. Please see “Proposal 3 – Shareholder Proposal Regarding Repeal of the Classification of the Board of Directors” beginning on page 60.

VOTING PROCEDURES

Your Vote is Important

Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible.

Who May Vote

You will only be entitled to vote at the 2013 Annual Meeting if our records show that you were a shareholder of record on March 5, 2013, the record date, or, if you hold your shares in street name, you present proof of ownership and appropriate voting documents from the record shareholder.

Voting Shares Held Directly

If you hold your shares directly, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options: telephone, Internet or mail.

Vote by Telephone:

You may vote your shares by touch-tone telephone using the toll-free number shown on the back of your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please DO NOT return your proxy card.

Vote through the Internet:

You may vote through the Internet. The website for Internet voting is shown on the back of your proxy card. Internet voting is available 24 hours a day, seven days a week. When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, please DO NOT return your proxy card.

Vote by Mail:

If you choose to vote by mail, please mark the enclosed proxy card, date and sign it, detach your meeting admission ticket and return your proxy card in the enclosed postage-paid envelope.

Actions to be Taken by the Proxies

If you hold your shares directly and indicate your voting choices on your proxy card, the persons identified as proxies on the accompanying proxy card will vote your shares according to your instructions. If your proxy card is signed and returned without specifying choices, the proxies intend to vote your shares FOR all of the Board of Directors’ nominees, FOR the approval of the appointment of the independent registered public accounting firm, and ABSTAIN on Proposal 3 relating to the declassification of the Board of Directors.

Directing the Vote of Shares Held in Street Name

If you hold shares in street name, you may direct your vote by submitting your voting instructions to your broker or nominee. Please refer to the voting instructions provided by your broker or nominee. Unless you provide voting instructions, your broker is not permitted to vote your shares on the election of directors or on Proposal 3. Therefore, to be sure your shares are voted, please instruct your broker or other nominee as to how you wish them to vote.

Changing or Revoking Your Proxy Instructions

You may change or revoke your proxy instructions at any time prior to the vote at the Annual Meeting. If you hold your shares directly in your name, you may accomplish this by granting a new proxy (by telephone, Internet or mail)

bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold your shares in street name, you may change or revoke your proxy instructions by properly submitting new voting instructions to your broker or nominee.

Voting By Savings Plan Participants

If you own shares of SCANA common stock as a participant in the SCANA Corporation Stock Purchase Savings Plan, you will receive a proxy card that covers only your plan shares. Proxies executed by plan participants will serve as voting instructions to the plan’s trustee. If you do not vote your SCANA Corporation Stock Purchase Savings Plan shares, your shares will be voted proportionally to the Plan shares voted. As a result of this proportional voting, if only a small percentage of participant shares are voted, the wishes of those participants would determine the vote by the plan’s trustee. Accordingly, the greater the number of participant shares for which participants execute proxies, the more representative the plan trustee’s vote will be.

Voting at the Annual Meeting

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you wish to vote at the meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record prior to the meeting. Directions to the location of the Annual Meeting are on the back of the proxy card included with this mailing and on page 63.

Quorum and Method of Counting Votes

At the close of business on the record date, March 5, 2013, there were 139,100,523 shares of SCANA common stock outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on each proposal.

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions, “withheld” votes and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and either (i) does not have discretionary voting power for that particular proposal, or (ii) chooses not to vote the shares. If you return a broker voting instruction card but do not indicate how you want your broker to vote on election of directors or on Proposal 3, a broker non-vote will occur as to those matters.

If you hold your shares in street name, the broker or nominee is permitted to vote your shares on the approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm even if the broker or nominee does not receive voting instructions from you. However, a broker is not permitted to vote your shares on the election of directors or on Proposal 3 unless you provide voting instructions. Therefore, it is very important that you provide your broker with voting instructions if your shares are held in street name.

Vote Required

Proposal 1 — Election of Directors

The affirmative vote of a plurality of the votes cast is required for the election of directors, subject to the Board of Directors’ policy regarding resignations for directors who do not receive a majority of “FOR” votes. “Plurality” means that if there were more nominees than positions to be filled, the individuals who received the largest number of votes cast for directors would be elected as directors. Because there are the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes indicated as “withheld” and broker “non-votes” will not be cast for nominees and will have no effect on the outcome of the election. If you hold your shares in street name and fail to instruct your broker how to vote, a broker non-vote on election of directors will occur with respect to your shares.

The Board knows of no reason why any of the nominees for director named herein would at the time of election be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy will be voted for such other person or persons as the Board may recommend.

Proposal 2 — Approval of the Appointment of the Independent Registered Public Accounting Firm

The appointment of Deloitte & Touche LLP will be approved if more shares vote for approval than vote against. Accordingly, abstentions and broker “non-votes” will have no effect on the results. If you hold your shares in street name and fail to instruct your broker how to vote, your broker will, nonetheless, have discretionary authority to vote your shares if it chooses to do so.

Proposal 3 — Shareholder Proposal Regarding Repeal of the Classification of the Board of Directors

This proposal is non-binding on us and on our Board of Directors but will be approved if more shares vote for approval than vote against. Marking the proxy card or your broker voting instructions “FOR” indicates support for the proposal; marking the proxy card or your broker voting instructions “AGAINST” indicates lack of support. You may also abstain by marking the “Abstain” box on the proxy card or your broker voting instructions. If you hold your shares in street name and fail to instruct your broker how to vote, a broker non-vote on this proposal will occur with respect to your shares.

Other Business

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the persons identified as proxies on the accompanying proxy card intend to vote the shares represented by proxies in accordance with their best judgment.

PROPOSAL 1 — ELECTION OF DIRECTORS

Effective at the 2013 Annual Meeting of Shareholders, the Board has set the number of directors at nine. The Board is divided into three classes with the members of each class usually serving a three-year term. The terms of the Class II directors will expire at the 2013 Annual Meeting. The Board has decided to nominate the existing Class II directors, Messrs. Marsh, Martin, Micali, and Stowe, for reelection at the 2013 Annual Meeting to serve until the 2016 annual meeting of shareholders, or until their successors are elected and have qualified to serve. Notwithstanding his reelection to a term that expires in 2016, however, Mr. Martin will reach our mandatory retirement age for directors at the 2014 annual meeting of shareholders, and his term will expire at that meeting.

The Board of Directors unanimously recommends a vote FOR all of its director nominees.

Information about Directors and Nominees

The information set forth on the following pages about the nominees and continuing directors has been furnished to us by such persons. Each of the directors, with the exception of Mr. Martin, is also a director of our subsidiary, South Carolina Electric & Gas Company. There are no family relationships among any of our directors, director nominees or executive officers.

NOMINEES FOR DIRECTORS

Class II Directors — Terms to Expire at the Annual Meeting in 20161

Kevin B. Marsh (Age 57) Director since 2011
Mr. Marsh has been employed by SCANA or its subsidiaries for 29 years, and since December 2011 has served as SCANA’s Chairman of the Board and Chief Executive Officer. Since January 2011, he has also served as our President and Chief Operating Officer. He served as our Chief Financial Officer from 1996 to April 2006, and served as a Senior Vice President from 1998 to January 2011. In addition, he served as President of our principal subsidiary, South Carolina Electric & Gas Company, from April 2006 to November 2011.

Joshua W. Martin, III (Age 68) Director since 2009
Mr. Martin has been a partner at the law firm of Potter Anderson & Corroon LLP, located in Wilmington, Delaware, since March 2005, and he also serves as Chair of the firm’s Diversity and Inclusion Committee. From May 1996 to March 2005, Mr. Martin was President of Verizon Delaware, Inc., and President and Chief Executive Officer of its predecessor company, Bell Atlantic Delaware, Inc. Mr. Martin also serves as a director of Southwest Power Pool, Inc. From June 2000 to June 2009, Mr. Martin served as a director, and for a time Vice Chairman, of Nuclear Electric Insurance Ltd., and from December 1990 to February 2007, he served as a director of PNC Bank Delaware.

James M. Micali (Age 65) Director since 2007
Mr. Micali was Chairman and President of Michelin North America, Inc., located in Greenville, South Carolina, from 1996 to August 2008, and he continued to consult for Michelin until October 2009. From 2008 until September 2011, he was of counsel to the law firm Ogletree Deakins, LLC in Greenville, South Carolina. Since 2008, Mr. Micali has been a Senior Advisor to, and a limited partner of, Azalea Fund III of Azalea Capital LLC (a private equity firm), also in Greenville, South Carolina. Mr. Micali has served as a director of Sonoco Products Company in Hartsville, South Carolina since 2003 and has served as their Lead Director since February 2012. Mr. Micali also serves on the board of American Tire Distributors Holding, Inc. in Charlotte, North Carolina. Mr. Micali served on the board of Lafarge North America from 2004 to 2006, and as the Chairman of the South Carolina Chamber of Commerce in 2008, and on the board of Ritchie Bros. Auctioneers in Vancouver, Canada from April 2008 until April 2012.

Harold C. Stowe (Age 66) Director since 1999
Mr. Stowe has served as Managing Member of Stowe-Monier Management, LLC, a private investment company, since July 2007. He retired as interim Dean of the Wall College of Business at Coastal Carolina University in Conway, South Carolina in July 2007, a position he had held since June 2006. From February 2005 to May 2006, Mr. Stowe was retired. Prior to his retirement in February 2005, Mr. Stowe served as President of Canal Holdings, LLC, a forest products company, located in Conway, South Carolina, and its predecessor company, since March 1997. Mr. Stowe also serves on the board of Harris Teeter Supermarkets, Inc., formerly known as Ruddick Corporation, in Charlotte, North Carolina.

[1]	Because Mr. Martin will reach the age of 70 in September 2014, his term as a director will expire in accordance with our articles of incorporation as of the Annual Meeting of Shareholders in 2014.

CONTINUING DIRECTORS

Class I Directors — Terms to Expire at the Annual Meeting in 2015

James A. Bennett (Age 52) Director since 1997
Mr. Bennett has been Executive Vice President and Director of Public Affairs of First Citizens Bank, located in Columbia, South Carolina, since August 2002. From May 2000 to July 2002, he was President and Chief Executive Officer of South Carolina Community Bank, in Columbia, South Carolina. Mr. Bennett serves on the board of Palmetto Health, headquartered in Columbia, South Carolina.

Lynne M. Miller (Age 61) Director since 1997
Ms. Miller co-founded Environmental Strategies Corporation, an environmental consulting firm in Reston, Virginia, in 1986, and served as President from 1986 until 1995, and as Chief Executive Officer from 1995 until September 2003 when the firm was acquired by Quanta Capital Holdings, Inc., a specialty insurer, and its name was changed to Environmental Strategies Consulting LLC. She was Chief Executive Officer of Environmental Strategies Consulting LLC, a division of Quanta Technical Services LLC, from September 2003 through March 2004. From April 2004 through July 2005, she was President of Quanta Technical Services LLC. From August 2005 until her retirement in August 2006, she was a Senior Business Consultant at Quanta Capital Holdings. Since her retirement, Ms. Miller has been an environmental consultant. Ms. Miller served as a director of Adams National Bank, a subsidiary of Abigail Adams National Bancorp, Inc., in Washington, D.C. from May 1998 until October 2008.

James W. Roquemore (Age 58) Director since 2007
Mr. Roquemore is Chief Executive Officer and Chairman of Patten Seed Company, headquartered in Lakeland, Georgia, and General Manager of Super-Sod/Carolina, a company that produces and markets turf grass, sod and seed. He has held these positions for more than five years. Mr. Roquemore is a director of South Carolina Bank and Trust, N.A., and SCBT Financial Corporation. He has served on the Southeast Region and National boards of the Boy Scouts of America. He is the past President and a current board member of the Palmetto Agribusiness Council.

Maceo K. Sloan (Age 63) Director since 1997
Mr. Sloan is Chairman, President and Chief Executive Officer of Sloan Financial Group, Inc., a financial holding company, and Chairman, Chief Executive Officer and Chief Investment Officer of both NCM Capital Management Group, Inc., and NCM Capital Advisers, Inc., investment management companies, in Durham, North Carolina. He has held these positions for more than five years. Mr. Sloan has been the Principal Officer of the NCM Capital Investment Trust since 2007. From 2009 to 2012, Mr. Sloan was Chairman of, and since 1991 has served as a Trustee of, the College Retirement Equities Fund (CREF) Board of Trustees. Mr. Sloan served as Chairman of the Board of M&F Bancorp, Inc., and as a director of its subsidiary, Mechanics and Farmers Bank, in Durham, North Carolina, from June 2005 until December 2008.

CONTINUING DIRECTORS

Class III Directors — Terms to Expire at the Annual Meeting in 20141

Sharon A. Decker (Age 56) Director since 2005
Mrs. Decker has been the Secretary of Commerce for the State of North Carolina since January 2013. Mrs. Decker was the founder and principal of The Tapestry Group, a faith-based, non-profit organization, located in Rutherfordton, North Carolina, from September 2004 until January 2013. Mrs. Decker previously served as President of Tanner Holdings, LLC and Doncaster, apparel manufacturers, from August 1999 until September 2004. Mrs. Decker is a director of Coca-Cola Bottling Company Consolidated, Inc., and Family Dollar Stores, Inc., both in Charlotte, North Carolina.

D. Maybank Hagood (Age 51) Director since 1999
Mr. Hagood has been Chief Executive Officer and President of Southern Diversified Distributors, Inc., a provider of logistic and distribution services, located in Charleston, South Carolina, since November 2003. Mr. Hagood also has been Chief Executive Officer of William M. Bird and Company, Inc., a subsidiary of Southern Diversified Distributors, Inc., a wholesale distributor of floor covering materials, in Charleston, South Carolina, since 1993. He served as President of William M. Bird and Company, Inc., until June 2009.

[1]

Mr. Bill L. Amick is currently a member of Class III but is not shown above because he will reach the age of 70 in May, 2013, and accordingly, his term as a director will expire in accordance with our articles of incorporation as of the 2013 Annual Meeting. Mrs. Decker has informed the Board that she is resigning at the 2013 Annual Meeting as a result of her appointment as the Secretary of Commerce for the State of North Carolina. The Board of Directors has reduced the size of the Board to nine effective with the retirement of Mr. Amick and the resignation of Mrs. Decker so that the Board will have sufficient time to consider board member recruitment.

We believe the combined business and professional experience of our directors, and their various areas of expertise, make them a useful resource to management and qualify them for service on our Board. Many of our directors, including Ms. Miller, Mr. Bennett, Mr. Hagood, Mr. Sloan and Mr. Stowe, have served on our Board for over fourteen years. During their tenures, they have gained considerable institutional knowledge about our Company, its operations, and its various regulators, which has made them effective directors. Because our Company’s operations and business structure are extremely complex and highly regulated, continuity of service and the development of institutional knowledge help make our Board more efficient and effective at developing our long-range plans than it would be if there were frequent turnover in Board membership. When directors reach mandatory retirement age or otherwise leave our Board, we seek replacements who we believe will make significant contributions to our Board for a variety of reasons, including among others, business and financial experience and expertise, business and government contacts, relationship skills, industry knowledge, and diversity.

Mr. Bennett, who has served on our Board since 1997, has been a banker for over 26 years. In 1989, he became the youngest bank president in South Carolina when he was named President of Victory Savings Bank (the predecessor of South Carolina Community Bank), a position he held before joining First Citizens Bank. Mr. Bennett has been actively involved with the Columbia Urban League for more than 27 years, and served as League Chairman in 2000. Mr. Bennett serves on the boards of Palmetto Health and the Knight Foundation. His business experience, coupled with his tenure on our Board, makes him an effective advisor. His high visibility in communities we serve makes him an effective liaison between our Company and members of those communities.

Mrs. Decker’s experience as president of a national apparel manufacturing company, along with her experience serving on the boards of two other public companies, prepared her well to offer our Board and management insights on various aspects of corporate operations, governance and financial matters. Prior to joining our Board, Mrs. Decker served as an executive officer of another public utility. Her role there focused on residential service matters and implementation of demand side management programs, both extremely important to our Company’s future success. All of her experiences provided her with relevant executive-level experience on issues that are important to our Company.

Mr. Hagood has served on our Board since 1999. He is a partial owner of a significant regional business and resides in our Charleston, South Carolina service territory. He brings significant community presence and business development experience to our Board. Mr. Hagood is particularly experienced in economic, environmental, and business development issues facing the manufacturing industry generally, and specifically the issues faced by manufacturers in our state.

Mr. Marsh has served on our Board since January 2011, and he has been employed by the Company or its subsidiaries in various capacities for 29 years. He currently serves as our Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer. Mr. Marsh brings significant, hands-on experience to our Board having served our Company in senior operational and financial positions for almost three decades, as well as having practiced as a certified public accountant for several years prior to joining us. His vast operational and regulatory experience makes him a trusted and experienced advisor for our Board.

Mr. Martin has served on our Board since July 2009. Mr. Martin brings legal and business expertise in the areas of telecommunications, public utilities and governmental relations to our Board. Mr. Martin’s law practice is concentrated on mediation and arbitration and business counseling in the foregoing areas. Mr. Martin also serves as Chair of his law firm’s Diversity and Inclusion Committee. Prior to joining the law firm, Mr. Martin gained operational and regulatory experience serving for 15 years in various capacities, including President of Verizon Delaware and President and Chief Executive Officer of its predecessor, Bell Atlantic Delaware. Prior to that, Mr. Martin served as Chairman of the Delaware Public Service Commission. Mr. Martin is also a physicist by training. Because we operate in a highly regulated industry, Mr. Martin’s regulatory and business experience provides him with operational knowledge and instincts that are useful to us and adds another dimension to our Board’s collective expertise and talents. His former service for nine years on the board of a nuclear insurance company gives him clear insight into nuclear operations, a core business of our Company. Mr. Martin’s focus on diversity fits well with the ongoing commitment to diversity within our Company and is an asset to our continuing efforts in this area.

Mr. Micali’s combination of experience as Chairman and President of a major North American manufacturing company with significant operations in South Carolina, as an attorney, and as a director of other public companies, enables him to offer our Board and management insights on various aspects of corporate operations, governance and financial matters. His past service as Chairman of the South Carolina Chamber of Commerce has provided him with a valuable understanding of business issues facing South Carolina, as well as a large network of business, state and national government contacts, many of whom are, or may be, important resources for our Company.

Ms. Miller, who has served on our Board since 1997, has over 22 years of environmental consulting experience. She founded a successful environmental consulting firm in Reston, Virginia, which she grew to over 180 professional staff. She sold this business in 2003, but continued to serve in various capacities with the firm and its affiliates until her retirement in 2006. Ms. Miller continues to provide services as an environmental consultant, and her experience makes her an astute advisor on the environmental issues facing our Company. Ms. Miller also served on the board of a financial institution which provided her with experience in financial and regulatory matters.

Mr. Roquemore is a past president and current board member of the Palmetto Agribusiness Council. He also served as a Co-Chairman of New Carolina which is South Carolina’s Council on Competitiveness. Mr. Roquemore is a highly successful agricultural business owner who resides in our service territory. His business experience and economic development activities in our state make him an effective advisor on issues unique to us and the customers we serve. His service on the boards of a financial institution and its holding company also give him experience in financial and regulatory matters.

Mr. Sloan, who has served on our Board since 1997, is an attorney and a chartered financial analyst. His experience owning and operating investment management companies and a financial holding company have provided him with an investment background and understanding of global financial matters, all of which make him an important resource to us and to our Audit Committee. Additionally, his service with these companies has provided him with experience in a highly regulated industry, providing him with valuable instincts and insights. His experience serving on the board of a major retirement fund makes him a valuable resource to our Board as well.

Mr. Stowe has significant business experience and has served on our Board since 1999. Mr. Stowe previously served as President of Canal Industries (a forest products company) and also previously held executive and financial positions at Springs Industries. He has over 31 years of executive-level financial and business experience. Mr. Stowe’s extensive executive and financial experience has resulted in the Board designating him as an audit committee financial expert and appointing him as Chair of the Audit Committee.

As mentioned above, five of our directors, Mrs. Decker, Ms. Miller, Mr. Hagood, Mr. Roquemore and Mr. Sloan, are, or were prior to retirement, business owners with financial and operational experience on all levels of their businesses. Each of these directors brings a unique perspective to our Board. Mr. Roquemore’s company is involved in agri-business, and he has extensive contacts in this arena throughout our service areas. Agriculture is the second largest component of the economy in our South Carolina service area, making his knowledge of this sector and his contacts important to us. In addition, five of our directors, Ms. Miller, Mr. Bennett, Mr. Martin, Mr. Roquemore, and Mr. Sloan, are, or have been, directors or executive officers of banks and/or bank holding companies. This service has provided them with meaningful experience in another highly regulated industry, which provides them with valuable instincts and insights that can be translated to our industry.

BOARD MEETINGS — COMMITTEES OF THE BOARD

The Board held eight meetings in 2012, consisting of five Board meetings, one Code of Conduct and Ethics training session, one meeting of the independent directors, and one strategy session. The Board also had a meeting with representatives from the Institute of Nuclear Power Operations at which attendance was not required. Each director attended 100% of all required meetings of the Board and committees of which he or she was a member during 2012 (with the exception of one director who attended 94%). Our directors are expected to attend our annual meeting of shareholders, and all of our directors attended the 2012 annual meeting of shareholders.

The tables below identify the members and briefly summarize the responsibilities of the Board’s committees, which include the Executive Committee, the Human Resources Committee, the Nominating and Governance Committee, the Audit Committee and the Nuclear Oversight Committee. (In 2012, the Board combined the Governance Committee and the Nominating Committee into the Nominating and Governance Committee.) The charters of the Human Resources Committee, the Nominating and Governance Committee and the Audit Committee can be found on SCANA’s website at www.scana.com under the caption, “Company Profile — Corporate Governance,” and copies are also available in print upon request to the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033.

NAME OF COMMITTEE AND MEMBERS	PRINCIPAL FUNCTIONS OF THE COMMITTEE	2012 MEETINGS
HUMAN RESOURCES COMMITTEE M. K. Sloan, Chairman S. A. Decker J. W. Martin, III J. M. Micali H. C. Stowe

•  reviews and makes recommendations to the Board with respect to compensation plans

•  recommends to the Board persons to serve as our senior officers and as senior officers of our subsidiaries

•  recommends to the Board salary and compensation levels, including fringe benefits, for our officers and officers of our subsidiaries

•  approves goals and objectives with respect to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance and sets his compensation based on this evaluation

•  reviews succession and continuity planning with the Chief Executive Officer

•  reviews the investment policies of our Retirement Plan

•  reviews long-term strategic plans and performance in regard to management of human resources, including safety, health, labor/employee relations and equality of treatment

•  reviews our operating performance relative to our bonus and incentive programs

•  reviews management’s Compensation Discussion and Analysis relating to executive compensation prior to its inclusion in our proxy statement

•  approves the inclusion of a Compensation Committee Report in our proxy statement

•  executes the duties and responsibilities, and exercises the authority, set forth in the Human Resources Committee Charter

•  evaluates annually its own performance and the adequacy of its charter

4
NOMINATING AND GOVERNANCE COMMITTEE B. L. Amick, Chairman J. A. Bennett S. A. Decker D. M. Hagood L. M. Miller J. W. Roquemore M. K. Sloan

•  identifies individuals whom the Committee believes are qualified to become Board members in accordance with the nominating criteria set forth below (the “Director Qualification Criteria”), and recommends that the Board select such individuals as nominees to stand for election at each annual meeting of shareholders of SCANA

•  reviews and evaluates all persons recommended by shareholders to be Board nominees for director in accordance with the Director Qualification Criteria

•  evaluates the qualifications and performance of incumbent directors and determines whether to recommend them to the Board for re-election

•  in the case of a Board vacancy (including a vacancy created by an increase in the size of the Board), recommends to the Board in accordance with the Director Qualification Criteria an individual to fill such vacancy either through appointment by the Board or through election by shareholders

•  reviews the independence of SCANA’s directors as defined by the New York Stock Exchange and as set forth in SCANA’s Governance Principles, and makes recommendations to the Board regarding director independence

•  monitors the orientation and education needs of directors and recommends action to the Board, individual directors and management where appropriate

•  reviews the level and form of director compensation and recommends changes to the Board for consideration and approval

•  reviews the level of SCANA stock ownership by directors to determine if each director is in compliance with the Company’s minimum ownership requirement, and, as may be requested and appropriate, grants temporary waivers from such requirements as permitted by SCANA’s Governance Principles

4*

NAME OF COMMITTEE AND MEMBERS	PRINCIPAL FUNCTIONS OF THE COMMITTEE	2012 MEETINGS

•  reviews reports and disclosures of insider and affiliated party transactions and makes recommendations to the Board regarding such transactions

•  evaluates periodically the desirability of, and recommends to the Board, any changes in the size, composition, organization and operational structure of the Board

•  annually, or to fill vacancies, identifies Board members qualified to serve on committees of the Board in accordance with the Board Committee Member Qualifications, and recommends such persons to the Board for appointment to such committees, including a recommended Chairperson for each committee

•  annually, or to fill vacancies, recommends to the Board the appointment of a Lead Director

•  reviews annually membership and responsibilities of Board committees and recommends to the Board any changes that may be appropriate

•  reviews annually and revises as necessary, SCANA’s Governance Principles, taking into account provisions of the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and any other source or sources the Committee deems appropriate

•  initiates and oversees annually an evaluation of (i) the quality, sufficiency and timeliness of information furnished by management to the directors in connection with Board and committee meetings and other activities of the directors, (ii) the Board’s effectiveness, (iii) the composition, organization (including committee structure, membership and leadership) and practices of the Board, (iv) tenure and other policies related to the directors’ service on the Board, and (v) corporate governance matters generally; and recommends action to the Board where appropriate

•  provides guidance and assistance to the Board in performing the Board’s annual self evaluation

•  conducts an annual performance evaluation to compare the performance of the Committee to the requirements of its charter and any other duties or responsibilities delegated to the Committee by the Board and reports to the Board the results of the evaluation, which may take the form of an oral presentation by a member of the Committee to the Board

•  recommends to the Board any improvements to the Committee’s charter that the Committee deems to be necessary or appropriate

•  performs such other duties or responsibilities consistent with the Committee’s charter expressly delegated to the Committee by the Board

AUDIT COMMITTEE (Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934) H. C. Stowe, Chairman** D. M. Hagood J. M. Micali M. K. Sloan

•  periodically meets separately with management, internal auditors and the independent registered public accounting firm to discuss and evaluate the scope and results of audits and our accounting procedures and controls

•  reviews major issues regarding accounting principles and financial statement preparation

•  reviews our financial statements before submission to the Board for approval and prior to dissemination to shareholders, the public or regulatory agencies

•  appoints (subject to ratification by the shareholders) the independent registered public accounting firm

•  sets compensation of independent registered public accounting firm

•  reviews our corporate compliance and risk management programs

•  executes the duties and responsibilities, and exercises the authority, set forth in the Audit Committee Charter

•  constitutes the Qualified Legal Compliance Committee

•  evaluates annually its own performance and the adequacy of its charter

		4
NUCLEAR OVERSIGHT COMMITTEE L. M. Miller, Chairman J. A. Bennett S. A. Decker J. W. Martin, III J. W. Roquemore	• monitors our nuclear operations • meets periodically with our management to discuss and evaluate nuclear operations, including regulatory matters, operating results, training and other related topics • periodically tours the V.C. Summer Nuclear Station and training facilities • reviews with the Institute of Nuclear Power Operations, on a periodic basis, its appraisal of our nuclear operations • periodically presents an independent report to the Board on the status of our nuclear operations • evaluates annually its own performance and the adequacy of its charter	4

NAME OF COMMITTEE AND MEMBERS	PRINCIPAL FUNCTIONS OF THE COMMITTEE	2012 MEETINGS
EXECUTIVE COMMITTEE K. B. Marsh, Chairman B. L. Amick L. M. Miller M. K. Sloan H. C. Stowe	• exercises the powers of the full Board of Directors when the Board is not in session, with the exception of certain powers specifically reserved to the full Board of Directors by statute, and advises the Chief Executive Officer on other matters important to the Company — due to the size of our Board of Directors, and availability of our directors to us, the Executive Committee is rarely required to meet	0

*	During 2012, the Governance Committee met twice, the Nominating Committee met once, and the newly combined Nominating and Governance Committee met once.

**	The Board has determined that Mr. Stowe is an “audit committee financial expert” as defined under Item 407(d)(5) of the Securities and Exchange Commission’s Regulation S-K. Mr. Stowe is independent as defined by the New York Stock Exchange Listing Standards.

GOVERNANCE INFORMATION

Governance Principles

Our Governance Principles can be found on our website at www.scana.com (which is not intended to be an active hyperlink; the information on SCANA’s website is not part of this proxy statement or any report filed with the Securities and Exchange Commission) under the “Company Profile — Corporate Governance” caption, and are also available in print upon request to the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033.

Director Independence

Our Governance Principles require that a majority of our directors be independent under the New York Stock Exchange Listing Standards and under any Director Qualification Standards recommended by the Board of Directors. To be considered “independent” pursuant to the SCANA Director Qualification Standards, a director must be determined by resolution of the Board as a whole, following thorough deliberation and consideration of all relevant facts and circumstances, to have no material relationship with us except that of director and to satisfy the independence standards of the New York Stock Exchange. Under the SCANA Director Qualification Standards, a director is required to be unencumbered and unbiased and able to make business judgments in our long-term interests and those of our shareholders as a whole, to deal at arm’s length with us, and to disclose all circumstances material to the director that might be perceived as a conflict of interest. The Director Qualification Standards are set forth in our Governance Principles, which are available on our website as noted above and further described herein under “Director Qualification Criteria” on page 16.

Our Governance Principles also prohibit Audit Committee members from having any direct or indirect financial relationship with us other than the ownership of our securities and compensation as directors and committee members.

The Board has determined that all of our current directors and director nominees, except Mr. Marsh who is our current Chairman, President, Chief Executive Officer and Chief Operating Officer, are independent under the New York Stock Exchange Listing Standards and our Governance Principles. The Board has also determined that each member of the Audit Committee, Human Resources Committee, and Nominating and Governance Committee is independent under the New York Stock Exchange Listing Standards and our Governance Principles.

Board Leadership Structure, Executive Sessions of Non-Management Directors and Lead Director

Our bylaws provide for a Chairman of the Board, to be chosen by the Board from among its members, who shall, if present, preside at meetings of the shareholders and Board of Directors, who may call special meetings of the shareholders and the Board of Directors, and who shall perform such other duties as may be assigned by the Board. The bylaws also permit the Chief Executive Officer, if he or she is a member of the Board, to be chosen as the Chairman. Our Governance Principles provide for the positions of Chairman and Chief Executive Officer to be held by the same person, and for more than 20 years, our Chief Executive Officer has been chosen as Chairman of the Board.

We believe this leadership structure is appropriate because it has served us well for over 20 years, and because all of our current directors are independent, except Mr. Marsh, who is our Chairman, Chief Executive Officer, President and Chief Operating Officer. Many of our directors also live and work, or have substantial business interests in our service area, and, therefore, have access to information about us and our operations from sources other than our management’s presentations to the Board. Further, South Carolina law and our bylaws make it clear that the business and affairs of the Company are managed under the direction of the Board of Directors, and that management control is subject to the authority of the Board of Directors to appoint and remove any of our officers at any time.

To promote open discussion among themselves, our independent directors meet regularly in executive session without members of management present. The Board annually elects a Lead Director who will preside at all meetings at which the Chairman is not present, including executive sessions of the independent directors held at each regularly scheduled Board meeting. In 2012, Mr. Amick was elected Lead Director to serve until the 2013 Annual Meeting of

Shareholders. The Lead Director also has the authority to call meetings of the independent directors when necessary or appropriate. The Chairs of the Audit, Human Resources, Nuclear Oversight, and Nominating and Governance Committees of the Board each preside as the Chair at meetings of independent directors at which the Lead Director is not present when the principal items to be considered are within the scope of authority of his or her Committee.

Board’s Role in Risk Oversight

As noted above, our business and affairs are managed under the direction of our Board of Directors. This includes the Board’s overseeing the types and amounts of risks undertaken. In discharging its oversight responsibilities, the Board relies on a combination of the business experience of members of the Board and the expertise and business experience of our officers and employees, as well as, from time to time, advice of various consultants and experts. An appropriate balancing of risks and potential rewards with the long-term goals of the Company is, and historically has been, implicit in the decisions and policies of the Board. Because risk oversight is so thoroughly interwoven into the direction of the Board, other than as set forth below, no special provision has been made for that oversight in the Board’s leadership structure.

The Board has established a management-level Risk Management Committee which reports directly to the Audit Committee of the Board. The Risk Management Committee is comprised of ten members, all of whom are at the senior officer or officer level. The Company’s Chief Financial Officer serves as Chair of the Risk Management Committee and supervises the Risk Management Officer, who also serves as the Company’s Treasurer. Committee membership is based on expertise in general business and operational matters, as well as finance, legal, and/or regulatory areas. The Risk Management Officer oversees a staff of eight employees with primary responsibility in the area of risk management.

The Risk Management Committee conducts regularly scheduled meetings at which the Committee receives presentations from management representatives. The Committee also meets on an as needed basis between regularly scheduled meetings. As directed by the Board of Directors, the Committee sets policies and guidelines for risk management. The Committee has also established extensive sub-committees that work closely with management and employees to review, discuss and monitor risks. The use of sub-committees allows expertise to be tailored to the risks of a particular operation.

At each quarterly meeting of the Board, the Audit Committee receives a report from the Risk Management Officer. Both the Chair of the Risk Management Committee and the Risk Management Officer are present at the Audit Committee meetings to provide details of the Committee’s work and respond to questions raised by Audit Committee Members. Also at each quarterly meeting of the Board of Directors, the Audit Committee Chair reports to the full Board any activities or reports of the Risk Management Committee that require the Board’s attention.

Director Nominations Process

The Nominating and Governance Committee recommended to the Board the individuals nominated for director positions at the 2013 Annual Meeting.

The Nominating and Governance Committee will consider for recommendation to the Board as Board of Directors’ nominees, candidates recommended by shareholders if the shareholders comply with the following requirements. If a shareholder wishes to recommend a candidate to the Nominating and Governance Committee for consideration as a Board of Directors’ nominee, such shareholder must submit in writing to the Nominating and Governance Committee the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the SCANA Nominating and Governance Committee, c/o the Corporate Secretary at the Company’s address and must be received no later than 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year’s annual meeting for a potential candidate to be considered as a potential Board of Directors’ nominee. The Nominating and Governance Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will be considered on the same basis as candidates otherwise chosen by the Nominating and Governance Committee.

Director candidates recommended by shareholders will not be considered for recommendation by the Nominating and Governance Committee as potential Board of Directors’ nominees if the shareholder recommendations are received later than 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year’s annual meeting. If the Nominating and Governance Committee chooses not to recommend a shareholder candidate as a Board of Directors’ nominee, or if a shareholder chooses to personally nominate a candidate, the shareholder may come to an annual meeting and nominate a director candidate for election at the annual meeting if the shareholder has given notice of his intention to do so in writing to the SCANA Corporate Secretary at least 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year’s annual meeting. Such shareholder nominations must also comply with the other requirements in our bylaws. Any shareholder may request a copy of the relevant bylaw provision by writing to the Office of the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033. Nominations not made in accordance with these requirements may be disregarded by the presiding officer of the meeting, and upon his instructions, the voting inspectors shall disregard all votes cast for each such nominee.

Independent Director Recruiting Firm

In October 2012, the Nominating and Governance Committee directed management to retain an independent executive recruiting firm to assist the Committee in identifying and evaluating potential director candidates who meet the director qualification criteria discussed below. The process is still in its early stages and the Board has not yet interviewed candidates.

Director Qualification Criteria

In identifying and evaluating potential nominees, the Nominating and Governance Committee Charter directs the Committee to take into account applicable requirements for directors under the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and Director Qualification Standards in our Governance Principles, including our policy that a majority of our directors be independent.

The Nominating and Governance Committee may take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including his or her knowledge, expertise, skills, integrity, judgment, business or other experience and reputation in the business community, the interplay of the candidate’s experience with the experience of other Board members, diversity, and the extent to which the candidate would be a desirable addition to the Board and any committees. Although the Nominating and Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees, the Committee considers racial and gender diversity, as well as diversity in business experience among all of the directors, as part of the total mix of information it takes into account in identifying nominees. Additionally, the Director Qualification Standards set forth in our Governance Principles include the following:

•	Directors must possess and have demonstrated the highest personal and professional ethics, integrity and values consistent with ours;

•	Directors must be unencumbered and unbiased and able to make business judgments in our long-term interests and those of our shareholders as a whole;

•	Directors must deal at arm’s length with us and our subsidiaries and disclose all circumstances material to the director that might be perceived as a conflict of interest;

•	Directors must be committed to the enhancement of the long-term interests of our shareholders;

•	Directors must be willing to challenge the strategic direction of management, exercising mature judgment and business acumen;

•	Directors must be willing to devote sufficient time and care to the exercise of their duties and responsibilities;

•	Directors must possess significant experience in management positions of successful business organizations;

•

Directors who serve as chief executive officers or equivalent positions should not serve on more than two boards of public companies in addition to our Board; other directors should not serve on more than four boards of public companies in addition to our Board; and

•	The term of office of a director who is not a salaried employee of SCANA will expire at the annual meeting next preceding the date on which such director attains age 70.

Our bylaws require that our independent directors hold SCANA common stock equal to the number of shares granted in the five most recent annual retainers, as such retainer may be adjusted from time to time.

Director Share Ownership Requirements

As noted in the Director Qualifications set forth in the preceding section, our bylaws require that our independent directors hold SCANA common stock equal to the number of shares granted in the five most recent annual retainers. Currently, a portion of the retainer fees paid to independent directors is required to be paid in shares of our common stock, which is issued under our Director Compensation and Deferral Plan. For 2012, the number of shares issued to each independent director to satisfy the annual stock retainer was 1,974 shares. As of February, 2013, all independent directors whose terms will continue after the 2013 Annual Meeting or who have been nominated for reelection either met this stock ownership requirement or were on track to meet the requirement by the compliance deadline. Mr. Martin is expected to retire from the Board under our mandatory retirement policy before he is required to meet the stock ownership requirement. All other continuing independent directors who have not yet met this requirement have until the last day of February 2014 to acquire the required level of stock ownership. All subsequently elected independent directors will have six years from the date of their election to the Board to meet the requirement. The Nominating and Governance Committee conducts an annual review of the level of share ownership for each independent director to ensure compliance with the requirement. The Nominating and Governance Committee also has the discretion to grant a temporary waiver of the minimum share ownership requirement if an independent director demonstrates to the Nominating and Governance Committee that such a waiver is appropriate due to a financial hardship or for other good reason.

Under the Director Compensation and Deferral Plan, independent directors may make an annual irrevocable election to defer all or a portion of the annual stock retainer fee into a hypothetical investment in our common stock, with distribution from the plan to be ultimately payable in shares of our common stock. Independent directors may also elect for other fees to be deferred into a hypothetical investment in our common stock under the plan, with distribution from the plan to be ultimately payable in shares of common stock. Shares held directly and amounts deferred pursuant to the Director Compensation and Deferral Plan and denominated in shares are taken into consideration in determining if our independent directors meet the minimum share ownership requirement under our bylaws. See “Director Compensation — Director Compensation and Deferral Plan” on page 54.

Majority Voting for the Election of Directors

In February 2012, our Board amended our Governance Principles to implement a majority voting standard for the election of our directors, pursuant to which each director nominee agrees that, as a condition to being nominated, if, in an uncontested election of directors, such nominee receives a greater number of votes “withheld” from his or her election than votes “for” his or her election, then such nominee will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will consider such tendered resignation, and promptly following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Nominating and Governance Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the Securities and Exchange Commission, the New York Stock Exchange and our Corporate Governance Principles), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

The Nominating and Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Governance

Committee to have substantially resulted in the “withheld” votes. The Board will take formal action on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. Following the Board’s decision on the Nominating and Governance Committee’s recommendation, the Company will promptly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with a full explanation of the process by which the decision was made and, if applicable, the Board’s reason or reasons for rejecting the tendered resignation.

Communications with the Board of Directors, Including Non-Management Directors

Shareholders and other interested parties can communicate with the Board, with the independent directors as a group or with any director by writing to them, c/o Gina Champion, Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, or by sending an e-mail to independentdirectors@scana.com (for correspondence to the independent directors), to chairman@scana.com (for correspondence to the CEO/chairman) or to gchampion@scana.com (for correspondence to a particular director). Interested parties also may communicate with the chair of the following Committees by sending an e-mail to: auditchair@scana.com, humanresourceschair@scana.com, or nomandgovchair@scana.com. The Corporate Secretary may initially review communications to directors and send a summary to the directors, but has discretion to exclude from transmittal any communications that are commercial advertisements or other forms of solicitation or individual service or billing complaints (although all communications are available to the directors at their request). The Corporate Secretary will forward to the directors any communications raising substantive issues.

Prohibition on Margining or Pledging of Shares

In February, 2013, our Board revised the Company’s Insider Trading Policy to prohibit officers, directors, employees and related persons from margining shares of the Company’s common stock. The Company’s Policy already prohibited the pledging of shares. Effective May 1, 2013, further margining of shares will be prohibited and those with shares currently on margin have until May 1, 2014, to remove them from a margin account.

SCANA’s Code of Conduct & Ethics

All of our employees (including the Chief Executive Officer, Chief Financial Officer, President and Controller) and directors are required to abide by the SCANA Code of Conduct & Ethics (the “Code of Conduct”) to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Conduct forms the foundation of a comprehensive process that promotes compliance with corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and a belief in the integrity of our employees. Our policies and procedures cover all areas of business conduct and require adherence to all laws and regulations applicable to the conduct of our business.

The full text of the Code of Conduct is published on our website, at www.scana.com (which is not intended to be an active hyperlink; the information on SCANA’s website is not part of this proxy statement or any report filed with the Securities and Exchange Commission) under the “Company Profile — Code of Conduct” caption, and a copy is also available in print upon request to the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Conduct on our website within two business days following the date of such amendment or waiver.

RELATED PARTY TRANSACTIONS

Our Governance Principles and Nominating and Governance Committee Charter address independence requirements for our directors. As part of our independence analysis, our Nominating and Governance Committee must review and assess any related party transactions involving our directors and their immediate family members and certain of their affiliates as required by the New York Stock Exchange Listing Standards. Our Governance Principles also address director requirements for avoidance of conflicts of interest and disclosure of conflicts of interest or potential conflicts of interest, and prohibit loans or extensions of credit to directors. Our Code of Conduct addresses requirements for avoidance of conflicts of interest by all of our employees. Our Governance Principles, Nominating and Governance Committee Charter and Code of Conduct are all written documents. With the exception of annual director and officer questionnaires, our Governance Principles, our Code of Conduct, and our Nominating and Governance Committee Charter, there are no additional written policies and procedures relating to the review, approval or ratification of related party transactions by the Board.

To help us perform our independence and related party transaction analysis, we require that each senior executive officer, executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members and certain of their affiliates) had or will have a direct or indirect material interest (except for salaries and other compensation and benefits, directors’ fees, and dividends on our stock). It is our general intention to avoid such transactions. Our General Counsel reviews responses to the questionnaires and any other information about related party transactions that may be brought to his attention. We use the questionnaires and the annual Code of Conduct training to help ensure the effective implementation and monitoring of compliance with such policies and procedures. If any such related party transactions are disclosed, they are reviewed by the Nominating and Governance Committee pursuant to the requirements of its Charter. If appropriate, any such transactions are submitted to the Board for approval.

The Nominating and Governance Committee does not use any formal written standards in determining whether to submit a related party transaction to the Board for approval. As noted above, we attempt to avoid such transactions altogether. On the rare occasions when such transactions have arisen, our Nominating and Governance Committee, which is comprised of a majority of our independent Board members, reviewed the proposed or actual transactions and utilized their business judgment to determine which of them should be submitted for review to the full Board. In practice, all such transactions that have arisen in recent years have been reviewed by the full Board, even when they were well below the threshold for proxy statement disclosure and below the threshold at which director independence could be compromised.

The types of transactions that have been reviewed in the past include the purchase and sale of goods, services or property from companies for which our directors serve as executive officers or directors, and the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors. During the year ended December 31, 2012, there were no such transactions that required reporting to the Board.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the amounts of our common stock beneficially owned on February 26, 2013, by each director, each nominee, each person named in the Summary Compensation Table on page 39, and all directors and executive officers as a group.

Name of Beneficial Owner		Amount and Nature of Beneficial Ownership(1)(2)(3)(4)(5)	Percent of Class
K. B.	Marsh	40,258	*
J. E.	Addison	19,095	*
S. A.	Byrne	20,945	*
G. J.	Bullwinkel, Jr.	53,574	*
R. T.	Lindsay	1,685	*
B. L.	Amick	14,972	*
J. A.	Bennett	3,364	*
S. A.	Decker	6,186	*
D. M.	Hagood	1,211	*
J. W.	Martin, III	66	*
J. M.	Micali	1,000	*
L. M.	Miller	4,312	*
J. W.	Roquemore	14,100	*
M. K.	Sloan	2,540	*
H. C.	Stowe	3,387	*
All executive officers and directors as group (22 persons)		378,761	*

*Less	than 1%

(1)	Includes shares purchased through February 26, 2013 by the Trustee under the SCANA Corporation Stock Purchase Savings Plan.

(2)	Hypothetical shares acquired under the Director Compensation and Deferral Plan are not included in the above table. These hypothetical shares do not have voting rights. As of February 26, 2013, the following directors had acquired the following numbers of hypothetical shares: Messrs. Amick — 33,992; Bennett — 31,966; Hagood — 14,360; Martin — 6,164; Micali — 18,153; Roquemore — 11,803; Sloan — 43,970; Stowe — 29,556; and Ms. Miller — 45,391.

(3)	Hypothetical shares acquired under the Executive Deferred Compensation Plan are not included in the above table. These hypothetical shares do not have voting rights. As of February 26, 2013, the following officers had acquired the following numbers of hypothetical shares: Messrs. Marsh — 6,853; Addison — 713; Byrne — 19,891; and Bullwinkel — 13,995.

(4)	Includes shares owned by close relatives and/or shares held in trust for others, as follows: Mr. Amick — 480; and other executive officers as a group — 10,816.

(5)	Mrs. Decker holds 6,139 shares in a brokerage equity line of credit account in which, as of February 20, 2013, approximately 3,070 shares were margined. In light of Mrs. Decker’s expected resignation in April 2013, it is not anticipated that she will have to comply with the Company’s new policy prohibiting pledging or margining of shares.

FIVE PERCENT BENEFICIAL OWNERSHIP OF SCANA COMMON STOCK

The following table provides information about persons known by us to be the beneficial owners of more than five percent of our common stock as of December 31, 2012. This information was obtained from Schedules 13G filed with the Securities and Exchange Commission and we have not independently verified it.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
SCANA Corporation Stock Purchase Savings Plan Bank of America, N.A., as Trustee 1300 Merrill Lynch Drive Third Floor Pennington, NJ 08534	13,737,404	(1)	10.4
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	9,360,629	(2)	7.10
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	7,850,853	(3)	5.95
State Street Corporation One Lincoln Street Boston, MA 02111	6,643,039	(4)	5.0

(1)	The SCANA Corporation Stock Purchase Savings Plan has shared power to vote and dispose of these shares. Employees have the opportunity to give voting instructions to the plan trustee with respect to shares held in their accounts, and the trustee is required to vote the shares in accordance with such instructions.

(2)	In its most recently filed Schedule 13G BlackRock, Inc. reported sole voting and dispositive power with respect to all 9,360,629 shares.

(3)	In its most recently filed Schedule 13G The Vanguard Group, Inc. reported sole voting power with respect to 284,382 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 7,642,371 shares, and shared dispositive power with respect to 208,482 shares.

(4)	In its most recently filed Schedule 13G State Street Corporation reported shared voting and dispositive power with respect to all 6,643,039 shares.

EXECUTIVE COMPENSATION

Compensation Committee Processes and Procedures

Our Human Resources Committee, which is comprised entirely of independent directors, administers our senior executive compensation program. Compensation decisions for all senior executive officers are approved by the Human Resources Committee and recommended by the Committee to the full Board for final approval. The Committee considers recommendations from our Chairman and Chief Executive Officer in setting compensation for senior executive officers.

In addition to attendance by members of the Human Resources Committee, the Committee’s meetings are also regularly attended by our Chairman and Chief Executive Officer, our Senior Vice President of Administration and our Vice President of Human Resources. However, at each meeting, the Committee also meets in executive session without members of management present. The Chairman of the Committee reports the Committee’s recommendations on executive compensation to the Board of Directors. Our Human Resources, Tax and Finance Departments support the Human Resources Committee in its duties, and the Committee may delegate authority to these departments to fulfill administrative duties relating to our compensation programs.

The Committee has the authority under its charter to retain, approve fees for, and terminate advisors, consultants and others as it deems appropriate to assist in the fulfillment of its responsibilities. Prior to 2012, the Committee has, however, historically not retained its own compensation consultant, but rather has used relevant information provided to us by our consultant. The Committee uses this information to assist it in carrying out its responsibilities for overseeing matters relating to compensation plans and compensation of our senior executive officers. Using information provided by a national compensation consultant helps assure the Committee that our policies for compensation and benefits are competitive and aligned with utility and general industry practices. Currently, Towers Watson serves as management’s executive officer and director compensation consultant. During 2012, Towers Watson’s aggregate fees in connection with advice relating to executive officer and director compensation were $140,249.

In addition to providing services related to executive officer and director compensation in 2012, Towers Watson also provided non-executive compensation consulting services to the Company. The non-executive compensation consulting services provided by Towers Watson in 2012 included actuarial services and pension plan advice, financial analysis and disclosure consulting, and welfare benefits consulting. During 2012, Towers Watson’s fees for these additional services were $722,303. Requests for such non-executive compensation consulting services are made to Towers Watson by persons below the executive officer level within the departments of our Company that have a need for such services, and those requests are made without the involvement of our senior management or other personnel who may be associated with Towers Watson’s engagement in connection with executive compensation consulting. The decision to engage Towers Watson for both the executive and the non-executive compensation consulting services was made by management. The Board approved management’s engagement of Towers Watson for the executive compensation consulting. Although the Board was made aware of the Company’s use of Towers Watson for the non-executive compensation services, the Board was not asked to, and did not, approve the engagement of Towers Watson for the non-executive compensation services.

In 2012, the Committee engaged the services of its own independent compensation consultant, Pearl Meyer & Partners, to perform an evaluation of compensation data previously provided by management’s compensation consultant. The Committee believes that the engagement of its own independent compensation consultant will eliminate the appearance of a potential conflict of interest which arises because management’s consultant also performs other services for the Company. Because the Committee’s engagement of its consultant was late in the year, the evaluation of the prior data did not begin until January 2013, therefore no fees were billed in 2012. Pearl Meyer & Partners does not perform additional services for the Company.

The Compensation Committee has assessed the independence of each of Towers Watson and Pearl Meyer & Partners pursuant to Securities and Exchange Commission rules. Based on this assessment, the Committee determined that Towers Watson’s provision of non-executive compensation services creates the potential for an appearance of a conflict of interest. Nonetheless, the Committee found that management has effectively managed the potential for a conflict of interest such that no actual conflict arose. The Committee also determined that Pearl Meyer & Partners’ work for the Compensation Committee does not raise any conflict of interest and would be beneficial in avoiding future conflicts as a result of management’s consultant providing non-executive compensation services.

Compensation Committee Interlocks and Insider Participation

During 2012, decisions on various elements of executive compensation were made by the Human Resources Committee. No officer, employee, former officer or any related person of SCANA or any of its subsidiaries served as a member of the Human Resources Committee.

The directors who served on the Human Resources Committee during 2012 were:

Mr. Maceo K. Sloan, Chairman

Mrs. Sharon A. Decker

Mr. James A. Bennett (served until May 3, 2012)

Mr. D. Maybank Hagood (served until May 3, 2012)

Mr. Joshua W. Martin, III

Mr. James M. Micali

Ms. Lynne M. Miller (served until May 3, 2012)

Mr. James W. Roquemore (served until May 3, 2012)

Mr. Harold C. Stowe

Compensation Risk Assessment

Our Human Resources, Risk Management, and Legal Departments jointly reviewed our compensation policies and procedures to determine whether they present a significant risk to the Company. Our annual incentive compensation plans for all employees are structured such that appropriate limits are in place to discourage excessive risk taking. In addition, all leadership level employees who are in a position to effect significant policies or projects have compensation at risk on both a short- and long-term basis, which we believe discourages excessive risk taking and encourages supervision of any risk related activities by other employees. Our compensation programs and policies, including our senior executive officer share ownership requirements, reward consistent, long-term performance by heavily weighting leadership level compensation to long-term incentives that reward stock, financial, and operating performance. Based on this review we have concluded that our compensation policies and procedures for all employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Discussion and Analysis

Objectives and Philosophy of Executive Compensation

Our senior executive compensation program is designed to support our overall objective of increasing shareholder value by:

•	Hiring and retaining premier executive talent;

•	Having a pay-for-performance philosophy that links total rewards to achievement of corporate, business unit and individual goals, and places a substantial portion of pay for senior executives at-risk;

•	Aligning the interests of executives with the long-term interests of shareholders through long-term equity-based incentive compensation; and

•

Ensuring that the elements of the compensation program focus on and appropriately balance our financial, customer service, operational and strategic goals, all of which are crucial to achieving long-term results for our shareholders.

We have designed our compensation program to reward senior executive officers for their individual and collective performance and for our collective performance in achieving target goals for growth in basic earnings per share and total shareholder return and other annual and long-term business objectives. We believe our program performs a vital role in keeping executives focused on improving our performance and enhancing shareholder value while rewarding successful individual executive performance in a way that helps to assure retention.

The following discussion provides an overview of our compensation program for all of our senior executive officers (for 2012, a group of 12 people who are at the level of senior vice president and above), as well as a specific discussion of compensation for our Chief Executive Officer, our Chief Financial Officer and the other executive officers named in the Summary Compensation Table that follows this “Compensation Discussion and Analysis.” In this discussion, we refer to the executives named in the Summary Compensation Table as “Named Executive Officers.”

Principal Components of Executive Compensation

During 2012, senior executive compensation consisted primarily of three key components: base salary, short-term cash incentive compensation, and long-term equity-based incentive compensation (under the shareholder-approved Long-Term Equity Compensation Plan). We also provide various additional benefits to senior executive officers, including health, life and disability insurance plans, retirement plans, change in control arrangements, limited perquisites, and, if appropriate, severance and termination benefits. The Human Resources Committee makes its decisions about how to allocate senior executive officer compensation among base salary, short-term cash incentive compensation and long-term equity-based incentive compensation on the basis of market information and analysis provided by management’s compensation consultant, and our goals of remaining competitive with the compensation practices of a group of surveyed companies and of linking compensation to our corporate performance and individual senior executive officer performance. We also evaluate the market information for specific positions to ensure we account for internal equity considerations. At the Committee’s discretion, information used or provided by management, or provided by management’s consultant to assist the Committee in making its decisions, may be reviewed by the Committee’s independent compensation consultant, Pearl Meyer & Partners.

A more detailed discussion of each of these components of senior executive officer compensation, the reasons for awarding such types of compensation, the considerations in setting the amounts of each component of compensation, the amounts actually awarded for the periods indicated, and various other related matters is set forth in the sections below.

Factors Considered in Setting Senior Executive Officer Compensation

Use of Market Surveys and Peer Group Data

We believe it is important to consider comparative market information about compensation paid to executive officers of other companies in order to remain competitive in the executive workforce marketplace. We want to be able to attract and retain highly skilled and talented senior executive officers who have the ability to carry out our short- and long-term goals. To do so, we must be able to compensate them at levels that are competitive with compensation offered by other companies in our business or geographic marketplace that seek similarly skilled and talented executives. Accordingly, we consider market survey results in establishing target compensation levels for all components of compensation. The market survey information is provided to us approximately every other year by management’s compensation consultant. In years in which management’s consultant does not provide us with market survey information, and when we require updated information, our process may be to apply an aging factor to the prior year’s information with assistance from management’s consultant, based on its experience in the marketplace. Compensation decisions for 2012 were based on a compensation survey performed in 2011 by management’s compensation consultant, Towers Watson. Prior to the consultant’s conducting the market study, we assist our consultant in matching our positions with benchmark positions in its database by comparing the specific responsibilities of our positions with the benchmark duties. If our consultant is unable to find an exact match for one of our positions in the consultant’s database due to variances in duties and/or position level, we may assist our consultant in identifying on the most similar position. The market survey information may then be adjusted upward or downward as necessary to match the position as closely as possible.

Our goal is to set base salary and short- and long-term incentive compensation for our senior executive officers at the median (50th percentile) of compensation paid for similar positions by the companies included in the market surveys. We set our target at the median because we believe this target will meet the requirements of most of the persons we seek to hire and retain in our geographic area, and because we believe it is fair both to us and to the executives. Variations to this objective may, however, occur as dictated by the experience level of the individual, internal equity and market factors. We do not set a target level for broad-based benefits for our senior executive officers, but we believe our broad-based benefits are approximately at the median.

The companies included in the market surveys are a group of utilities and general industry companies of various sizes in terms of revenue. Approximately half of the companies included in the 2011 market survey had substantially the same levels of annual revenues as we had, while the remainder had revenues ranging from one-third to not greater than 3.8 times our revenues. Market survey results for positions may be size-adjusted using regression analysis to account for these differences in company revenues, which in turn are viewed as a proxy for measuring the relative scope and complexity of the business operations.

The companies included in the 2011 market survey we used in connection with setting base salaries and short- and long-term incentive compensation for 2012, and the states in which they are headquartered are listed below:

Utility Industry: AGL Resources, Inc. (GA); Alliant Energy Corporation (WI); Ameren Corporation (MO); Avista Corp. (WA); CenterPoint Energy, Inc. (TX); CMS Energy Corporation (MI); Dominion Resources, Inc. (VA); DPL, Inc. (OH); Duke Energy Corporation (NC); Edison International (CA); Entergy Corporation (LA); FirstEnergy Corporation (OH); Hawaiian Electric Industries, Inc. (HI); NextEra Energy, Inc. (FL); Northeast Utilities (CT); NV Energy, Inc. (NV); OGE Energy Corporation (OK); Pepco Holdings, Inc. (DC); Pinnacle West Capital Corporation (AZ); PNM Resources, Inc. (NM); Portland General Electric Co. (OR); PPL Corporation (PA); Progress Energy, Inc. (NC); Public Service Enterprise Group, Inc. (NJ); Sempra Energy (CA); Southern Company (GA); TECO Energy, Inc. (FL); Westar Energy, Inc. (KS); Wisconsin Energy Corporation (WI); Xcel Energy, Inc (MN).

General Industry: Armstrong World Industries, Inc. (PA); Avery Dennison Corp. (CA); Ball Corporation (CO); Cameron International Corp. (TX); Eastman Chemical Co. (TN); Ecolab Inc. (MN); Goodrich Corporation (NC); Hanesbrands, Inc. (NC); The Hershey Company (PA); Level 3 Communications, Inc. (CO); ManTech International Corporation (VA); Mattel, Inc. (CA); MeadWestvaco Corporation (VA); Pitney Bowes, Inc. (CT); Rockwell Automation, Inc. (WI); Rockwell Collins, Inc. (IA); Sealed Air Corporation (NJ); Snap-on, Inc. (WI); Sonoco Products Company (SC); Steelcase Inc. (MI); Terex Corp. (CT); The Scotts Miracle-Gro Company (OH); The Sherwin-Williams Co. (OH); Unisys Corporation (PA); USG Corporation (IL).

We believe the utilities included in our market survey are an appropriate group to use for compensation comparisons because they align well with our revenues, the nature of our business and workforce, and the talent and skills required for safe and successful operations. We believe the additional non-utility companies included in our market survey are appropriate to include in our comparisons because they align well with our revenues, and are the types of companies that might be expected to seek executives with the same general skills and talents as the executives we are trying to attract and retain in our geographic area. The companies we use for comparisons may change from time to time based on the factors discussed above.

To make comparisons with the market survey results, we generally divide all of our senior executive officers into utility and non-utility executive groups — that is, executive officers whose responsibilities are primarily related to utility businesses and require a high degree of technical or industry-specific knowledge (such as electrical engineering, nuclear engineering or gas pipeline transmission), and those whose responsibilities are more general and do not require such specialized knowledge (such as business, finance, and other corporate support functions). We then attempt to match to the greatest degree possible our positions with similar positions in the survey results. For positions that do not fall specifically into the utility group, we may blend the survey results to achieve what we believe is an appropriate comparison.

We also use performance data covering a larger peer group of utilities in determining long-term equity incentive compensation under our shareholder-approved Long-Term Equity Compensation Plan, as discussed under “Long-Term Equity Compensation Plan.”

Personal Qualifications

In addition to considering market survey comparisons, we consider each senior executive officer’s knowledge, skills, scope of authority and responsibilities, job performance and tenure with us as a senior executive officer.

Mr. Marsh has been our Chairman and Chief Executive Officer since December 2011, and he has also served as our President and Chief Operating Officer since January 2011. Prior to January 2011, he served as our Senior Vice President from 1998 to January 2011, and as our Chief Financial Officer from 1996 to April 2006. He previously served as President of South Carolina Electric & Gas Company (“SCE&G”), our largest subsidiary from April 2006 to November 2011, and as SCE&G’s Chief Operating Officer from April 2006 to January 2011. Mr. Marsh previously practiced as a certified public accountant and has been with us for 29 years. As our Chief Executive Officer, Mr. Marsh has responsibility for strategic planning, development of our senior executive officers and oversight of our operations.

Mr. Addison was appointed Executive Vice President of SCANA in January 2012, and he has served as our Chief Financial Officer since April 2006. Prior to January 2012, Mr. Addison had served as a Senior Vice President since 2006 and Vice President of Finance from 2001 to 2006. As Chief Financial Officer, he is responsible for all of our financial operations, including accounting, risk management, treasury, regulatory affairs, investor relations, shareholder services, taxation and financial planning, as well as our information technology functions. Mr. Addison is a certified public accountant, and has been with us for 21 years.

Mr. Byrne is an Executive Vice President of SCANA, as well as President, Generation and Transmission and Chief Operating Officer of SCE&G. He is also responsible for our fossil/hydro operations. In these positions, he is responsible for overseeing all of our activities related to fossil/hydro and nuclear power, including nuclear plant operations, emergency planning, licensing, and nuclear support services, as well as overseeing construction of our new nuclear facilities. He has over 28 years experience in the nuclear industry, and he has also held a Nuclear Regulatory Commission Senior Reactor Operator’s license. Mr. Byrne has been with us for 17 years.

Mr. Bullwinkel is a Senior Vice President of SCANA, as well as President and Chief Operating Officer of our subsidiary, SCANA Energy Marketing, Inc., and President of our subsidiaries, SCANA Communications, Inc. and ServiceCare, Inc. During 2012, he was also responsible for senior executive oversight of our subsidiary, Public Service Company of North Carolina, Incorporated, d/b/a PSNC Energy. In these positions, he is responsible for overall operations of each of these subsidiaries. Mr. Bullwinkel has been with us for 42 years.

Mr. Lindsay is a Senior Vice President and the General Counsel of SCANA and its subsidiaries. He is responsible for oversight of all legal, legal regulatory, environmental, and corporate secretary functions. Mr. Lindsay has been with us for 4 years and has more than 35 years experience as an attorney, which includes more than 20 years serving in a General Counsel role.

Other Factors Considered

In addition to the foregoing information, we consider the fairness of the compensation paid to each senior executive officer in relation to what we pay our other senior executive officers. Our Human Resources Committee also considers recommendations from our Chairman and Chief Executive Officer in setting compensation for senior executive officers.

We review our compensation program and levels of compensation paid to all of our senior executive officers, including the Named Executive Officers, annually and may make adjustments based on the foregoing factors as well as other subjective factors.

In 2012, our Human Resources Committee reviewed summaries of compensation components (“tally sheets”) for all of our senior executive officers, including the Named Executive Officers. These tally sheets reflect changes in compensation from the prior year, if any, and affix dollar amounts to each component of compensation. Although the Committee did not make any adjustments to executive compensation in 2012 based solely on its review of the tally sheets, it intends to continue to use such tally sheets in the future to review each component of the total compensation package, including base salaries, short- and long-term incentives, severance plans, insurance, retirement and other benefits, as a factor in determining the total compensation package for each senior executive officer.

Timing of Senior Executive Officer Compensation Decisions

Annual salary reviews are routinely conducted and any adjustments are made, and short- and long-term incentive compensation awards are routinely granted, in February of each year at the first regularly scheduled Human Resources Committee and Board meetings. Determinations also are made at those meetings as to whether to pay out awards under the most recently completed cycle of long-term equity-based incentive compensation. Compensation determinations also may be made by the Committee at its other quarterly meetings in the case of newly hired executives, promotions of employees, or adjustments of existing employees’ compensation that could not be deferred until the February meeting. We routinely release our annual and quarterly earnings information to the public in conjunction with the quarterly meetings of our Board.

Base Salaries

Senior executive officer base salaries are divided into grade levels based on market data for similar positions, experience and certain internal equity considerations. The Human Resources Committee believes it is appropriate to set base salaries at a reasonable level that will provide executives with a predictable income base. Accordingly, base salaries are targeted at the median (50th percentile) of the market survey data. The Human Resources Committee reviews base salaries annually and makes adjustments, if appropriate, on the basis of an assessment of individual performance, relative levels of accountability, prior experience, breadth and depth of knowledge, changes in market compensation practices as reflected in market survey data, and relative compensation levels within our Company. In February 2012, certain of the Named Executive Officers received base salary increases in the following percentages: Mr. Addison, 13%; Mr. Byrne, 13%; Mr. Bullwinkel, 3%; and Mr. Lindsay, 10%. Mr. Marsh’s salary was adjusted in late 2011, so no increase was made in 2012. Such increases were based on individual performance and the degree to which the Named Executive Officers’ base salary was below the market rate for their position and certain internal equity considerations.

Short-Term and Long-Term Incentive Compensation

Our senior executive officer compensation program provides for both short-term incentive compensation in the form of annual cash incentive compensation, and long-term equity-based incentive compensation payable at the end of periods which have historically lasted three years. Both our Short-Term Annual Incentive and Long-Term Equity Compensation Plans promote our pay-for-performance philosophy, as well as our goal of having a meaningful amount of pay at-risk, and we believe both plans provide us a competitive advantage in recruiting and retaining top quality talent.

We believe the Short-Term Annual Incentive Compensation Plan provides our senior executive officers with an annual stimulus to achieve short-term individual and business unit or departmental goals and short-term corporate earnings goals that ultimately help us achieve our long-term corporate goals. We believe the long-term equity-based incentive compensation counterbalances the emphasis of short-term incentive compensation on short-term results by focusing our senior executive officers on achievement of our long-term corporate goals, provides additional incentives for them to remain our employees by ensuring that they have a continuing stake in the long-term success of the Company, and significantly aligns the interests of senior executive officers with those of shareholders.

Short-Term Annual Incentive Plan

Our Short-Term Annual Incentive Plan provides financial incentives for performance in the form of opportunities for annual incentive cash payments. Participants in the Short-Term Annual Incentive Plan include not only our senior executive officers, but also approximately 240 additional employees, including other officers, senior management, division heads and other professionals whose positions or levels of responsibility make their participation in the plan appropriate. Our Chief Executive Officer recommends, and the Human Resources Committee approves, the performance measures, operational goals and other terms and conditions of incentive awards for senior executive officers, including the Named Executive Officers.

The Committee reviews and approves target short-term incentive levels at its first regularly scheduled meeting each year based on percentages assigned to each executive salary grade. Actual short-term incentive awards are based both on the Company’s achieving pre-determined financial and business objectives in the coming year, and on each senior executive officer’s level of performance in achieving his or her individual financial and strategic objectives. The Committee selected these performance metrics because it believes they are key measures of financial and operational success, and that achieving our earnings and strategic goals supports the interests of our shareholders. In assessing accomplishment of objectives, the Committee considers the difficulty of achieving each objective, unforeseen obstacles or favorable circumstances that might have altered the level of difficulty in achieving the objective, overall importance of the objective to our long-term and short-term goals, and importance of achieving the objective to enhancing shareholder value. Changes in annual target short-term incentive levels can be made if there are changes in the senior executive officer’s salary grade level that warrant a target change.

In the discretion of the Committee, the plan allows for an increase or decrease in short-term incentive award payouts, but cumulative adjustments to target award payouts for all participants may not increase or decrease overall award levels by more than 50%. Individual awards may nonetheless be decreased or eliminated if the Human Resources Committee determines that actual results warrant a lower payout.

For each of our Named Executive Officers, the Short-Term Annual Incentive Plan placed equal emphasis on the following financial and business objectives for 2012:

•	Our achieving earnings per share targets set to reflect our published earnings per share guidance; and

•

The executive officer’s level of performance in helping us achieve our annual business objectives relating to one or more of the following four critical success factors: cost effective operations, profitable growth, excellence in customer service, and developing our people.

The estimated possible payouts that could have been earned under the 2012 awards if performance objectives were met at threshold, target and maximum levels are set forth in the “2012 Grants of Plan-Based Awards” table. The 2012 Short-Term Annual Incentive Plan payouts based on our achieving our earnings per share target and business objectives, and our Named Executive Officers’ achieving their individual objectives, are reflected in the Summary Compensation Table on page 39 under the column “Non-Equity Incentive Plan Compensation.”

Earnings per Share Component of 2012 Annual Incentive Award

Up to 50% of the total 2012 annual incentive award would be earned based on the extent to which we met our earnings per share goals as set forth below:

	25% of EPS Component Earned at	35.8% of EPS Component Earned at	46.4% of EPS Component Earned at	57.2% of EPS Component Earned at	67.8% of EPS Component Earned at	78.6% of EPS Component Earned at	89.2% of EPS Component Earned at	100% of EPS Component Earned at
Basic earnings per share	$3.10	$3.11	$3.12	$3.13	$3.14	$3.15	$3.16	$3.17

Our actual basic earnings per share for 2012 were $3.20, which resulted in our senior executive officers, and the other participants in the Short-Term Annual Incentive Plan, earning 100% of the earnings per share component of the 2012 annual incentive award.

Individual Strategic Objectives Component of 2012 Annual Incentive Award

The remaining 50% of the 2012 annual incentive award was based on our Named Executive Officers’ level of performance in helping us achieve our annual business objectives by achieving their individual performance objectives relating to one or more of our critical success factors. All of our Named Executive Officers have responsibilities related to our critical success factors although they may be weighted differently each year to reflect current initiatives. The extent to which each Named Executive Officer’s individual strategic objectives depended upon our achieving one or more of our critical success factors was weighted according to the extent to which the executive was responsible for results of the objectives. The weightings assigned to the business objectives for each Named Executive Officer for 2012 are shown in the table below:

2012 Weightings Assigned to Each Business Performance Objective

for Named Executive Officers

Objective	Mr. Marsh	Mr. Addison	Mr. Byrne	Mr. Bullwinkel	Mr. Lindsay
Financial Results	50%	50%	50%	50%	50%
Cost Effective Operations	10%	45%	40%	20%	30%
Profitable Growth	30%	5%	10%	30%	—
Customer Service	—	—	—	—	20%
Developing our People	10%	—	—	—	—

We achieved our business objectives and our senior executive officers achieved their individual strategic objectives. Accordingly, we made 100% payouts to our senior executive officers, including all of our Named Executive Officers, except Mr. Addison, with respect to the business and individual strategic objectives portions of the Plan. Although Mr. Addison earned a 100% payout on his individual and business objectives portion of the award, he requested a 10% reduction to align his payout with similar reductions in payouts for certain employees reporting to him, which resulted in his receiving a 90% payout. As further discussed below under the caption “—Discretionary Bonus Award,” we also made a discretionary bonus award equal to 25% of actual Short-Term Annual Incentive Plan awards to each of our senior executive officers, including our Named Executive Officers, as permitted by the Plan, with the exception of Mr. Byrne, whose discretionary award was equal to 50% of his actual Short-Term Annual Incentive Plan award.

Individual Strategic Objectives on which 2012 Annual Incentive Awards were Based

Our four critical success factors — cost effective operations, profitable growth, excellence in customer service, and developing our people — included the following components, which were included in business unit objectives: meeting customer growth challenges, excelling in customer service, focusing on employee safety and wellness, maintaining gas and electric system reliability, and addressing changing and challenging regulatory requirements. The individual strategic objectives the Human Resources Committee considered with respect to one or more of our critical success factors in determining short-term incentive awards for the Named Executive Officers were as follows:

Mr. Marsh’s award was based on the successful completion of the organizational transition related to his new role as Chairman and Chief Executive Officer; the completion of a strategic analysis of our significant business investments; oversight of our new nuclear development; and the development and implementation of a new strategic planning process for our major subsidiaries.

Mr. Addison’s award was based on the development and implementation of multi-year financing plans for our Company and its major operating subsidiaries; the development and execution of successful regulatory programs for our largest subsidiary; and the development and implementation of cost reduction and cost control strategies for our Company and all subsidiaries.

Mr. Byrne’s award was based on our achieving a pre-determined accident frequency rate at our fossil/hydro generation facilities; attaining the Combined Construction and Operating License (“COL”) for our new nuclear units and pouring initial safety related concrete; completing updated regulatory filings with updated costs and construction schedule after receipt of the COL; preparing and filing an updated Integrated Resource Plan; and evaluating a strategy for a specific new consumer driven technology.

Mr. Bullwinkel’s award was based on his efforts to oversee our deregulated gas subsidiary’s business strategy to continue to serve a specific market or develop a successful transition to minimize the impact of the loss of the specific market share; successful resolution of long-standing contract issues with a commodity vendor; implementation of new programs and systems at Public Service Company of North Carolina, Incorporated; expansion of our subsidiary SCANA Communications, Inc.; and oversight of a wholesale power strategy for South Carolina Electric & Gas Company through identified contract negotiations.

Mr. Lindsay’s award was based on preparing and implementing a revised succession plan for the Company’s legal department; oversight of the successful implementation of our environmental management system at an additional fossil/hydro facility; and reviewing and updating regulatory-related policies.

Discretionary Bonus Award

A 25% discretionary bonus award for eligible participants in our Short-Term Annual Incentive Plan was recommended to our Human Resources Committee by our Chief Executive Officer, and both the Human Resources Committee and the Board approved the discretionary award. In making its decision to approve the discretionary award, the Human Resources Committee took into account the fact that, on management’s recommendation, the Committee had exercised discretion to reduce awards under the Short-Term Annual Incentive Plan for the 2011 Plan year because certain objectives, which were not measured by the Plan, were not achieved. The Committee also determined that, in order to follow the Company’s philosophy of paying for performance, discretionary awards for 2012 were appropriate to reward operational and administrative achievements, some of which were as follows:

•	We exceeded our publicly disclosed earnings per share target goal for 2012;

•	Our Total Shareholder Return ranking moved from the 22nd percentile at the end of 2011 to the 66th percentile at the end of 2012;

•

Despite substantial operational and administrative challenges, our operations and maintenance expenses were under budget by approximately $8 million, with no resulting negative impact on our commitment to safety, reliability, or customer service;

•	We received our Combined Operating Licenses for our two new nuclear units and maintained our Institute of Nuclear Power Operations rating of 1 for our existing nuclear plant;

•

Several of our subsidiaries received national awards during the year, including Public Service Company of North Carolina, Incorporated’s ranking in the top five of the J.D. Power residential customer satisfaction survey for the fifth consecutive year, and South Carolina Electric & Gas Company receiving the Environmental Protection Agency’s Excellence in Site Reuse Award; and

•	We developed and implemented a new five-year strategic planning process which resulted in organizational changes to ensure efficiencies across multiple subsidiaries.

In addition to the above, one of our Named Executive Officers, Mr. Byrne, received the maximum discretionary award permitted by the Plan, representing 50% of his actual Short-Term Annual Incentive Plan target payout, to reward him for his efforts and achievements associated with our new nuclear construction project. Specifically, Mr. Byrne’s leadership over the last several years has resulted in the successful conclusion of a multi-year nuclear licensing process, and his extraordinary project management for our new nuclear construction project has been instrumental in moving the project forward. In addition to leading our new nuclear construction project, Mr. Byrne continued to provide executive leadership for our other electric generation subsidiaries.

Long-Term Equity Compensation Plan

The potential value of long-term equity-based incentive compensation opportunities comprises a significant portion of the total compensation package for senior executive officers and key employees. The Human Resources Committee believes that emphasizing this component of total compensation provides the appropriate long-range focus for senior executive officers and other key employees who are charged with responsibility for managing the Company and achieving success for our shareholders because it links the amount of their compensation to our business and financial performance.

A portion of each senior executive officer’s potential compensation consists of awards under the Long-Term Equity Compensation Plan. The types of long-term equity-based compensation the Human Resources Committee may award under the Plan include incentive and nonqualified stock options, stock appreciation rights (either alone or in tandem with a related stock option), restricted stock, restricted stock units, performance units and performance shares. In recent years, our long-term equity-based awards have been in the form of performance shares, restricted stock, and restricted stock units. These long-term equity-based awards are granted subject to satisfaction of specific performance goals and vesting schedules. For the 2010-2012, the 2011-2013, and the 2012-2014 performance periods, awards under the Long-Term Equity Compensation Plan consisted of 80% performance shares and 20% restricted stock units. The Committee has not awarded stock options since 2002 and has no plans to do so in the foreseeable future, and the Committee has not awarded any stock appreciation rights under the Plan.

We believe awards of performance shares align the interests of our executives with those of shareholders because the value of such awards is tied to our achieving financial and business goals that would be expected to affect the value of our common stock. We believe awards of restricted stock and restricted stock units align the interests of our executives with those of shareholders in that they ensure a long-term view of success, and we believe the three year vesting schedule aids in retention of executives. Although restricted stock units do not have the same risk of forfeiture for failure to meet performance thresholds associated with performance shares, they have no upside potential for payout above target level.

Performance Share Awards

The Human Resources Committee has been granting performance share awards that are earned, if at all, over a three-year period that is measured in three one-year cycles based on comparative total shareholder return and earnings per share components. Performance share awards based on these components place a portion of executive compensation at risk because executives are compensated pursuant to the awards only when the objectives for Total Shareholder Return (“TSR”) and earnings growth are met. Additionally, comparing our TSR to the TSR of a group of other companies reflects our recognition that investors could have invested their funds in other entities and measures how well we performed over time when compared to others in the group.

Performance share awards are denominated in shares of our common stock. The number of target performance shares into which awards are denominated is calculated by multiplying the Named Executive Officer’s base salary by a target percentage based on positions cited in the market survey data and dividing the product by a valuation factor applied to our opening stock price on the date of grant. The target percentage is derived from market survey data of the peer companies listed above under “Factors Considered in Setting Senior Executive Officer Compensation — Use of Market Surveys and Peer Group Data.” The valuation factor is provided to us by management’s compensation consultant and is intended as a means to establish a grant date salary equivalent value that takes into consideration such factors as dividend treatment, potential for maximum performance, and the treatment of awards upon termination. Performance share awards may be paid in stock or cash or a combination of stock and cash at the Committee’s discretion, but are most frequently paid in cash. In recent years, all payouts have been in cash. Payouts are based on the closing market price of our stock on the last business day of the three-year performance period.

2010-2012 Performance Share and Restricted Stock Unit Awards

For the 2010-2012 period, we granted awards under the Long-Term Equity Compensation Plan to each of the Named Executive Officers comprised of a combination of 80% performance shares and 20% restricted stock units.

Components of 2010-2012 Performance Share Awards

For the 2010-2012 period, the components on which we based performance share awards to senior executive officers were as follows: (1) our TSR relative to the TSR of a peer group of companies; and (2) a growth in earnings component based on growth in “GAAP-adjusted basic net earnings per share from operations” as that term is used in the Company’s periodic reports and external communications1. TSR over the performance period was equal to the change in our common stock price, plus cash dividends paid on our common stock during the period, divided by the common stock price as of the beginning of the period. One half of target performance shares were based on the TSR component, and one half were based on the growth in earnings component.

Performance measurement and award determinations for the performance shares for the 2010-2012 period were made on an annual basis with vesting and payment of awards being deferred until after the end of the three-year period. Accordingly, payouts under the 2010-2012 three-year period were earned for each year that performance goals were met during the three-year period, but vesting and payment were deferred until the end of the three-year period and were contingent upon the participant still being employed with us at the end of the three-year period, subject to certain exceptions in the event of retirement, death or disability. Payouts would also have been accelerated in the event of certain change in control events. See “ — Potential Payments Upon Termination or Change in Control.”

[1]	GAAP-adjusted basic net earnings per share from operations provides a consistent basis upon which to measure performance from year to year. GAAP-adjusted basic net earnings per share from operations has historically excluded from earnings such items as the effects arising from the Company’s adoption of new accounting guidance, the favorable settlement of certain litigation, and the effects of sales of certain investments. Management uses this measure when determining earnings guidance and growth projections and when making resource allocation and other budgetary and operational decisions.

Performance Criteria for the 2010-2012 Performance Share Awards and Earned and Vested Awards for the 2010-2012 Performance Period

Payouts based on the TSR component of the 2010-2012 performance share awards were scaled according to our ranking against a peer group of utilities. Executives could earn threshold payouts (equal to 25% of target award) for each year of the three-year period in which we ranked at the 25th percentile in relation to the peer group’s TSR performance for the one-year cycle. Target payouts (equal to 100% of target award) could be earned for each year of the three-year period in which we ranked at the 50th percentile in relation to the peer group’s TSR performance for the one-year cycle. Maximum payouts (equal to 175% of target award) could be earned for each year of the three-year period in which our performance ranked at or above the 90th percentile in relation to the peer group’s TSR performance for the one-year cycle. Payouts were scaled between 25% and 175% based on the actual percentile achieved. No payout could be earned if our performance was less than the 25th percentile, and no payouts could exceed 175% of the target award. Threshold, target and maximum payouts at the 25th, 50th and 90th percentiles were used because these generally matched the levels used by the companies in the market survey data which was provided by management’s previous executive compensation consultant and consisted of utilities who were considering new nuclear construction projects.

The peer group of utilities with which we compared our TSR for the 2010-2012 period are set forth below:

Alliant Energy Corporation; Ameren Corporation; American Electric Power; Avista Corporation; Centerpoint Energy Inc.; CMS Energy Corporation; Consolidated Edison, Inc.; Dominion Resources, Inc.; DTE Energy Company; Duke Energy Corporation; Edison International; Entergy Corporation; Exelon Corporation; FirstEnergy Corp.; Great Plains Energy, Inc.; Hawaiian Electric Industries, Inc.; Integrys Energy Group, Inc.; NextEra, Inc.; NiSource Inc.; Northeast Utilities; NorthWestern Corporation; NV Energy; OGE Energy Corp.; Pepco Holdings, Inc.; PG&E Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; PPL Corporation; Public Service Enterprise Group, Inc.; Southern Company; TECO Energy, Inc.; UIL Holdings Corporation; UNS Energy Corporation; Vectren Corporation; Westar Energy, Inc.; Wisconsin Energy Corporation; XCEL Energy, Inc.

The number of utilities included in the peer group used for TSR comparisons is larger than the number included in the market survey utility peer group we use for purposes of setting base salary and short- and long-term incentive targets because information about TSR is publicly available for a larger number of utilities. We include only utilities in the TSR peer group because we have assumed that shareholders would measure our performance against performance of other utilities in which they might have invested.

For the first, second and third years of the 2010-2012 period, our TSR was at the 47th, 22nd and 66th percentiles, respectively, which resulted in an award on the TSR component being earned at 91%, 0% and 130% for the respective years, vesting and payment of which was deferred until the end of the three-year period as discussed above. The overall payout of the TSR portion of the shares, which occurred in February 2013, was 74%.

With respect to the growth in earnings component for the 2010-2012 period, executives could earn threshold payouts (equal to 25% of target award) for each year in the three-year period in which growth in GAAP-adjusted basic net earnings per share from operations equaled 1%. Executives could earn target payouts (equal to 100% of target award) for each year in which such growth equaled 4%, and maximum payouts (equal to 175% of target award) for each year in which such growth equaled or exceeded 7%. Payouts were scaled between 25% and 175% based on the actual growth in GAAP-adjusted basic net earnings per share from operations. No payouts could be earned for any year in which growth in GAAP-adjusted basic net earnings per share from operations was less than 1%, and no payouts could exceed 175% of target award.

For the first, second and third years of the 2010-2012 period, our growth in GAAP-adjusted basic net earnings per share from operations was 4.9%, less than 1%, and 6.3%, respectively, which resulted in a 122.5%, 0% and 157.5% award on the earnings per share component being earned for the respective years, payment of which was deferred until the end of the three-year period as discussed above. The overall payout of the GAAP-adjusted basic net earnings per share from operations portion of the shares, which occurred in February 2013, was 93%.

The overall payout of the total TSR and GAAP-adjusted basic net earnings per share from operations components of the performance share awards for the 2010-2012 cycle, which occurred in February 2013, was 84%, and is reflected in the “2012 Option Exercises and Stock Vested” table on page 42.

2010-2012 Restricted Stock Unit Awards

The 2010-2012 restricted stock unit awards were granted on February 11, 2010, and were based on the fair market value of our common stock on the date of grant. The restricted stock units were subject to a three-year vesting period, and were not performance based. The restricted stock units did not have voting rights prior to vesting, and were subject to forfeiture in the event of termination of employment prior to the end of the vesting period, subject to exceptions for retirement, death, disability, or change in control. Information about vesting of the restricted stock unit award component of the 2010-2012 awards is reflected in the “2012 Option Exercises and Stock Vested” table on page 42. The restricted stock units were paid in cash in February 2013.

2011-2013 Performance Share and Restricted Stock Unit Awards

For the 2011-2013 period, we again granted awards under the Long-Term Equity Compensation Plan to each of the Named Executive Officers comprised of a combination of 80% performance shares and 20% restricted stock units.

Components of 2011-2013 Performance Share Awards

The components on which we based the 2011-2013 performance share awards were the same as those used for the 2010-2012 period, consisting of one half to be earned based on our level of achieving TSR targets and the remaining one half to be earned based on our level of achieving growth in GAAP-adjusted basic net earnings per share from operations targets. Performance measurement and award determination for the performance shares for the 2011-2013 period will also be made on an annual basis with payment of awards being deferred until after the end of the three-year period on the same terms as for the 2010-2012 awards. See “Components of 2010-2012 Performance Share Awards.”

Performance Criteria for the 2011-2013 Performance Share Awards and Earned Awards for the 2011 and 2012 Performance Cycles

For the half of performance shares based on our level of achieving TSR targets, the performance criteria and the TSR peer group of utilities used for the 2011-2013 period are the same as those used for the 2010-2012 period as discussed above under “Performance Criteria for the 2010-2012 Performance Share Awards and Earned and Vested Awards for the 2010-2012 Performance Period.”

For the first and second years of the 2011-2013 period, our TSR was at the 22nd and 66th percentiles, which resulted in no award on the TSR component being earned for the first year and 130% being earned for the second year, payment of which will be deferred until the end of the three-year period, as discussed above.

For the half of performance shares based on our level of achieving growth in GAAP-adjusted basic net earnings per share from operations targets, the performance criteria are somewhat different for the 2011-2013 period than they were for the 2010-2012 period, as explained below.

In the third quarter of 2010, as approved by SCE&G’s state regulatory commission, we implemented a pilot weather normalization adjustment mechanism for our electric business. The purpose for this change was to help mitigate the effects of abnormal weather on customer bills, and to perhaps also cause our earnings to be more predictable for shareholders. Consistent with this weather normalization adjustment, for the grants made in February 2011, the Board determined that it would be appropriate to adjust the calculation of the growth in GAAP-adjusted basic net earnings per share from operations component of performance awards to eliminate the impact of abnormal weather on our 2010 earnings. Because the weather normalization adjustment was not retroactive for prior grants, the award outcomes on the GAAP-adjusted basic net earnings per share from operations component of performance awards for the year 2011 in the 2010-2012 period varies from the outcome for the year 2011 in the 2011-2013 period.

Also, in February 2011, in accordance with the Company’s publicly announced long-term earnings targets, the GAAP-adjusted basic net earnings per share from operations component for 2011 performance awards was adjusted from the 4% target used for awards for the 2010-2012 period to a 3% target. Therefore, executives could earn target payouts (equal to 100% of target award) for each year in which such growth equaled 3%. Threshold and maximum awards did not change from those used for the 2010-2012 period.

For the first and second years of the 2011-2013 period, our growth in GAAP-adjusted basic net earnings per share from operations was 3.1% and 6.3%, respectively, which resulted in 101.9% and 161.9% of awards on the earnings per share component being earned for the respective years, payment of which will be deferred until the end of the three-year period as discussed above. The 2010 GAAP-adjusted basic net earnings per share from operations component for determining 2011 growth in such earnings was $2.92, which reflects a reduction of $0.07 of weather related earnings. Absent the 2010 adjustment of $0.07, the earned award for 2011 would have been zero.

See the “Outstanding Equity Awards at 2012 Fiscal Year-End” table on page 41 or information about the number and value of performance shares that have been earned for the first and second years of the 2011-2013 period, but have not vested.

2011-2013 Restricted Stock Unit Awards

The 2011-2013 restricted stock unit awards were granted on February 11, 2011, and were based on the fair market value of our common stock on the date of grant. The restricted stock units are subject to a three-year vesting period, and are not performance based. The restricted stock units have the same terms as the 2010-2012 restricted stock units as discussed above under “2010-2012 Restricted Stock Unit Awards.” Information about the restricted stock unit awards outstanding at the end of 2012 is provided in the “Outstanding Equity Awards at 2012 Fiscal Year-End” table on page 41.

2012-2014 Performance Share and Restricted Stock Unit Awards

For the 2012-2014 period, we again granted awards under the Long-Term Equity Compensation Plan to each of the Named Executive Officers comprised of a combination of 80% performance shares and 20% restricted stock units. See the “2012 Grants of Plan-Based Awards” table on page 40.

Components of 2012-2014 Performance Share Awards

The components on which we based the 2012-2014 performance share awards were the same as those used for the 2010-2012 period, consisting of one half to be earned based on our level of achieving TSR targets and the remaining one half to be earned based on our level of achieving growth in GAAP-adjusted basic net earnings per share from operations targets. Performance measurement and award determination for the performance shares for the 2012-2014 period will also be made on an annual basis with payment of awards being deferred until after the end of the three-year period on the same terms as for the 2010-2012 awards. See “Components of 2010-2012 Performance Share Awards.”

Performance Criteria for the 2012-2014 Performance Share Awards and Earned Awards for the 2012 Performance Cycle

For the half of performance shares based on our level of achieving TSR targets, the performance criteria, and the TSR peer group of utilities used for the 2012-2014 period are again the same as those used for the 2010-2012 and 2011-2013 periods as discussed above under “Performance Criteria for the 2010-2012 Performance Share Awards and Earned and Vested Awards for the 2010-2012 Performance Period” and “Performance Criteria for the 2011-2013 Performance Share Awards and Earned Awards for the 2011 and 2012 Performance Cycles.”

For the first year of the 2012-2014 period, our TSR was at the 66th percentile, which resulted an in an award on the TSR component being earned at 130% for the first year.

For the half of performance shares based on our level of achieving growth in GAAP-adjusted basic net earnings per share from operations targets, the performance criteria for threshold and maximum award payouts are again the same for the 2012-2014 period as those used for the 2011-2013 period as discussed above under “Performance Criteria for the 2011-2013 Performance Share Awards and Earned Awards for the 2011 and 2012 Performance Cycles.” However, the performance criteria for target award payout was increased to 4%.

For the first year of the 2012-2014 period, our growth in GAAP-adjusted basic net earnings per share from operations was 6.3%, which resulted in a 157.5% award on the earnings per share component being earned for the first year, payment of which will be deferred until the end of the three-year period as discussed above.

See the “Outstanding Equity Awards at 2012 Fiscal Year-End” table on page 41 for information about the number and value of performance shares that have been earned for the first year of the 2012-2014 period, but have not vested.

2012-2014 Restricted Stock Unit Awards

The 2012-2014 restricted stock unit awards were granted on February 15, 2012, and were based on the fair market value of our common stock on the date of grant. The restricted stock units are subject to a three-year vesting period, and are not performance based. The restricted stock units have the same terms as the 2010-2012 restricted stock units as discussed above under “2010-2012 Restricted Stock Unit Awards.” Information about the restricted stock unit awards granted for the 2012 three-year period is provided in the “2012 Grants of Plan-Based Awards” table on page 40. See also the “Outstanding Equity Awards at 2012 Fiscal Year-End” table on page 41.

2013 Compensation

For a number of years, including 2012 as discussed under “—Short-Term Annual Incentive Plan,” on page 27, half of the annual cash incentive payments under the Short-Term Annual Incentive Plan have been earned based on the extent to which we met designated earnings per share targets, and the other half of the payments have been earned based on our Named Executive Officers and the other participants in the plan achieving their individual performance objectives relating to one or more of our critical success factors.

In reviewing awards under the Short-Term Annual Incentive Plan over the past several years at its October 2012 and February 2013 meetings, however, the Human Resources Committee determined that the Short-Term Annual Incentive Plan did not provide sufficient flexibility to appropriately reward individual participants for achieving or exceeding personal performance or business unit objectives, or to sufficiently penalize individual participants for failing to adequately achieve such objectives. The Committee also took into account the fact that, on management’s recommendation, the Committee had decreased the earnings per share payout of the 2011 Short-Term Annual Incentive Plan for all participants in 2012 by 25%, despite the fact that the earnings per share component of the award was earned at a higher level, because certain cost control objectives had not been achieved.

During 2012, management redesigned its strategic planning process and, based on comments from the Human Resources Committee, incorporated a process to make individual and business unit objectives and incentive goals more specific, measurable and more closely aligned with our strategic plan. As a result of the new strategic planning process and the development of new incentive goals, management made a recommendation to the Committee, which was adopted by the Committee, to base a greater percentage of short-term incentive awards on individual and business unit performance criteria over which the participants have significant control, rather than on earnings per share metrics over which participants may have less control. The Committee reasoned that requiring participants to develop more detailed and challenging goals, that included financial measures in addition to the earnings per share component, may reduce any disconnect between the short-term annual incentive award and personal and business unit performance. In addition, the Committee believed that placing a greater emphasis on individual and business unit performance objectives would create a better incentive for participants to achieve goals that will help us to achieve our critical success factors, which, in the long term, would be expected to help us increase our profitability and increase shareholder returns.

Accordingly, for 2013, the Committee amended the Short-Term Annual Incentive Plan to provide that 25% of the annual cash incentive payments under the Plan will be earned based on the extent to which we meet designated earnings per share goals, and the other 75% of the payments will be earned based on our Named Executive Officers and the other participants achieving individual and business unit performance objectives approved by the Committee, all of which will relate to one or more of our critical success factors.

Retirement and Other Benefit Plans

We currently sponsor the following retirement benefit plans:

•	A tax qualified defined benefit retirement plan (the “Retirement Plan”);

•	A nonqualified defined benefit Supplemental Executive Retirement Plan (the “SERP”);

•	A tax qualified defined contribution plan (the “401(k) Plan” also known as the “SCANA Corporation Stock Purchase Savings Plan”); and

•	A nonqualified defined contribution Executive Deferred Compensation Plan (the “EDCP”).

All employees who have met eligibility requirements may participate in the Retirement Plan and the 401(k) Plan.

The SERP and the EDCP are designed to provide a benefit to senior executive officers who participate in the Retirement Plan or 401(k) Plan (our tax qualified retirement plans) and whose participation in those tax qualified plans at the same percentage of salary as all other employees is otherwise limited by government regulation. The SERP and EDCP participants are provided with the benefits to which they would have been entitled under the Retirement Plan or 401(k) Plan had their participation not been limited. At present, certain senior executive officers, including the Named Executive Officers, are participants in the SERP and/or EDCP. The SERP is described under the caption “Potential Payments Upon Termination or Change in Control — Retirement Benefits — Supplemental Executive Retirement Plan” on page 49 and the EDCP is described under the caption “2012 Nonqualified Deferred Compensation — Executive Deferred Compensation Plan” on page 44. We provide the SERP and EDCP benefits because they allow our senior executive officers the opportunity to defer the same percentage of their compensation as other employees. We also believe, based on market survey data, that these plans are necessary to make our senior executive officer retirement benefits competitive.

We also provide other benefits such as medical, dental, life and disability insurance, which are available to all of our employees. In addition, we provide our executive officers with additional long-term disability insurance and retiree term life insurance.

Termination, Severance and Change in Control Arrangements

Our retirement and benefit plans include provisions that provide for payments to our senior executive officers, including our Named Executive Officers, in the event of a change in control of our Company. These arrangements, including the triggering events for payments and possible payment amounts, are described under the caption “Potential Payments Upon Termination or Change in Control.” We believe that these arrangements are not uncommon for executives at the level of our Named Executive Officers and senior executive officer participants, including executives of the companies included in our compensation market survey information. We believe these arrangements are important factors in attracting and retaining our senior executive officers by assuring them financial and employment status protections in the event control of our Company changes. We believe such assurances of financial and employment protections help free executives from personal concerns over their futures, and thereby, can help to align their interests more closely with those of shareholders in negotiating transactions that could result in a change in control.

Perquisites

We provide limited perquisites to senior executive officers as summarized below.

Company Aircraft

The Company owns two turboprop aircraft for the use of officers and managers in their travels to various operations throughout our service areas, as well as to meet with regulatory bodies, industry groups, financial groups, and to conduct other Company business. Our senior executive officers may use our aircraft for business purposes on a non-exclusive basis. Our aircraft are also used, if necessary, to transport directors to and from meetings and committee meetings of the Board of Directors. Spouses or close family members of directors and senior executive officers occasionally accompany a director or senior executive officer on the aircraft when the director or executive officer is flying for our business purposes. On rare occasions, a senior executive officer may use our aircraft for personal use that is not in connection with a business purpose. We impute income to the executive for certain expenses related to such use.

For purposes of determining total 2012 compensation, we valued the aggregate incremental cost of the personal use of our aircraft, if any, using a method that takes into account the variable expenses associated with operating the aircraft, which variable expenses are only incurred if the planes are flying. The following items are included in our aggregate incremental cost: aircraft fuel and oil expenses per hour of flight; maintenance, parts and external labor (inspections and repairs) per hour of flight; landing/parking/flight planning services expenses; crew travel expenses; and supplies and catering.

Medical Examinations

We offer all employees who participate in our health plans a preventive annual medical examination at no cost. Additionally, in order that we might plan for any executive-level health related retirements or resignations, we also provide each of our senior executive officers the opportunity to have a comprehensive annual medical examination from Duke University, the Medical University of South Carolina, or the physician of his or her choice.

Security Systems

We offer installation and provide monitoring of home security systems for our senior executive officers. Because we operate a nuclear facility and provide essential services to the public, we believe we have a duty to help assure uninterrupted and safe operations by protecting the safety and security of our senior executive officers. We provide such installation and monitoring at more than one home for some senior executive officers.

Other Perquisites

We provide a taxable allowance to our senior executive officers for financial counseling services, including tax preparation and estate planning services. We value this benefit based on the actual charges incurred. We also pay the fees and monthly dues for club memberships for senior executive officers which are used exclusively for business purposes. We sometimes invite spouses to accompany directors and senior executive officers to our quarterly Board meetings because we believe social gatherings of directors and senior executive officers in connection with these meetings increases collegiality.

Accounting and Tax Treatment of Compensation and Other Discussion

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code establishes a limit on the tax deductibility of annual compensation in excess of $1,000,000 for certain senior executive officers, including the Named Executive Officers. Certain performance-based compensation approved by shareholders is not subject to the tax deduction limit. Our Long-Term Equity Compensation Plan is currently qualified so that most performance-based awards under that Plan constitute compensation that is not subject to Section 162(m). Our Annual Short-Term Incentive Plan does not meet Section 162(m) tax deductibility requirements. To maintain flexibility in compensating senior executive officers in a manner designed to promote various corporate goals, the Human Resources Committee has not adopted a policy that all compensation must be tax deductible. Because Mr. Marsh’s salary reached the $1,000,000 threshold, we may not deduct a portion of his compensation for tax purposes. The Human Resources Committee considered these tax effects in connection with its deliberations on senior executive compensation.

Accounting for Stock Based Compensation

Beginning January 1, 2006, we began accounting for stock based compensation in accordance with the requirements of FASB ASC Topic 718. All stock based compensation awards since 2009 have been accounted for as liability awards.

Financial Restatement

Although we have never experienced such a situation, our Board of Directors’ policy would be to consider, on a case-by-case basis, a retroactive adjustment to any cash or equity-based incentive compensation paid to our senior executive officers where payment was conditioned on achievement of certain financial results that were subsequently restated or otherwise adjusted in a manner that would reduce the size of a prior award or payment.

Security Ownership Guidelines for Executive Officers

At its February 2010 meeting, the Board established minimum stock ownership guidelines for senior executive officers with a title of Senior Vice President and above. The Board determined that the Chief Executive Officer will be required to hold a minimum of five times his or her annual base salary in the form of SCANA common stock and that all other senior executive officers will be required to hold a minimum of three times their annual base salary in the form of SCANA common stock. Current senior executive officers have until February 2015 to acquire sufficient shares to meet the minimum stock ownership requirement. Any newly elected Chief Executive Officer or Senior Vice President have a period of five years from election to meet the required minimum ownership requirement. Once a senior executive officer complies with the minimum ownership guidelines, compliance will not be jeopardized by fluctuations in the price of the Company’s common stock as long as the senior executive officer has not sold shares of the Company’s common stock which were included to meet the minimum ownership requirements. The Human Resources Committee of the Board monitors compliance with the policy, and also has the authority to grant a temporary waiver of the minimum share ownership requirement upon demonstration by the senior executive officer that, due to a financial hardship or other good reason, he or she cannot meet the requirement. For purposes of meeting the applicable guidelines, the following will be considered SCANA common stock: (i) shares held directly; (ii) stock held in any defined contribution, employee stock ownership plan or other stock-based plan; (iii) performance shares/units under an incentive or base salary deferral plan; (iv) performance shares/units earned and/or deferred in any long-term incentive plan account; and (v) vested and unvested restricted stock and restricted stock unit awards. The Board directed that the Company institute appropriate policies and administrative processes to ensure the minimums are effectively monitored and communicated with annual reports to the Human Resources Committee. As of February 2013, all senior executive officers met the minimum stock ownership guidelines or were on track to meet the guidelines by the compliance dates.

Non-binding Shareholder Advisory Votes on Executive Compensation and Frequency of Votes on Executive Compensation

Pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934 and related Securities and Exchange Commission regulations, at our 2011 annual meeting of shareholders, we submitted to our shareholders a non-binding advisory vote on approval of executive compensation and a non-binding advisory vote on whether to hold the non-binding advisory vote on executive compensation every year, every two years, or every three years. At its August 2011 meeting the Human Resources Committee took into consideration that 93.8% of the shares voting on the non-binding advisory vote on executive compensation had voted in favor of the proposal, and based on the favorable support, the Committee concluded that no material changes were necessary in 2012 with respect to such compensation. The Committee also took into consideration that, of the shares voting on the non-binding advisory vote on frequency of the vote on executive compensation, more shares voted in favor of a three year frequency than on either of the other frequency alternatives, and, accordingly, has set the current frequency of the non-binding advisory vote on executive compensation at three years.  The next such vote will be at the 2014 annual meeting of shareholders.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement. Based on that review and discussion, the Human Resources Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission, and included in this proxy statement.

Maceo K. Sloan (Chairman)

Sharon A. Decker

Joshua W. Martin, III

James M. Micali

Harold C. Stowe

SUMMARY COMPENSATION TABLE

The following table summarizes information about compensation paid or accrued during 2012, 2011 and 2010 to our Chief Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers during 2012. (As noted in the Compensation Discussion and Analysis, we refer to these persons as our Named Executive Officers.)

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)		Bonus ($)(2) (d)		Stock Awards ($)(3) (e)		Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5) (h)		All Other Compensation ($)(6) (i)		Total ($) (j)
K. B. Marsh, Chief Executive Officer, President and Chief Operating Officer	2012 2011 2010	$ $ $	1,000,000 703,923 580,000	$ $ $	225,000 0 0	$ $ $	2,460,789 1,319,474 869,987	— — —	$ $ $	900,000 344,866 377,000	$ $ $	295,453 176,145 103,087	$ $ $	88,740 68,947 57,631	$ $ $	4,969,982 2,613,355 1,987,705
J. E. Addison, Executive Vice President and Chief Financial Officer	2012 2011 2010	$ $ $	516,462 459,952 412,500	$ $ $	91,875 0 0	$ $ $	826,840 576,631 515,637	— — —	$ $ $	330,750 209,250 247,500	$ $ $	149,679 85,830 50,995	$ $ $	50,066 50,813 44,844	$ $ $	1,965,672 1,382,476 1,271,476
S. A. Byrne, Executive Vice President	2012 2011 2010	$ $ $	516,462 463,077 445,000	$ $ $	183,750 0 0	$ $ $	826,840 576,631 556,278	— — —	$ $ $	367,500 209,250 267,000	$ $ $	170,360 97,692 58,017	$ $ $	49,483 49,768 45,095	$ $ $	2,114,395 1,396,418 1,371,390
G. J. Bullwinkel, Jr., Senior Vice President	2012 2011 2010	$ $ $	477,865 465,000 465,000	$ $ $	72,000 0 0	$ $ $	614,191 576,631 581,256	— — —	$ $ $	288,000 209,250 279,000	$ $ $	185,864 205,457 161,761	$ $ $	69,417 73,474 46,830	$ $ $	1,707,337 1,529,812 1,533,847
R. T. Lindsay Senior Vice President	2012 2011 2010	$ $ $	380,019 348,077 330,000	$ $ $	57,750 0 0	$ $ $	492,632 381,934 362,957	— — —	$ $ $	231,000 144,375 181,500	$ $ $	54,447 50,723 39,046	$ $ $	37,104 37,530 57,404	$ $ $	1,252,952 962,639 970,907

(1)	Base salary increases for our Named Executive Officers are discussed under “— Compensation Discussion and Analysis — Base Salaries” beginning on page 27.

(2)	No discretionary bonus awards under the Short-Term Annual Incentive Plan were granted for 2010 or in 2011. For 2012, discretionary bonus awards were granted as permitted under the 2012 Short-Term Annual Incentive Plan, which are discussed in further detail under “— Compensation Discussion and Analysis — Short-Term Annual Incentive Plan — Discretionary Bonus Award” on page 29.

(3)	The information in this column relates to performance share and restricted stock unit awards (liability awards) under the Long-Term Equity Compensation Plan. This plan is discussed under “— Compensation Discussion and Analysis — Long-Term Equity Compensation Plan” beginning on page 30. The amounts in this column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The value of performance share awards is based on the probable outcome of performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For 2012, the maximum values of the performance shares, assuming the highest levels of performance, would be as follows: Mr. Marsh $3,431,379; Mr. Addison $1,152,995; Mr. Byrne $1,152,995; Mr. Bullwinkel $856,458; and Mr. Lindsay $686,983. The assumptions made in the valuation of stock awards are set forth in Note 9 to our audited financial statements for the year ended December 31, 2012, which are included in our Form 10-K for the year ended December 31, 2012, and this proxy statement.

(4)	Payouts under the Short-Term Annual Incentive Plan were based on the levels at which we achieved earnings per share and business objectives and at which our Named Executive Officers achieved their individual financial and strategic objectives, as discussed in further detail under “ — Compensation Discussion and Analysis — Short-Term Annual Incentive Plan” beginning on page 27.

(5)	The aggregate change in the actuarial present value of each Named Executive Officer’s accumulated benefits under SCANA’s Retirement Plan and Supplemental Executive Retirement Plan from the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes with respect to the audited financial statements for the covered fiscal year shown, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. These plans are discussed under “— Compensation Discussion and Analysis — Retirement and Other Benefit Plans” beginning on page 35, “— Defined Benefit Retirement Plan” beginning on page 43, “— Supplemental Executive Retirement Plan” beginning on page 43, and “— Potential Payments Upon Termination or Change in Control — Retirement Benefits — Supplemental Executive Retirement Plan” beginning on page 49.

(6)	Includes all other compensation paid to each Named Executive Officer, including Company contributions to the 401(k) Plan and the Executive Deferred Compensation Plan, imputed income for disability insurance and plane use, if any, tax reimbursements with respect to perquisites or other personal benefits, life insurance premiums on policies owned by Named Executive Officers, and perquisites that exceeded $10,000 in the aggregate for any Named Executive Officer. For 2012, the Company contributions to defined contribution plans were as follows: Mr. Marsh $80,484; Mr. Addison $43,266; Mr. Byrne $43,266; Mr. Bullwinkel $41,158; and, Mr. Lindsay $31,302. Perquisites that exceeded an aggregate of $10,000 for any of our Named Executive Officers were as follows: Mr. Bullwinkel, $17,059, consisting of financial planning services, maintenance and monitoring of residential security systems, and personal travel on the Company plane for medical care. Life insurance premiums on policies owned by the Named Executive Officers did not exceed $10,000 for any Named Executive Officer.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information about each grant of an award made to a Named Executive Officer under our compensation plans during 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
K. B. Marsh	2-15-2012	$450,000	$900,000	$1,350,000
	2-15-2012				10,957	43,826	76,696		—	—	$1,960,775
	2-15-2012							11,176			$500,014
J. E. Addison	2-15-2012	$183,750	$367,500	$551,250
	2-15-2012				3,682	14,726	25,771		—	—	$658,841
	2-15-2012							3,755			$167,999
S. A. Byrne	2-15-2012	$183,750	$367,500	$551,250
	2-15-2012				3,682	14,726	25,771		—	—	$658,841
	2-15-2012							3,755			$167,999
G. J. Bullwinkel, Jr.	2-15-2012	$144,000	$288,000	$432,000
	2-15-2012				2,735	10,939	19,143		—	—	$489,411
	2-15-2012							2,789			$124,780
R. T. Lindsay	2-15-2012	$115,500	$231,000	$346,500
	2-15-2012				2,194	8,774	15,355		—	—	$392,549
	2-15-2012							2,237			$100,083

(1)	The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards that could have been paid under the 2012 Short-Term Annual Incentive Plan if performance criteria were met. Awards were based 50% on our achieving earnings per share objectives and 50% on our Named Executive Officers achieving business and individual performance objectives. For 2012, our basic earnings per share were $3.20, and all of the Named Executive Officers met all of their individual strategic objectives, although Mr. Addison recommended a 10% reduction in the portion of his payout associated with business and individual performance objectives in order to align with similar reductions in payouts to certain employees reporting to him. Accordingly, awards were earned at 100% on the earnings per share half of the award (50% of total target award shown in column (d), and at 100% on the individual strategic objectives half of the award (90%, for Mr. Addison) (50% of total target award shown in column (d) (40% of total target award shown in column (d) for Mr. Addison)), resulting in 100% of the total target award shown in column (d) being earned for all Named Executive Officers, except for Mr. Addison who earned 90% of the target award shown in column (d). A discussion of the 2012 Short-Term Annual Incentive Plan is included under “— Compensation Discussion and Analysis — Short-Term Annual Incentive Plan” beginning on page 27. See also, “— Compensation Discussion and Analysis — Short-Term Annual Incentive Plan — Discretionary Bonus Award” beginning on page 29.

(2)	Represents total potential future payouts of the 2012-2014 performance share awards under the Long-Term Equity Compensation Plan. Payout of performance share awards at the end of the 2012-2014 Plan period will be dictated by our performance against pre-determined measures of TSR and growth in GAAP-adjusted basic net earnings per share from operations for each year of the three-year period. Awards for the 2012 performance cycle were earned at 130% for the TSR portion of the award, and were earned at 157.5% for the growth in GAAP-adjusted basic net earnings per share from operations portion of the award. The 2012 earned TSR and growth in GAAP-adjusted basic net earnings per share from operations portions of the 2012-2014 performance share awards will not vest until the end of the 2012-2014 period. See — “Compensation Discussion and Analysis — Long-Term Equity Compensation Plan — Components of 2012-2014 Performance Share Awards,” and “— Performance Criteria for the 2012-2014 Performance Share Awards and Earned Awards for the 2012 Performance Cycle” beginning on page 34.

(3)	Represents restricted stock unit awards. Restricted stock unit awards are time based and vest after three years if the Named Executive Officer is still employed by us at that date, subject to exceptions for retirement, death, disability, or a change in control. See — “Compensation Discussion and Analysis — Long-Term Equity Compensation Plan — 2012-2014 Restricted Stock Unit Awards” beginning on page 35.

(4)	A discussion of the components of the performance share and restricted stock unit awards is included under — “Compensation Discussion and Analysis — Long-Term Equity Compensation Plan — Components of 2012-2014 Performance Share Awards,” and “— Performance Criteria for the 2012-2014 Performance Share Awards and Earned Awards for the 2012 Performance Cycle,” and “— 2012-2014 Restricted Stock Unit Awards” beginning on page 34.

(5)	The grant date fair value of restricted stock unit awards is computed in accordance with FASB ASC Topic 718. The grant date fair value of performance share awards is based on the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table sets forth certain information regarding equity incentive plan awards for each Named Executive Officer outstanding as of December 31, 2012.

		Stock Awards
Name (a)	Date of Grant	Number of Shares or Units of Stock That Have Not Vested (#)(1) (g) )	Market Value of Shares or Units of Stock That Have Not Vested ($)(2) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(4) (j)
K. B. Marsh	2-15-12	21,001	$958,486	51,130	$2,333,573
	2-15-12	11,176	$510,073
	2-11-11	16,312	$744,480	14,498	$661,689
	2-11-11	6,275	$286,391
J. E. Addison	2-15-12	7,057	$322,081	17,180	$784,095
	2-15-12	3,755	$171,378
	2-11-11	7,127	$325,276	6,336	$289,175
	2-11-11	2,742	$125,145
S. A. Byrne	2-15-12	7,057	$322,081	17,180	$784,095
	2-15-12	3,755	$171,378
	2-11-11	7,127	$325,276	6,336	$289,175
	2-11-11	2,742	$125,145
G. J. Bullwinkel, Jr	2-15-12	5,241	$239,199	12,762	$582,458
	2-15-12	2,789	$127,290
	2-11-11	7,127	$325,276	6,336	$289,175
	2-11-11	2,742	$125,145
R.T. Lindsay	2-15-12	4,204	$191,871	10,236	$467,171
	2-15-12	2,237	$102,097
	2-11-11	4,722	$215,512	4,196	$191,505
	2-11-11	1,816	$82,882

(1)

The awards granted on February 15, 2012 represent performance shares and restricted stock units awarded under the 2012-2014 performance period of the Long-Term Equity Compensation Plan that have been earned, but have not vested. The TSR portion of the performance awards for the first year of the 2012-2014 performance period was earned at 130%, representing TSR at the 66th percentile, and the growth in GAAP-adjusted basic net earnings per share from operations portion of the performance awards for the first year of the 2012-2014 performance period was earned based on our achieving growth in GAAP-adjusted basic net earnings per share from operations of 6.3% and resulted in the award being earned at 157.5% of target for the first year of the period. The performance shares will vest on December 31, 2014, if the Named Executive Officer is still employed by us at that date, subject to exceptions for retirement, death, disability, or change in control. The restricted stock units will vest January 1, 2015, if the Named Executive Officer is still employed by us at that date, subject to exceptions for retirement, death, disability, or change in control.

The awards granted on February 11, 2011 represent performance shares and restricted stock units awarded under the 2011-2013 performance period of the Long-Term Equity Compensation Plan that have been earned, but have not vested. The TSR portion of the performance awards for the first year of the 2011-2013 performance period was not earned because we did not meet the threshold target for TSR. The TSR portion of the performance awards for the second year of the 2011-2013 performance period was earned at 130%, representing TSR at the 66th percentile. The growth in GAAP-adjusted basic net earnings per share from operations portion of the performance awards for the first year of the 2011-2013 performance period was earned based on our achieving growth in GAAP-adjusted basic net earnings per share from operations of 3.1% and resulted in the award being earned at 101.9% of target for the first year of the period. The growth in GAAP-adjusted basic net earnings per share from operations portion of the performance awards for the second year of the 2011-2013 performance period was earned based on our achieving growth in GAAP-adjusted basic net earnings per share from operations of 6.3% and resulted in the award being earned at 161.9% of target for the second year of the period. The performance shares will vest on December 31, 2013, if the Named Executive Officer is still employed by us at that date, subject to exceptions for retirement, death, disability, or change in control. The restricted stock units will vest January 1, 2014, if the Named Executive Officer is still employed by us at that date, subject to exceptions for retirement, death, disability, or change in control.

(2)	The market value of these awards is based on the closing market price of our common stock on the New York Stock Exchange on December 31, 2012 of $45.64.

(3)	The awards granted on February 15, 2012 represent performance shares remaining in the 2012-2014 performance period that have not been earned. Assuming the performance criteria are met and the reported payout levels are sustained, these performance shares will vest on December 31, 2014, subject to exceptions for retirement, death, disability, or change in control.

The awards granted on February 11, 2011 represent performance shares remaining in the 2011-2013 performance period that have not been earned. Assuming the performance criteria are met and the reported payout levels are sustained, these performance shares will vest on December 31, 2013, subject to exceptions for retirement, death, disability, or change in control.

(4)	For each of the 2013 and 2014 cycles remaining in the 2012-2014 awards, performance shares tracking against TSR (50% of performance share award) are projected to result in a greater than target payout. Therefore, the number of shares and payout value shown in columns (i) and (j) are based on the maximum performance measure for the 2013 and 2014 TSR portions of the performance shares. Performance shares tracking against growth in GAAP-adjusted basic net earnings per share from operations (50% of performance share award) for the 2013 and 2014 cycles remaining in the 2012-2014 awards are projected to result in a greater than target payout. Therefore, the number of shares and payout value shown in columns (i) and (j) are based on the maximum performance measure for the 2013 and 2014 growth in GAAP-adjusted basic net earnings per share from operations portions of the performance shares.

For the 2013 cycle remaining in the 2011-2013 awards, performance shares tracking against TSR (50% of performance share award) are projected to result in a greater than target payout. Therefore, the number of shares and payout value shown in columns (i) and (j) are based on the 2011-2013 maximum performance measure for the 2013 TSR portion of the performance shares. Performance shares tracking against growth in GAAP-adjusted basic net earnings per share from operations (50% of performance share award) for the 2013 cycle remaining in the 2011-2013 awards are projected to result in a greater than target payout. Therefore, the number of shares and payout value shown in columns (i) and (j) are based on the maximum performance measure for the 2013 growth in GAAP-adjusted basic net earnings per share from operations portion of the performance shares.

2012 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information about stock awards that vested for each Named Executive Officer during 2012. No stock options were exercised during 2012.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)(1) (d)	Value Realized on Vesting ($)(1) (e)
K. B. Marsh	—	—	16,845 5,043	$ $	768,806 227,036
J. E. Addison	—	—	9,983 2,989	$ $	455,624 134,565
S. A. Byrne	—	—	10,770 3,225	$ $	491,543 145,190
G. J. Bullwinkel, Jr.	—	—	11,254 3,370	$ $	513,633 151,717
R. T. Lindsay	—	—	7,029 2,104	$ $	320,804 94,722

(1)	Represents the 2010-2012 performance share awards and restricted stock unit awards that vested at the end of the three-year vesting period. For a discussion of these awards, see “Long-Term Equity Compensation Plan — Performance Criteria for the 2010-2012 Performance Share Awards and Earned and Vested Awards for the 2010-2012 Performance Period” and “— 2010-2012 Restricted Stock Unit Awards.” Dollar amounts in column (e) are calculated by multiplying the number of performance shares shown in column (d) by the closing price of SCANA common stock on the vesting date (December 31, 2012) and by multiplying the number of shares of restricted stock units by the opening price of SCANA common stock on the vesting date. In addition to the amounts above, on the vesting date, each Named Executive Officer also received dividend equivalents on the shares listed above.

PENSION BENEFITS

The following table sets forth certain information relating to our Retirement Plan and Supplemental Executive Retirement Plan.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)	Present Value of Accumulated Benefit ($)(1)(2) (d)	Payments During Last Fiscal Year($) (e)
K. B. Marsh	SCANA Retirement Plan	28	$755,727	$0
	SCANA Supplemental Executive Retirement Plan	28	$1,020,909	$0
J. E. Addison	SCANA Retirement Plan	21	$327,533	$0
	SCANA Supplemental Executive Retirement Plan	21	$332,983	$0
S. A. Byrne	SCANA Retirement Plan	17	$297,810	$0
	SCANA Supplemental Executive Retirement Plan	17	$545,950	$0
G. J. Bullwinkel, Jr.	SCANA Retirement Plan	41	$1,572,367	$0
	SCANA Supplemental Executive Retirement Plan	41	$1,214,517	$0
R. T. Lindsay	SCANA Retirement Plan	3	$83,411	$0
	SCANA Supplemental Executive Retirement Plan	3	$82,112	$0

(1)	Computed as of December 31, 2012, the plan measurement date used for financial statement reporting purposes.

(2)	Present value calculation determined using current account balances for each Named Executive Officer as of December 31, 2012, based on assumed retirement at normal retirement age (specified as age 65) and other assumptions as to valuation method, interest rate, discount rate and other material factors as set forth in Note 8 to our audited financial statements for the year ended December 31, 2012, which are included in our Form 10-K for the year ended December 31, 2012, and with this Proxy Statement.

The SCANA Retirement Plan is a tax qualified defined benefit plan and the Supplemental Executive Retirement Plan is a nonqualified deferred compensation plan. The Plans provide for full vesting after three years of service or after reaching age 65. All Named Executive Officers are fully vested in both Plans.

Defined Benefit Retirement Plan

The SCANA Retirement Plan (the “Retirement Plan”) is a tax qualified defined benefit retirement plan. The plan uses a mandatory cash balance benefit formula for employees hired on or after January 1, 2000. Effective July 1, 2000, SCANA employees hired prior to January 1, 2000 were given the choice of remaining under the Retirement Plan’s final average pay formula or switching to the cash balance formula. All the Named Executive Officers participate under the cash balance formula of the Retirement Plan.

The cash balance formula is expressed in the form of a hypothetical account balance. Account balances are increased monthly by interest and compensation credits. The interest rate used for accumulating account balances is determined annually based on 30-year treasury securities and the applicable segment rates determined under Internal Revenue Code Section 417(c)(3)(D) calculated using the rates for December of the previous calendar year. Compensation credits equal 5% of compensation up to the Social Security wage base and 10% of compensation in excess of the Social Security wage base.

Supplemental Executive Retirement Plan

In addition to our Retirement Plan for all employees, we provide a Supplemental Executive Retirement Plan (the “SERP”) for certain eligible employees, including the Named Executive Officers. The SERP is an unfunded plan that provides for benefit payments in addition to benefits payable under the qualified Retirement Plan in order to replace benefits lost in the Retirement Plan because of Internal Revenue Code maximum benefit limitations. The SERP is discussed under the caption “ — Potential Payments Upon Termination or Change in Control — Retirement Benefits” beginning on page 49, and under the caption “ — Compensation Discussion and Analysis — Retirement and Other Benefit Plans” beginning on page 35.

2012 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to the Executive Deferred Compensation Plan:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last FYE ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)
K. B. Marsh	$65,692	$65,484	$77,605	—	$1,558,624
J. E. Addison	$28,543	$28,266	$46,266	—	$548,543
S. A. Byrne	$28,543	$28,266	$46,309	—	$1,019,684
G. J. Bullwinkel, Jr.	$26,227	$26,158	$164,305	—	$2,350,770
R. T. Lindsay	$334,179	$16,302	$33,870	—	$543,582

(1)	The amounts reported in columns (b) and (c) are reflected in columns (c) and (i), respectively, of the Summary Compensation Table. No amounts in column (d) are reported, or have been previously reported, in the Summary Compensation Table as there were no above market or preferential earnings credited to any Named Executive Officer’s account. The portions of the amounts reported in column (f), that represent Named Executive Officer and Company contributions, were previously reported in columns (c) and (i), respectively, of the 2011 and 2010 Summary Compensation Tables in the following amounts: Mr. Marsh $219,610 for 2011, $74,130 for 2010; Mr. Addison $55,252 for 2011, $42,374 for 2010; Mr. Byrne $58,117 for 2011, $48,030 for 2010; Mr. Bullwinkel $59,880 for 2011, $51,510 for 2010; and Mr. Lindsay $88,126 for 2011 (Mr. Lindsay was not a Named Executive Officer in 2010). For prior years, amounts would have been included in the Summary Compensation Table when required by the rules of the Securities and Exchange Commission.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan (the “EDCP”) is a nonqualified deferred compensation plan in which our senior executive officers, including Named Executive Officers, may participate if they choose to do so. Each participant may elect to defer up to 25% of that part of his or her eligible earnings (as defined in the SCANA Corporation Stock Purchase Savings Plan, our 401(k) plan), that exceeds the limitation on compensation otherwise required under Internal Revenue Code Section 401(a)(17), without regard to any deferrals or the foregoing of compensation. For 2012, participants could defer eligible earnings in excess of $250,000. In addition, a participant may elect to defer up to 100% of any performance share award for the year under our Long-Term Equity Compensation Plan. We match the amount of compensation deferred by each participant up to 6% of the participant’s eligible earnings (excluding performance share awards) in excess of the Internal Revenue Code Section 401(a)(17) limit.

We record the amount of each participant’s deferred compensation and the amount we match in a ledger account and credit a rate of return to each participant’s ledger account based on hypothetical investment alternatives chosen by the participant. The internal committee that administers the EDCP designates various hypothetical investment alternatives from which the participants may choose. Using the results of the hypothetical investment alternatives chosen, we credit each participant’s ledger account with the amount it would have earned if the account amount had been invested in that alternative. If the chosen hypothetical investment alternative loses money, the participant’s ledger account is reduced by the corresponding amount. All amounts credited to a participant’s ledger accounts continue to be credited or reduced pursuant to the chosen investment alternatives until such amounts are paid in full to the participant or his or her beneficiary. No actual investments are made. The investment alternatives are only used to generate a rate of increase (or decrease) in the ledger accounts, and amounts paid to participants are solely our obligation. In connection with this Plan, the Board has established a grantor trust (known as the “SCANA Corporation Executive Benefit Plan Trust”) for the purpose of accumulating funds to satisfy the obligations we incur under the EDCP. At any time prior to a change in control we may transfer assets to the trust to satisfy all or part of our obligations under the EDCP. Notwithstanding the establishment of the trust, the right of participants to receive future payments is an unsecured claim against us. The trust has been partially funded with respect to ongoing deferrals and Company matching funds since October 2001.

In 2012, the Named Executive Officers’ ledger accounts were credited with earnings or losses based on the following hypothetical investment alternatives and rates of returns:

Wells Fargo Stable Return Fund C (+1.77%); PIMCO Total Return (+10.36%); Dodge & Cox Common Stock (+22.01%); American Funds Growth Fund of America (+14.68%); Janus Research Fund (+16.78%); T. Rowe Price Mid

Cap Value (+19.63%); Managers AMG TimesSquare Mid Cap Growth Fund (+18.71%); RS Partners (+19.70%); ING Small Cap Opportunities (+15.26%); American Funds Europacific Growth (+19.57%); SCANA Corporation Stock (5.68%); Vanguard 500 Index Fund (+15.97%); Vanguard Target Retirement Income (+8.23%); Vanguard Target Retirement 2015 (+11.37%); Vanguard Target Retirement 2025 (+13.29%); Vanguard Target Retirement 2035 (+15.16%); Vanguard Target Retirement 2045 (+15.58%); Vanguard Target Retirement 2055 (+15.58%).

The measures for calculating interest or other plan earnings are based on the investments chosen by the manager of each investment vehicle, except the SCANA Corporation Stock, the earnings of which are based on the value of our common stock.

The hypothetical investment alternatives may be changed at any time on a prospective basis by the participants in accordance with the telephone, electronic, and written procedures and forms adopted by the committee for use by all participants on a consistent basis.

Participants may elect the deferral period for each separate deferral made under the Plan. Participants may elect to defer payment of eligible earnings or performance share awards until their termination of employment or until a date certain prior to termination of employment. Any post-2004 deferrals and hypothetical earnings thereon must be payable at the same date certain if the date certain payment alternative is chosen. In accordance with procedures established by the committee, with respect to any deferrals to a date certain, a participant may request that the committee approve an additional deferral period of at least 60 months as to any post-2004 deferrals and hypothetical earnings thereon, or at least 12 months as to any pre-2005 deferrals and hypothetical earnings thereon. The request must be made at least 12 months before the expiration of the date certain deferral period for which an additional deferral period is being sought. Notwithstanding a participant’s election of a date certain deferral period or any modification thereof as discussed above, deferred amounts will be paid, or begin to be paid as soon as practicable after the earliest to occur of participant’s death, termination of employment, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability. “Termination of employment” is defined by the EDCP as any termination of the participant’s employment relationship with us and any of our affiliates, and, with respect to post-2004 deferrals and hypothetical earnings thereon, the participant’s separation from service from us and our affiliates as determined under Internal Revenue Code section 409A and the guidelines issued thereunder.

Participants also elect the manner in which their deferrals and hypothetical earnings thereon will be paid. For amounts earned and vested after January 1, 2005, distribution and withdrawal elections are subject to Internal Revenue Code Section 409A. All amounts payable at a date certain prior to participant’s termination of employment, death, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability, must be paid in the form of a single cash payment. Payments made after termination of employment, death, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability, will also be paid in the form of a single cash payment. Instead of a single cash payment, a participant may, however, elect to have all amounts payable as a result of termination of employment after attainment of age 55, death while employed and after attainment of age 55, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, termination of employment due to disability, paid in the form of annual installments over a period not to exceed five years with respect to post-2004 deferrals and hypothetical earnings thereon or 15 years with respect to pre-2005 deferrals and hypothetical earnings thereon.

Payments as a result of a separation from service of post-2004 deferrals and hypothetical earnings thereon to persons who are “specified employees” under our procedures adopted in accordance with Internal Revenue Code Section 409A and guidance thereunder (certain officers and executive officers) must be deferred until the earlier of (i) the first day of the seventh month following the participant’s separation from service or (ii) the date of the participant’s death.

A participant may request and receive, with the approval of the committee, an acceleration of the payment of some or all of the participant’s ledger account due to severe financial hardship as the result of certain extraordinary and unforeseeable circumstances arising as a result of events beyond the individual’s control. With respect to pre-2005 deferrals and hypothetical earnings thereon, a participant may also obtain a single lump sum payment of this ledger account on an accelerated basis by forfeiting 10% of the amount accelerated or by making the election, not less than 12 months prior to the date on which the accelerated payment is to be made, to accelerate the payment to a date not less than 12 months before the payment otherwise would be made. Additionally, the Plan provides for the acceleration of payments following a change in control of our Company. The change in control provisions are discussed under “— Potential Payments Upon Termination or Change in Control — Change in Control Arrangements.”

Potential Payments Upon Termination or Change in Control

Change in Control Arrangements

Effective December 31, 2009, we terminated the SCANA Corporation Key Executive Severance Benefits Plan, which provided for payment of benefits immediately upon a change in control unless the Plan was terminated prior to the change in control. Also as of December 31, 2009, we amended our change in control benefits to eliminate excise tax gross ups.

Triggering Events for Payments under the Supplementary Key Executive Severance Benefits Plan

The SCANA Corporation Supplementary Key Executive Severance Benefits Plan (the “Supplementary Severance Plan”) provides for payments to our senior executive officers in connection with a change in control of our Company. The Supplementary Severance Plan provides for payment of benefits if, within 24 months after a change in control, we terminate a senior executive officer’s employment without just cause or if the senior executive officer terminates his or her employment for good reason.

Our Supplementary Severance Plan is intended to advance the interests of our Company by providing highly qualified executives and other key personnel with an assurance of equitable treatment in terms of compensation and economic security and to induce continued employment with the Company in the event of certain changes in control. We believe that an assurance of equitable treatment will enable valued executives and key personnel to maintain productivity and focus during a period of significant uncertainty inherent in change in control situations. We also believe that compensation plans of this type aid the Company in attracting and retaining the highly qualified professionals who are essential to our success. The structure of the plan, and the benefits which might be paid in the event of a change in control, are reviewed as part of the Human Resources Committee’s annual review of tally sheets for each senior executive officer.

The Supplementary Severance Plan provides that a “change in control” will be deemed to occur under the following circumstances:

•	if any person or entity becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the outstanding shares of our common stock;

•

if, during a consecutive two-year period, a majority of our directors cease to be individuals who either (i) were directors on the Board at the beginning of such period, or (ii) became directors after the beginning of such period but whose election by the Board, or nomination for election by our shareholders, was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of such period, or whose election or nomination for election was previously so approved;

•

if (i) we consummate a merger or consolidation of our Company with another corporation (except a merger or consolidation in which our outstanding voting shares prior to such transaction continue to represent at least 80% of the combined voting power of the surviving entity’s outstanding voting shares after such transaction), or (ii) our shareholders approve a plan of complete liquidation of our Company, or an agreement to sell or dispose of all or substantially all of our assets; or

•

if we consummate the sale of the stock of, or our shareholders approve a plan of complete liquidation of, or an agreement for the sale or disposition of substantially all of the assets of South Carolina Electric & Gas Company, Carolina Gas Transmission Corporation (f/k/a South Carolina Pipeline Corporation) or any of our other subsidiaries that the Board designates to be a material subsidiary. This last provision would constitute a change in control only with respect to participants exclusively assigned to the affected subsidiary.

As noted above, benefits under the Supplementary Severance Plan would be triggered if, within 24 months after a change in control, we terminated the senior executive officer’s employment without just cause or if the senior executive officer terminated his or her employment for good reason. Under the plan, we would be deemed to have “just cause” for terminating the employment of a senior executive officer if he or she:

•	willfully and continually failed to substantially perform his or her duties after we made demand for substantial performance;

•	willfully engaged in conduct that is demonstrably and materially injurious to us; or

•	were convicted of a felony or certain misdemeanors.

A senior executive officer would be deemed to have “good reason” for terminating his or her employment if, after a change in control, without his or her consent, any one or more of the following occurred:

•	a material diminution in his or her base salary;

•	a material diminution in his or her authority, duties, or responsibilities;

•

a material diminution in the authority, duties, or responsibilities of the supervisor to whom he or she is required to report, including a requirement that he or she report to one of our officers or employees instead of reporting directly to the Board;

•	a material diminution in the budget over which he or she retains authority;

•	a material change in the geographic location at which he or she must perform services; or

•	any other action or inaction that constitutes a material breach by us of the agreement under which he or she provides services.

Potential Benefits Payable under the Supplementary Severance Plan

The benefits we would be required to pay our senior executive officers under the Supplementary Severance Plan immediately upon the occurrence of a triggering event subsequent to a change in control are as follows:

•

an amount intended to approximate 2.5 times the sum of: (i) his or her annual base salary (before reduction for certain pre-tax deferrals) in effect as of the change in control, plus (ii) his or her full targeted annual incentive opportunity in effect as of the change in control;

•	an amount equal to the participant’s full targeted annual incentive opportunity in effect under each existing annual incentive plan or program for the year in which the change in control occurs;

•

if the participant’s benefit under the SERP is determined using the final average pay formula under the Retirement Plan, an amount equal to the present lump sum value of the actuarial equivalent of his or her accrued benefit under the Retirement Plan and the SERP through the date of the change in control, calculated as though he or she had attained age 65 and completed 35 years of benefit service as of the date of the change in control, and as if his or her final average earnings under the Retirement Plan equaled the amount determined after applying cost-of-living increases to his or her annual base salary from the date of the change in control until the date he or she would reach age 65, and without regard to any early retirement or other actuarial reductions otherwise provided in any such plan (this benefit will be offset by the actuarial equivalent of the participant’s benefit provided by the Retirement Plan and the Participant’s benefit under the SERP);

•

if the participant’s benefit under the SERP is determined using the cash balance formula under the Retirement Plan, an amount equal to the present value as of the date of the change in control of his or her accrued benefit, if any, under our SERP, determined prior to any offset for amounts payable under the Retirement Plan, increased by the present value of the additional projected pay credits and periodic interest credits that would otherwise accrue under the plan (based on the plan’s actuarial assumptions) assuming that he or she remained employed until reaching age 65, and reduced by his or her cash balance account under the Retirement Plan, and further reduced by an amount equal to his or her benefit under the SERP;

•

an amount equal to the value of all amounts credited to each participant’s EDCP ledger account as of the date of the change in control, plus interest on the benefits payable under the EDCP at a rate equal to the sum of the prime interest rate as published in the Wall Street Journal on the most recent publication date prior to the date of the change in control plus 3%, calculated through the end of the month preceding the month in which the benefits are distributed, reduced by the value of his or her benefit under the EDCP as of the date of the change in control; and

•

an amount equal to the projected cost for medical, long-term disability and certain life insurance coverage for three years following the change in control as though he or she had continued to be our employee.

In addition to the benefits above (unless their agreements with us provide otherwise), our senior executive officers would also be entitled to benefits under our other plans in which they participate as follows:

•

a benefit distribution under the Long-Term Equity Compensation Plan equal to 100% of the target performance share award for all performance periods not completed as of the date of the change in control, if any;

•	any amounts previously earned, but not yet paid, under the terms of any of our other plans or programs; and

•

under the Long-Term Equity Compensation Plan and related agreements, all nonqualified stock options awarded and non-vested target performance shares would become immediately exercisable or vested and remain exercisable throughout their original term or, in the case of performance shares, vested and payable within 30 days of the change in control.

Calculation of Benefits Potentially Payable to our Named Executive Officers under the Supplementary Severance Plan if a Triggering Event had Occurred as of December 31, 2012

The Supplementary Severance Plan provides that, if (i) we had been subject to a change in control in the past 24 months, and (ii) as of December 31, 2012, either we had terminated the employment of any of our Named Executive Officers without just cause or they had terminated their employment for good reason, such terminated Named Executive Officer would have been immediately entitled to all of the benefits outlined below, together with interest, calculated as outlined above under “ — Potential Benefits Payable,” on his EDCP account balance. The actual amount of any such additional interest payment would depend upon the date the change in control occurred.

Mr. Marsh would have been entitled to the following: an amount equal to 2.5 times his 2012 base salary and target short-term incentive award — $4,750,000; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $1,324,152; an amount equal to insurance continuation benefits for three years — $51,237; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $0 (for 2012, the Short-Term Annual Incentive Plan paid out above target, resulting in no additional benefit); an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $3,134,464; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $1,026,626. The total value of these change in control benefits would have been $10,286,479. In addition, Mr. Marsh would have been paid amounts previously earned, but not yet paid, as follows: 2012 actual short-term annual incentive award — $1,125,000; 2012 actual long-term equity award — $1,123,230; EDCP account balance — $1,558,624; SERP and Retirement Plan account balances — $1,789,917; vacation accrual — $29,567; as well as his 401(k) Plan account balance.

Mr. Addison would have been entitled to the following: an amount equal to 2.5 times his 2012 base salary and target short-term incentive award — $2,231,250; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $958,006; an amount equal to insurance continuation benefits for three years — $65,822; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $36,750 (represents 10% of Mr. Addison’s Short-Term Annual Incentive target opportunity since his actual payout would have been 90%); an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $1,167,791; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $432,941. The total value of these change in control benefits would have been $4,855,810. In addition, Mr. Addison would have been paid amounts previously earned, but not yet paid, as follows: 2012 actual short-term annual incentive award — $422,625; 2012 actual long-term equity award — $665,686; EDCP account balance — $548,543; SERP and Retirement Plan account balances — $668,713; vacation accrual — $13,630; as well as his 401(k) Plan account balance.

Mr. Byrne would have been entitled to the following: an amount equal to 2.5 times his 2012 base salary and target short-term incentive award — $2,231,250; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $901,059; an amount equal to insurance continuation benefits for three years — $65,680; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $0 (for 2012, the Short-Term Annual Incentive Plan paid out above target, resulting in no additional benefit); an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $1,167,791; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $443,712. The total value of these change in control benefits would have been $4,809,492. In addition, Mr. Byrne would have been paid amounts previously earned, but not yet paid, as follows: 2012 actual short-term annual incentive award — $551,250; 2012 actual long-term equity award — $718,184; EDCP account balance — $1,019,684; SERP and Retirement Plan account balances — $853,548; vacation accrual — $17,163; as well as his 401(k) Plan account balance.

Mr. Bullwinkel would have been entitled to the following: an amount equal to 2.5 times his 2012 base salary and target short-term incentive award — $1,920,000; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $52,312; an amount equal to insurance continuation benefits for three years — $51,506; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $0 (for 2012, the Short-Term Annual Incentive Plan paid out above target, resulting in no additional benefit); an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $994,952; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $406,242. The total value of these change in control benefits would have been $3,425,012. In addition, Mr. Bullwinkel would have been paid amounts previously earned, but not yet paid, as follows: 2012 actual short-term annual incentive award — $360,000; 2012 actual long-term equity award — $750,461; EDCP account balance — $2,350,770; SERP and Retirement Plan account balances — $2,788,894; vacation accrual — $23,077; as well as his 401(k) Plan account balance.

Mr. Lindsay would have been entitled to the following: an amount equal to 2.5 times his 2012 base salary and target short-term incentive award — $1,540,001; an amount equal to the excess payable under the SERP as calculated under the assumptions described above — $130,579; an amount equal to insurance continuation benefits for three years — $48,503; an amount equal to the difference between target and actual annual incentive award under the Short-Term Annual Incentive Plan — $0 (for 2012, the Short-Term Annual Incentive Plan paid out above target, resulting in no additional benefit); an amount equal to the value of 100% of his target performance shares under the Long-Term Equity Compensation Plan for all performance periods not completed — $728,780; and an amount equal to the value of 100% of his restricted stock units under the Long-Term Equity Compensation Plan — $281,005. The total value of these change in control benefits would have been $2,728,868. In addition, Mr. Lindsay would have been paid amounts previously earned, but not yet paid, as follows: 2012 actual short-term annual incentive award — $288,750; 2012 actual long-term equity award — $468,680; EDCP account balance — $543,582; SERP and Retirement Plan account balances — $165,908; vacation accrual — $4,590; as well as his 401(k) Plan account balance.

Retirement Benefits

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (the “SERP”) is an unfunded nonqualified defined benefit plan. The SERP was established for the purpose of providing supplemental retirement income to certain of our employees, including the Named Executive Officers, whose benefits under the Retirement Plan are limited in accordance with the limitations imposed by the Internal Revenue Code on the amount of annual retirement benefits payable to employees from qualified pension plans or on the amount of annual compensation that may be taken into account for all qualified plan purposes, or by certain other design limitations on determining compensation under the Retirement Plan.

Subject to the terms of the SERP, a participant becomes eligible to receive benefits under the SERP upon termination of his or her employment with us (or at such later date as may be provided in a participant’s agreement with us), if the participant has become vested in his or her accrued benefit under the Retirement Plan prior to termination of employment. However, if a participant is involuntarily terminated following or incident to a change in control and prior to becoming fully vested in his or her accrued benefit under the Retirement Plan, the participant will automatically become fully vested in his benefit under the SERP and a benefit will be payable under the SERP. The term “change in control” has the same meaning in the SERP as in the Supplementary Severance Plan. See the discussion under “—Change in Control Arrangements.”

The amount of any benefit payable to a participant under the SERP will depend upon whether the participant’s benefit under the SERP is determined using the final average pay formula under the Retirement Plan or the cash balance pay formula under the Retirement Plan. All of our Named Executive Officers participate under the cash balance pay formula of the Retirement Plan. Unless otherwise provided in a participant agreement, the amount of any SERP benefit payable pursuant to the SERP to a participant whose benefit is determined using the final average pay formula under the Retirement Plan will be determined at the time the participant first becomes eligible to receive benefits under the SERP and will be equal to the excess, if any, of:

•

the monthly pension amount that would have been payable at normal retirement age or, if applicable, delayed retirement age under the Retirement Plan (as such terms are defined under the Retirement Plan), to the participant determined based on his or her compensation and disregarding the Internal Revenue Code limitations and any reductions due to the participant’s deferral of compensation under any of our nonqualified deferred compensation plans (other than the SERP), over

•	the monthly pension amount payable to the participant at normal retirement age or, if applicable, delayed retirement age under the Retirement Plan.

The calculation of this benefit assumes that payment is made to the participant at normal retirement age or, if applicable, delayed retirement age under the Retirement Plan, and is calculated using the participant’s years of benefit service and final average earnings as of the date of the participant’s termination of employment.

Unless otherwise provided in a participant agreement, the amount of any benefit payable pursuant to the SERP as of any determination date to a participant whose SERP benefit is determined using the cash balance formula under the Retirement Plan will be equal to:

•

the benefit that otherwise would have been payable under the Retirement Plan as of the determination date, based on his or her compensation and disregarding the Internal Revenue Code limitations, minus

•	the Participant’s benefit determined under the Retirement Plan as of the determination date.

For purposes of the SERP, “compensation” is defined as determined under the Retirement Plan, without regard to the limitation under Section 401(a)(17) of the Internal Revenue Code, including any amounts of compensation otherwise deferred under any non-qualified deferred compensation plan (excluding the SERP).

The benefit payable to a participant under the SERP will be paid, or commence to be paid, as of the first day of the calendar month following the date the participant first becomes eligible to receive a benefit under the SERP (the “payment date”). The form of payment upon distribution of benefits under the SERP will depend upon whether the benefit constitutes a “grandfathered benefit” or a “non-grandfathered benefit.” For purposes of the SERP, “grandfathered benefit” means the vested portion of the benefit payable under the SERP assuming the participant’s determination date is December 31, 2004, increased with interest credits (for a participant whose benefit under the SERP is determined using the cash balance formula under the Retirement Plan) and earnings (for a participant whose benefit under the SERP is determined using the final average pay formula under the Retirement Plan) at the rates determined under the Retirement Plan through any later determination date. A participant’s grandfathered benefit is governed by the terms of the SERP in effect as of October 3, 2004 and will be determined in a manner consistent with Internal Revenue Code Section 409A and the guidance thereunder. “Non-grandfathered benefit” means the portion of the benefit payable under the SERP that exceeds the grandfathered benefit.

With respect to grandfathered benefits, the participant may elect, in accordance with procedures we establish, to receive a distribution of such grandfathered benefit in either of the following two forms of payment:

•	a single sum distribution of the value of the participant’s grandfathered benefit under the SERP determined as of the last day of the month preceding the payment date; or

•

a lifetime annuity benefit with an additional death benefit payment as follows: a lifetime annuity that is the actuarial equivalent of the participant’s single sum amount which provides for a monthly benefit payable for the participant’s life, beginning on the payment date. In addition to this life annuity, commencing on the first day of the month following the participant’s death, his or her designated beneficiary will receive a benefit of 60% of the amount of the participant’s monthly payment continuing for a 15 year period. If, however, the beneficiary dies before the end of the 15 year period, the lump sum value of the remaining monthly payments of the survivor benefit will be paid to the beneficiary’s estate. The participant’s life annuity will not be reduced to reflect the “cost” of providing the 60% survivor benefit feature. “Actuarial equivalent” is defined by the SERP as equality in value of the benefit provided under the SERP based on actuarial assumptions, methods, factors and tables that would apply under the Retirement Plan under similar circumstances.

With respect to non-grandfathered benefits, a participant whose benefit under the SERP is determined using the final average pay formula under the Retirement Plan will receive a distribution of his or her benefit under the SERP as a single sum distribution equal to the actuarial equivalent present value (at the date of the participant’s termination of employment) of the participant’s SERP benefit determined as of normal retirement age, reflecting any terms under the Retirement Plan applicable to early retirement benefits if the participant is eligible for such early retirement benefits.

Except as otherwise provided below, a participant whose benefit under the SERP is determined using the cash balance formula under the Retirement Plan had the opportunity to elect on or before January 1, 2009 to receive a distribution of his non-grandfathered benefit in one of the following forms of payment:

•	a single sum distribution of the value of the participant’s non-grandfathered benefit determined as of the last day of the month preceding the payment date;

•	an annuity for the participant’s lifetime that is the actuarial equivalent of the participant’s single sum amount, and that commences on the payment date; or

•

an annuity that is the actuarial equivalent of the participant’s single sum amount, that commences on the payment date, and that provides payments for the life of the participant and, upon his or her death, continues to pay an amount equal to 50%, 75% or 100% (as elected by the participant prior to benefit commencement) of the annuity payment to the contingent annuitant designated by the participant at the time the election is made.

A participant whose benefit under the SERP is determined using the cash balance formula under the Retirement Plan who first became an eligible employee after 2008, and who was not eligible to participate in the EDCP before becoming eligible to participate in the SERP, may elect at any time during the first 30 days following the date he becomes an eligible employee to receive a distribution of his non-grandfathered benefit in one of the forms specified above.

Participants whose benefits under the SERP are determined using the cash balance formula under the Retirement Plan will receive distributions under the SERP as follows:

•

If a participant has terminated employment before attaining age 55, the participant’s non-grandfathered benefit will be paid in the form of a single sum distribution of the value of the participant’s non-grandfathered benefit determined as of the last day of the month preceding the payment date.

•

If a participant has terminated employment after attaining age 55, and the value of the participant’s non-grandfathered benefit does not exceed $100,000 at the time of such termination of employment, such benefit shall be paid in the form of a single sum distribution of the value of the participant’s non-grandfathered benefit determined as of the last day of the month preceding the payment date.

•

In the absence of an effective election, and assuming that the provisions in the two bullet points immediately above do not apply, non-grandfathered SERP benefits owed to the participant will be paid in the form of an annuity for the participant’s lifetime that is the actuarial equivalent of the participant’s single sum amount, and that commences on the payment date.

A participant who elects, or is deemed to have elected, either the straight life annuity or the joint and survivor annuity described above may, in accordance with procedures established by the Committee, change his election to the other annuity option at any time prior to the payment date.

Unless otherwise provided in a participant agreement, if a participant dies on or after July 1, 2000 and before the payment date, a single sum distribution equal to the value of the participant’s benefit that otherwise would have been payable under the SERP will be paid to the participant’s designated beneficiary as soon as administratively practicable following the participant’s death.

Notwithstanding the foregoing, distribution of any non-grandfathered benefit that is made as a result of a termination of employment for a reason other than death, to persons who are “specified employees” under Internal Revenue Code Section 409A and guidance thereunder (basically, executive officers) must be deferred until the earlier of (i) the first day of the seventh month following the participant’s termination of employment or (ii) the date of the participant’s death.

If a participant is involuntarily terminated following or incident to a change in control, the participant shall automatically become fully vested in his or her benefit under the SERP and such benefits shall become payable.

Calculation of Benefits Potentially Payable to our Named Executive Officers under the SERP if a Triggering Event had Occurred as of December 31, 2012

The lump sum or annuity amounts that would have been payable under the SERP to each of our Named Executive Officers if they had become eligible for benefits as of December 31, 2012 are set forth below. Also set forth below are the payments that would have been made to each Named Executive Officer’s designated beneficiary if the officer had died December 31, 2012.

For Mr. Marsh, the lump sum amount would have been $1,028,541. Alternatively, Mr. Marsh could have elected to receive a lump sum of $668,478 as of December 31, 2012 and monthly payments of $1,858 commencing January 1, 2013 for the remainder of his lifetime. In the event Mr. Marsh had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $1,115 for up to 15 years upon Mr. Marsh’s death. If Mr. Marsh had died December 31, 2012 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $1,028,541.

For Mr. Addison, the lump sum amount would have been $337,115. Alternatively, Mr. Addison could have elected to receive a lump sum of $283,749 as of December 31, 2012 and monthly payments of $254 commencing January 1, 2013 for the remainder of his lifetime. In the event Mr. Addison had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $152 for up to 15 years upon Mr. Addison’s death. If Mr. Addison had died December 31, 2012 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $337,115.

For Mr. Byrne, the lump sum amount would have been $552,283. Alternatively, Mr. Byrne could have elected to receive a lump sum of $396,705 as of December 31, 2012 and monthly payments of $749 commencing January 1, 2013 for the remainder of his lifetime. In the event Mr. Byrne had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $449 for up to 15 years upon Mr. Byrne’s death. If Mr. Byrne had died December 31, 2012 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $552,283.

For Mr. Bullwinkel, the lump sum amount would have been $1,215,393. Alternatively, Mr. Bullwinkel could have elected to receive a lump sum of $420,876 as of December 31, 2012 and monthly payments of $4,761 commencing January 1, 2013 for the remainder of his lifetime. In the event Mr. Bullwinkel had been eligible to receive benefits and had elected to receive the aforementioned monthly annuity, his designated beneficiary would have received monthly payments of $2,856 for up to 15 years upon Mr. Bullwinkel’s death. If Mr. Bullwinkel had died December 31, 2012 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $1,215,393.

For Mr. Lindsay, the lump sum amount would have been $82,303. Mr. Lindsay was not eligible for the alternative election providing for a reduced lump sum and lifetime monthly payments. If Mr. Lindsay had died December 31, 2012 before becoming eligible for benefits, his beneficiary would have been entitled to the full lump sum payment of $82,303.

Executive Deferred Compensation Plan

The EDCP is described in the narrative following the 2012 Nonqualified Deferred Compensation table on page 44. As discussed in that section, amounts deferred under the Plan are required to be paid, or begin to be paid, as soon as practicable following the earliest of a participant’s death, termination of employment, or with respect to pre-2005 deferrals and hypothetical earnings thereon, disability. All amounts payable at a date certain prior to termination of employment, death, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability, must be paid in the form of a single cash payment. Payments made after termination of employment, death, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, disability, will also be paid in the form of a single cash payment. Instead of a single cash payment, a participant may, however, elect to have all amounts payable as a result of termination of employment after attainment of age 55, death while employed and after attainment of age 55, or, with respect to pre-2005 deferrals and hypothetical earnings thereon, termination of employment due to disability, paid in the form of annual installments over a period not to exceed five years with respect to post-2004 deferrals and hypothetical earnings thereon or 15 years with respect to pre-2005 deferrals and hypothetical earnings thereon. All amounts credited to a participant’s ledger account continue to be hypothetically invested among the investment alternatives until such amounts are paid in full to the participant or his or her beneficiary.

The “Aggregate Balance at Last FYE” column of the 2012 Nonqualified Deferred Compensation table on page 44 shows the amounts that would have been payable under the EDCP to each of our Named Executive Officers, as of December 31, 2012, (i) with respect to amounts payable at a date certain prior to termination of employment, death, or, as to pre-2005 deferrals and hypothetical earnings thereon, disability, and (ii) with respect to amounts payable after termination of employment, death, or, as to pre-2005 deferrals and hypothetical earnings thereon, disability, if they had been paid using the single sum form of payment. If the Named Executive Officers instead chose payment of the deferrals in annual installments, the annual installment payments over the payment periods selected by the Named Executive Officers are estimated as set forth below: Mr. Marsh — $311,725; Mr. Addison — $109,709; Mr. Byrne — $203,937; Mr. Bullwinkel — $470,154; and Mr. Lindsay — $108,716.

Discussion of Plans are Summaries Only

The discussions of our various compensation plans in this “Executive Compensation” section of the Proxy Statement are merely summaries of the Plans and do not create any rights under any of the Plans and are qualified in their entirety by reference to the Plans themselves.

DIRECTOR COMPENSATION

Board Fees

Our Board reviews director compensation every year with guidance from the Nominating and Governance Committee. In making its recommendations, the Committee is required by our Governance Principles to consider that compensation should fairly pay directors for work required in a company of our size and scope, compensation should align directors’ interests with the long-term interests of shareholders, and the compensation structure should be transparent and easy for shareholders to understand. We also consider the risks inherent in Board service. Approximately every other year, the Nominating and Governance Committee considers relevant publicly available data in making recommendations. The Committee may also consider recommendations from our Chairman and Chief Executive Officer. Officers who are also directors do not receive additional compensation for their service as directors.

Prior to 2012, annual compensation for non-employee directors consisted of an annual retainer fee paid in shares of our common stock, meeting and telephone conference fees paid in cash at such times as the Board determined, and reimbursement of reasonable expenses. For 2011, the annual stock retainer was $60,000, meeting fees ranged from $3,000 to $6,500 per meeting, depending on the type and length of meeting, and telephone conference fees ranged from $300 to $600 per conference, depending on the length of the call. Retainer and meeting attendance and telephone conference fees could be deferred at the director’s election pursuant to the terms of the Director Compensation and Deferral Plan discussed below.

In May 2012, in an effort more closely to align director compensation, both in level and structure, with that of our peers, the Board modified director compensation. The 2012 modifications: (i) increased the annual stock retainer fee; (ii) replaced the per meeting and telephone conference fees with an annual meeting retainer fee; (iii) added Committee Chair and Lead Director leadership fees; and (iv) modified the payment schedule for fees. For 2012, these modifications provided the following compensation for non-employee directors:

•

$150,000 in annual fees, consisting of a $90,000 annual fee paid in shares of our common stock and a $60,000 meeting fee retainer payable in cash. The stock retainer and the meeting fee retainer are payable on a quarterly basis. The increased annual fees were effective for the entire year.

•

Committee Chair and Lead Director annual leadership retainer fees, payable in cash, in the following additional amounts: Lead Director — $18,000, Audit Committee Chair — $14,000, Human Resources Committee Chair — $8,000, Nominating and Governance Committee Chair — $8,000, Nuclear Oversight Committee Chair — $8,000. A Director may only earn one annual leadership retainer fee in the form of either a Committee Chair retainer fee or the Lead Director retainer fee. Such additional Committee Chair and Lead Director retainer fees are also payable on a quarterly basis. The newly implemented leadership retainer fees were effective for the last two quarters of 2012.

Effective January 1, 2013, all Director compensation will be pro-rated for any year of partial service. The annual stock retainer and all fees payable in cash may be deferred at the director’s election pursuant to the terms of the Director Compensation and Deferral Plan discussed below.

Director Compensation and Deferral Plan

Since January 1, 2001, non-employee director compensation and related deferrals have been governed by the SCANA Director Compensation and Deferral Plan. Amounts deferred by directors in previous years under the SCANA Voluntary Deferral Plan continue to be governed by that plan.

Under the Director Compensation and Deferral Plan, instead of receiving an annual payment of the entire retainer fee in shares of our common stock, a director may make an annual irrevocable election to defer all or a portion of the annual retainer fee into an investment in our common stock, with distribution from the plan to be ultimately payable in shares of our common stock. A director also may elect to defer all or a portion of all other fees into an investment in our common stock or into a growth increment ledger which is credited with growth increments based on the prime interest rate charged from time to time by Wells Fargo Bank, N.A., as determined by us, with distribution from the Plan to be ultimately payable in cash or stock as the Plan may dictate. Amounts payable in our common stock accrue earnings during the deferral period at our dividend rate. All dividends attributable to shares of our common stock credited to each director’s stock ledger account will be converted to additional credited shares of our common stock as though reinvested as of the next business day after the dividend is paid. Directors do not have voting rights with respect to shares credited to their accounts under the Plan. A director’s growth increment ledger will be credited on the first day of each calendar quarter, with a growth increment computed on the average balance in the director’s growth increment ledger during the preceding calendar quarter. The growth increment will be equal to the amount in the director’s growth increment ledger multiplied by the average interest rate we select during the preceding calendar quarter times a fraction the numerator of which is the number of days during such quarter and the denominator of which is 365. Growth increments will continue to be credited until all of a director’s benefits have been paid out of the Plan.

We establish a ledger account for each director that reflects the amounts deferred on his or her behalf and the deemed investment of such amounts into a stock ledger account or a growth investment ledger account. Each ledger account will separately reflect the pre-2005 and post-2004 deferrals and earnings thereon, and the portion of the post-2004 deferrals and earnings thereon payable at a date certain and the portion payable when the director separates from service from the Board. In this discussion, we refer to pre-2005 deferrals as the “pre-2005 ledger account” and to post-2004 deferrals as the “post-2004 ledger account.”

Directors may elect for payment of any post-2004 deferrals to be until the earlier of separation from service from the Board for any reason or a date certain, subject to any limitations we may choose to apply at the time of election. If a participant does not make a payment election with respect to amounts deferred for any deferral period, such deferrals will be paid in a lump sum payment as soon as practicable after the director’s separation from service from the Board.

Subject to the acceleration provisions of the Plan and Board approval with respect to pre-2005 deferrals, a director may elect an additional deferral period of at least 60 months with respect to any previously deferred amount credited to his or her post-2004 ledger account that is payable at a date certain, and an additional deferral period of at least 12 months for each separate deferral credited to his or her pre-2005 ledger account. With respect to amounts deferred until separation from service from the Board, directors may also elect a new manner of payment with respect to any previously deferred amounts, provided that, in the case of amounts credited to post-2004 ledger accounts that are payable on separation from service from the Board, payments are delayed for 60 months from the date payments would otherwise have commenced absent the election. Directors had the opportunity to elect at any time prior to January 1, 2009 to change the deferral period (accelerate or defer) and/or method of payment with respect to any post-2004 ledger account that was not scheduled for payment in 2008, provided such change did not cause any amounts to be paid in 2008 or cause any amounts otherwise payable in 2008 to be deferred to a later year.

Amounts credited to directors’ post-2004 ledger accounts that are scheduled to be paid at a date certain will be paid in the form of a single sum payment as soon as practicable after the date certain. With respect to amounts credited to pre-2005 ledger accounts, and amounts credited to post-2004 ledger accounts that are scheduled to be paid on separation from service from the Board, directors must irrevocably elect (subject to certain permitted changes) to have payment made in accordance with one of the following distribution forms:

•	a single sum payment;

•	a designated number of installments payable monthly, quarterly or annually, as elected (and in the absence of an election, annually), over a specified period not in excess of 20 years; or

•

in the case of a post-2004 ledger account, payments in the form of annual installments with the first installment being a single sum payment of 10% of the post-2004 ledger account determined immediately prior to the date such payment is made and with the balance of the post-2004 ledger account being paid in annual installments over a total specified period not in excess of 20 years.

Such payments will be paid or commence to be paid as soon as practicable after the conclusion of the deferral period elected.

Notwithstanding any payment election made by a director:

•	payments will be paid, or begin to be paid, as soon as practicable following the director’s separation from service from the Board for any reason except as otherwise provided below;

•

if a director dies prior to the payment of all or a portion of the amounts credited to his ledger account, the balance of any amount payable will be paid in a cash lump sum to his designated beneficiaries;

•

if a director ceases to be a nonemployee director but thereafter becomes our employee, all pre-2005 ledger accounts will be paid as soon as practicable after he or she becomes our employee in a single lump sum payment and all post-2004 ledger accounts will be paid as soon as practicable after he or she has incurred a separation from service as a nonemployee director (as determined in accordance with Internal Revenue Code Section 409A);

•	if a director’s post-2004 ledger account balance is less than $100,000 ($5,000 for pre-2005 ledger accounts) at the time for payment specified, such amount will be paid in a single payment; and

•

in the case of any post-2004 ledger accounts that are payable on separation from service from the Board and that are subject to an additional deferral period of 60 months as a result of the modification of the manner of payment, no payment attributable to any post-2004 ledger accounts will be accelerated to a date earlier than the expiration of the 60 month period.

We, at our sole discretion, may alter the timing or manner of payment of deferred amounts if the director establishes, to our satisfaction, an unanticipated and severe financial hardship that is caused by an event beyond the director’s control. In such event, we may:

•	provide that all, or a portion of, the amount previously deferred by the director immediately be paid in a lump sum cash payment;

•	provide that all, or a portion of, the installments payable over a period of time immediately be paid in a lump sum cash payment; or

•	provide for such other installment payment schedules as we deem appropriate under the circumstances.

For pre-2005 ledger accounts, severe financial hardship will be deemed to have occurred in the event of the director’s or a dependent’s sudden, lengthy and serious illness as to which considerable medical expenses are not covered by insurance or relative to which there results a significant loss of family income, or other unanticipated events of similar magnitude. For post-2004 ledger accounts, severe financial hardship will be deemed to have occurred from a sudden or unexpected illness or accident of the director or the director’s spouse, beneficiary or dependent, loss of the director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the director’s control.

During 2012, Messrs. Micali, Roquemore and Sloan and Ms. Miller elected to defer 100% of their compensation and earnings and Messrs. Bennett, Hagood, Martin and Stowe deferred a portion of their earnings under the Director Compensation and Deferral Plan. The 2012 leadership retainer fees earned by Mr. Sloan and Ms. Miller were not deferred because the new fees were instituted after the deferral elections were completed for the year.

Endowment Plan

Upon election to a second term, a director becomes eligible to participate in the SCANA Director Endowment Plan, which provides for us to make tax deductible, charitable contributions totaling $500,000 to institutions of higher education designated by the director. The Plan is intended to reinforce our commitment to quality higher education and to enhance our ability to attract and retain qualified Board members. A portion is contributed upon retirement of the director and the remainder upon the director’s death. As of December 31, 2012, the cash obligation under the Plan was $9,500,000 pre-tax and $5,866,000 (assumes 38.25% tax bracket) after-tax. The Plan is funded through insurance policies on the lives of the directors. The 2012 premium for such insurance was $129,457. Currently the premium estimate for 2013 is also $129,457.

Designated institutions of higher education in South Carolina, North Carolina and Georgia must be approved by our Chief Executive Officer. Institutions in other states must be approved by the Human Resources Committee. The designated institutions are reviewed on an annual basis by the Chief Executive Officer to assure compliance with the intent of the Plan.

Discussions of Plans are Summaries Only

The discussions of our various plans, including the Director Compensation and Deferral Plans and the Director Endowment Plan, are merely summaries of the plans and do not create any rights under any of the plans, and are qualified in their entirety by reference to the plans themselves.

2012 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation we paid to each of our non-employee directors in 2012.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)		All Other Compensation ($) (g)	Total ($)(3) (h)
B. L. Amick	$69,000	$90,000	—	—	—		—	$159,000
J. A. Bennett	$60,000	$90,000	—	—	$1,032	(2)	—	$151,032
S. A. Decker	$60,000	$90,000	—	—	—		—	$150,000
D. M. Hagood	$60,000	$90,000	—	—	—		—	$150,000
J. W. Martin, III	$60,000	$90,000	—	—	—		—	$150,000
J. M. Micali	$60,000	$90,000	—	—	—		—	$150,000
L. M. Miller	$64,000	$90,000	—	—	—		—	$154,000
J. W. Roquemore	$60,000	$90,000	—	—	—		—	$150,000
M. K. Sloan	$64,000	$90,000	—	—	—		—	$154,000
H. C. Stowe	$67,000	$90,000	—	—	—		—	$157,000

(1)	The annual retainer of $90,000 is required to be paid in our common stock. Shares were issued on January 5, 2012, at a weighted average purchase price of $44.38, and on July 3, 2012, at a weighted average purchase price of $48.23, in order to satisfy the retainer fee obligation.

(2)	The amount shown represents above market earnings on Mr. Bennett’s prior cash deferrals into the cash deferral account ($777) and into the now closed Voluntary Deferral Plan ($255).

(3)	Fees in excess of $150,000 represent quarterly leadership fees for directors holding a Committee Chair or Lead Director position, with the exception of Mr. Bennett’s excess fees which are described in footnote (2) above.

AUDIT COMMITTEE REPORT

In connection with the December 31, 2012 financial statements, the Audit Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and (iv) discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Mr. Harold C. Stowe (Chairman)

Mr. D. Maybank Hagood

Mr. James M. Micali

Mr. Maceo K. Sloan

PROPOSAL 2 — APPROVAL OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as our independent registered public accounting firm for the year ended December 31, 2012, and the Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm to audit our 2013 financial statements. Shareholders are being asked to approve this appointment at the 2013 Annual Meeting.

The Board of Directors unanimously recommends a vote FOR approval of Deloitte & Touche LLP’s 2013 appointment.

Unless you indicate to the contrary, the persons identified as proxies on the accompanying proxy card intend to vote the shares represented by your proxy to approve the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit SCANA’s 2013 financial statements.

Representatives of Deloitte & Touche LLP are expected to be present at the 2013 Annual Meeting and available to make such statements as they may desire and to respond to appropriate questions from shareholders.

Pre-Approval of Auditing Services and Permitted Non-Audit Services

SCANA’s Audit Committee Charter requires the Audit Committee to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed by the independent registered public accounting firm. Pursuant to a policy adopted by the Audit Committee, its Chairman may pre-approve the rendering of services on behalf of the Audit Committee. Decisions by the Chairman to pre-approve the rendering of services are presented to the Audit Committee for approval at its next scheduled meeting.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees billed to SCANA and its subsidiaries for the fiscal years ended December 31, 2012 and 2011 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates.

	2012	2011
Audit Fees(1)	$2,432,500	$2,433,100
Audit Related Fees(2)	$283,104	$91,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,715,604	$2,524,100

(1)	Fees for Audit Services billed for 2012 and 2011 consisted of audits of annual financial statements, comfort letters, statutory and regulatory audits, consents and other services related to Securities and Exchange Commission filings, and accounting research.

(2)	Fees primarily for employee benefit plan audits and, in 2012, for non-statutory audit services.

In 2012 and 2011, all of the Audit Fees and Audit Related Fees were approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF DELOITTE & TOUCHE LLP’s 2013 APPOINTMENT.

PROPOSAL 3 — SHAREHOLDER PROPOSAL REGARDING REPEAL OF THE CLASSIFICATION OF THE BOARD OF DIRECTORS

The School Employees Retirement System of Ohio, 300 East Broad Street, Suite 100, Columbus, Ohio 43215-3746, owner of 17,428 shares of SCANA common stock as of October 18, 2012, has notified the Company that it intends to present a proposal for consideration at the 2013 Annual Meeting. As required by the Securities Exchange Act of 1934, the text of the shareholder proposal and supporting statement appear as submitted to the Company by the proponent. The Board and the Company accept no responsibility for the content of the proposal or the supporting statement.

PROPOSAL TO REPEAL CLASSIFIED BOARD

RESOLVED, that shareholders of SCANA Corporation urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2014 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2014 from completing the term for which such director was elected.

SUPPORTING STATEMENT

The proponent of this resolution is the School Employees Retirement System of Ohio. The Shareholder Rights Project submitted the resolution on behalf of the School Employees Retirement System of Ohio.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than two-thirds from 2000 to 2012, and during the period January 1, 2011 to June 30, 2012:

•	More than 50 S&P 500 companies brought management proposals to declassify their boards to a vote at annual meetings;

•	More than 50 precatory declassification proposals passed at annual meetings of S&P 500 companies; and

•	The average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies exceeded 75%.

The significant shareholder support for declassification proposals is consistent with empirical studies reporting that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Although one study (Bates, Becher and Lemmon, 2008) reports that classified boards are associated with higher takeover premiums, this study also reports that classified boards are associated with a lower likelihood of an acquisition and that classified boards are associated with lower firm valuation.

Please vote for this proposal to make directors more accountable to shareholders.

Board of Directors Statement as to the Proposal to Repeal the Classification of the Board

A proposal to Repeal the Classification of our Board of Directors was submitted to our shareholders for the first time at our 2012 Annual Shareholders Meeting. At the 2012 Shareholders Meeting, 38% of the shares outstanding, and 60% of the votes cast, voted in favor of the proposal to repeal the classification of the board, so our Board has determined that in order to further evaluate whether shareholders believe the proposal is in the best interests of our Company and shareholders, the Board will make no recommendation this year on the proposal to declassify the board.

THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION REGARDING THE ADVISORY PROPOSAL TO REPEAL THE CLASSIFIED BOARD.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of beneficial ownership and changes in beneficial ownership of our common stock by our directors, executive officers and greater than 10% beneficial owners. To our knowledge, based solely on a review of Forms 3, 4 and 5 and amendments to such forms furnished to us and written representations made to us, all filings on behalf of such persons were made on a timely basis in 2012.

Shareholder Proposals and Nominations

In order to be considered for inclusion in our proxy statement and proxy card for the 2014 Annual Meeting, a shareholder proposal must be received by us at SCANA Corporation, c/o Corporate Secretary, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, no later than November 25, 2013. Securities and Exchange Commission rules contain standards for determining whether a shareholder proposal is required to be included in a proxy statement.

Under our bylaws, any shareholder who intends to present a proposal or nominate an individual to serve as a director at the 2014 Annual Meeting must notify us no later than November 25, 2013 of the intention to present the proposal or make the nomination. The shareholder also must comply with the other requirements in the bylaws. Any shareholder may request a copy of the relevant bylaw provision by writing to the Office of the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033.

Expenses of Solicitation

This solicitation of proxies is being made by our Board of Directors. We pay the cost of preparing, assembling and mailing this proxy soliciting material, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. We have retained Georgeson, Inc., 199 Water Street, 26th Floor, New York, NY 10038, to assist in the solicitation of proxies for the 2013 Annual Meeting and to provide ongoing governance advice and consultation at a fee of $18,000 plus associated costs and expenses.

In addition to the use of the mail, proxies may be solicited personally, by telephone, by email or other electronic means by our officers and employees without additional compensation.

View Proxy Statement and Annual Report Information Through the Internet

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR

SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2013:

The Proxy Statement, Notice of 2013 Annual Meeting, Annual Financial Statements, and Management’s Discussion and Analysis and Related Annual Report Information are available through the Internet at www.scana.com under the caption “Investor Relations — Financial Reports — Proxy Statements.”

SCANA shareholders may view proxy statements and annual report information at this website. If you choose to view proxy materials through the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

Availability of Form 10-K

We have filed with the Securities and Exchange Commission our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. A copy of the Form 10-K, including the financial statements and financial statement schedules and a list of exhibits, will be provided without charge to each shareholder to whom this proxy statement is delivered upon our receipt of a written request from such shareholder. The exhibits to the Form 10-K also will be provided upon request and payment of copying charges. Requests for a copy of the Form 10-K should be directed to:

Byron W. Hinson

Director-Investor Relations

SCANA Corporation

220 Operation Way, Mail Code B124

Cayce, South Carolina 29033

Incorporation by Reference

We file various documents with the Securities and Exchange Commission, some of which incorporate information by reference. This means that information we have previously filed with the Securities and Exchange Commission should be considered as part of the filing.

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed to be filed with the Securities and Exchange Commission or incorporated by reference into any of our filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically incorporated by reference therein.

References to Our Website Address

References to our website address throughout this Proxy Statement and the accompanying materials are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this Proxy Statement or the accompanying materials.

Directions to the Annual Meeting

From Charlotte:

•	Take I-77 South to Exit 9-A (Garners Ferry Road)

•	Follow the exit onto Garners Ferry Road under I-77. East Exchange Place is the first right turn off Garners Ferry Road immediately before Quality Inn & Suites

•	Follow to Leaside at the end of East Exchange Place. The parking lot is located in front of the building.

From Charleston:

•	Take I-26 to I-77 North toward Charlotte

•	Take Exit 9-A and turn right at traffic light onto Garners Ferry Road. East Exchange Place is the first right turn off Garners Ferry Road immediately before Quality Inn & Suites

•	Follow to Leaside at the end of East Exchange Place. The parking lot is located in front of the building

From Greenville:

•	Take I-26 East toward Columbia/Charleston

•	Take Exit 116 onto I-77 North toward Charlotte

•	Take Exit 9-A and turn right at traffic light onto Garners Ferry Road. East Exchange Place is the first right turn off Garners Ferry Road immediately before Quality Inn & Suites

•	Follow to Leaside at the end of East Exchange Place. The parking lot is located in front of the building

From Downtown (Columbia):

•

Take US 378/76 East (Devine Street/Garners Ferry Road) past the Veterans Administration Hospital (also known as Dorn VA Medical Center) and under the I-77 overpass. East Exchange Place is the first right turn off Garners Ferry Road immediately before Quality Inn & Suites

•	Follow to Leaside at the end of East Exchange Place. The parking lot is located in front of the building

Tickets to the Annual Meeting

An admission ticket or proof of share ownership as of the record date is required to attend the 2013 Annual Meeting. If you plan to use the admission ticket, please remember to detach it from your proxy card before mailing your proxy card. If you forget to bring the admission ticket, you will be admitted to the meeting only if you are listed as a shareholder of record as of the close of business on March 5, 2013 and bring proof of identification. If you hold your shares through a stockbroker or other nominee, you must provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a brokerage statement showing your share ownership as of March 5, 2013.

If you are a shareholder of record and your shares are owned jointly and you need an additional ticket, you should contact the Corporate Secretary, SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, or call 803-217-7568.

SCANA CORPORATION

Gina Champion

Corporate Secretary

March 22, 2013

FINANCIAL APPENDIX

Index to Annual Financial Statements, Management’s Discussion and Analysis and Related Annual Report Information:

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Statements included in this Financial Appendix (or elsewhere herein) which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following:

(1)	the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment;

(2)	regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability, environmental regulations, and actions affecting the construction of new nuclear units;

(3)	current and future litigation;

(4)	changes in the economy, especially in areas served by subsidiaries of SCANA;

(5)	the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets;

(6)	the impact of conservation and demand side management efforts and/or technological advances on customer usage;

(7)	growth opportunities for SCANA’s regulated and diversified subsidiaries;

(8)	the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity;

(9)	changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies;

(10)	the effects of weather, including drought, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA’s subsidiaries;

(11)	payment and performance by counterparties and customers as contracted and when due;

(12)	the results of efforts to license, site, construct and finance facilities for electric generation and transmission;

(13)	maintaining creditworthy joint owners for SCE&G’s new nuclear generation project;

(14)	the ability of suppliers, both domestic and international, to timely provide the labor, components, parts, tools, equipment and other supplies needed, at agreed upon prices, for our construction program, operations and maintenance;

(15)	the results of efforts to ensure the physical and cyber security of key assets and processes;

(16)	the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power;

(17)	the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses;

(18)	labor disputes;

(19)	performance of SCANA’s pension plan assets;

(20)	changes in taxes;

(21)	inflation or deflation;

(22)	compliance with regulations;

(23)	natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and

(24)	the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or its subsidiaries with the SEC.

SCANA disclaims any obligation to update any forward-looking statements.

DEFINITIONS

Abbreviations used in this Financial Appendix have the meanings set forth below unless the context requires otherwise:

TERM	MEANING
AFC	Allowance for Funds Used During Construction
ANI	American Nuclear Insurers
ARO	Asset Retirement Obligation
BACT	Best Available Control Technology
BLRA	Base Load Review Act
CAA	Clean Air Act, as amended
CAIR	Clean Air Interstate Rule
CCR	Coal Combustion Residuals
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CFTC	Commodity Futures Trading Commission
CERCLA	Comprehensive Environmental Response, Compensation and Liability Act
CGT	Carolina Gas Transmission Corporation
COL	Combined Construction and Operating License
Company	SCANA, together with its consolidated subsidiaries
Consortium	A consortium consisting of Westinghouse and Stone and Webster, Inc.
CSAPR	Cross-State Air Pollution Rule
CUT	Customer Usage Tracker
CWA	Clean Water Act
DHEC	South Carolina Department of Health and Environmental Control
Dodd-Frank	Dodd-Frank Wall Street Reform and Consumer Protection Act
DOE	United States Department of Energy
DOJ	United States Department of Justice
DOT	United States Department of Transportation
DSM Programs	Demand Side Management Programs
Energy Marketing	The divisions of SEMI, excluding SCANA Energy
EPA	United States Environmental Protection Agency
EPC Contract	Engineering, Procurement and Construction Agreement dated May 23, 2008
eWNA	Pilot Electric WNA
FERC	United States Federal Energy Regulatory Commission
Fuel Company	South Carolina Fuel Company, Inc.
GENCO	South Carolina Generating Company, Inc.
GHG	Greenhouse Gas
GPSC	Georgia Public Service Commission
GWh	Gigawatt hour
IRP	Integrated Resource Plan
IRS	Internal Revenue Service
JEDA	South Carolina Jobs-Economic Development Authority
kWh	Kilowatt-hour
LOC	Lines of Credit
LTECP	SCANA Long-Term Equity Compensation Plan
MGP	Manufactured Gas Plant
MMBTU	Million British Thermal Units
MW	Megawatt
NASDAQ	The NASDAQ Stock Market, Inc.
NEIL	Nuclear Electric Insurance Limited
New Units	Nuclear Units 2 and 3 under construction at Summer Station
NCUC	North Carolina Utilities Commission
NRC	United States Nuclear Regulatory Commission

TERM	MEANING
NSPS	New Source Performance Standards
NSR	New Source Review
Nuclear Waste Act	Nuclear Waste Policy Act of 1982
NYMEX	New York Mercantile Exchange
NYSE	The New York Stock Exchange
OCI	Other Comprehensive Income
ORS	South Carolina Office of Regulatory Staff
PGA	Purchased Gas Adjustment
Pipeline Safety Act	The Pipeline Safety Improvement Act of 2002
PHMSA	Pipeline Hazardous Materials Safety Administration
Price-Anderson	Price-Anderson Indemnification Act
PRP	Potentially Responsible Party
PSNC Energy	Public Service Company of North Carolina, Incorporated
RCC	Replacement Capital Covenant
RES	Renewable Energy Standard
RSA	Natural Gas Rate Stabilization Act
Santee Cooper	South Carolina Public Service Authority
SCANA	SCANA Corporation, the parent company
SCANA Energy	A division of SEMI which markets natural gas in Georgia
SCE&G	South Carolina Electric & Gas Company
SCEUC	South Carolina Energy Users Committee
SCI	SCANA Communications, Inc.
SCPSC	Public Service Commission of South Carolina
SEC	United States Securities and Exchange Commission
SEMI	SCANA Energy Marketing, Inc.
Southern Natural	Southern Natural Gas Company
Summer Station	V. C. Summer Nuclear Station
Transco	Transcontinental Gas Pipeline Corporation
TSR	Total Shareholder Return
Westinghouse	Westinghouse Electric Company LLC
Williams Station	A.M. Williams Generating Station, owned by GENCO
WNA	Weather Normalization Adjustment

SELECTED FINANCIAL DATA AND OTHER STATISTICAL DATA

As of or for the Year Ended December 31,	2012	2011	2010	2009	2008

	(Millions of dollars, except statistics and per share amounts)
Statement of Income Data
Operating Revenues	$4,176	$4,409	$4,601	$4,237	$5,319
Operating Income	$859	$813	$768	$699	$710
Other Expense	$(257)	$(258)	$(233)	$(175)	$(176)
Preferred Stock Dividends	$—	$—	$—	$(9)	$(7)
Income Available to Common Shareholders	$420	$387	$376	$348	$346
Common Stock Data
Weighted Average Common Shares Outstanding (Millions)	131.1	128.8	125.7	122.1	117.0
Basic Earnings Per Share	$3.20	$3.01	$2.99	$2.85	$2.95
Diluted Earnings Per Share	$3.15	$2.97	$2.98	$2.85	$2.95
Dividends Declared Per Share of Common Stock	$1.98	$1.94	$1.90	$1.88	$1.84
Balance Sheet Data
Utility Plant, Net	$10,896	$10,047	$9,662	$9,009	$8,305
Total Assets	$14,616	$13,534	$12,968	$12,094	$11,502
Total Equity	$4,154	$3,889	$3,702	$3,408	$3,045
Short-term and Long-term Debt	$5,744	$5,306	$4,909	$4,846	$4,698
Other Statistics
Electric:
Customers (Year-End)	669,966	664,196	660,580	654,766	649,571
Total sales (Million kWh)	23,879	24,188	24,884	23,104	24,284
Generating capability – Net MW (Year-End)	5,533	5,642	5,645	5,611	5,695
Territorial peak demand – Net MW	4,761	4,885	4,735	4,557	4,789
Regulated Gas:
Customers, excluding transportation (Year-End)	818,983	803,644	794,841	782,192	774,502
Sales, excluding transportation (Thousand Therms)	798,978	812,416	931,879	832,931	848,568
Transportation customers (Year-End)	499	492	491	482	474
Transportation volumes (Thousand Therms)	1,559,542	1,585,202	1,546,234	1,388,096	1,366,675
Retail Gas Marketing:
Retail customers (Year-End)	449,144	455,258	464,123	455,198	459,250
Firm customer deliveries (Thousand Therms)	310,442	341,554	402,583	347,324	356,288
Nonregulated interruptible customer deliveries (Thousand Therms)	1,981,085	1,845,327	1,728,161	1,628,942	1,526,933

SCANA’S BUSINESS

Regulated Utilities

SCE&G is engaged in the generation, transmission, distribution and sale of electricity to approximately 670,000 customers and the purchase, sale and transportation of natural gas to approximately 323,000 customers (each as of December 31, 2012). SCE&G’s business experiences seasonal fluctuations, with generally higher sales of electricity during the summer and winter months because of air conditioning and heating requirements, and generally higher sales of natural gas during the winter months due to heating requirements. SCE&G’s electric service territory extends into 24 counties covering nearly 17,000 square miles in the central, southern and southwestern portions of South Carolina. The service area for natural gas encompasses all or part of 35 counties in South Carolina and covers approximately 22,600 square miles. More than 3.2 million persons live in the counties where SCE&G conducts its business. Resale customers include municipalities, electric cooperatives, other investor-owned utilities, registered marketers and federal and state electric agencies. Predominant industries served by SCE&G include chemicals, educational services, paper products, food products, lumber and wood products, health services, textile manufacturing, rubber and miscellaneous plastic products and fabricated metal products.

GENCO owns Williams Station and sells electricity solely to SCE&G.

Fuel Company acquires, owns, provides financing for and sells at cost to SCE&G nuclear fuel, certain fossil fuels and emission and other environmental allowances.

PSNC Energy purchases, sells and transports natural gas to approximately 497,000 residential, commercial and industrial customers (as of December 31, 2012). PSNC Energy serves 28 franchised counties covering 12,000 square miles in North Carolina. The predominant industries served by PSNC Energy include educational services, food products, health services, chemicals, non-woven textiles and construction-related materials.

CGT operates as an open access, transportation-only interstate pipeline company regulated by FERC. CGT operates in southeastern Georgia and in South Carolina and has interconnections with Southern Natural at Port Wentworth, Georgia and with Southern LNG, Inc. at Elba Island, near Savannah, Georgia. CGT also has interconnections with Southern Natural in Aiken County, South Carolina, and with Transco in Cherokee and Spartanburg counties, South Carolina. CGT’s customers include SCE&G (which uses natural gas for electricity generation and for gas distribution to retail customers), SEMI (which markets natural gas to industrial and sale for resale customers, primarily in the Southeast), municipalities, county gas authorities, federal and state agencies, marketers, power generators and industrial customers primarily engaged in the manufacturing or processing of ceramics, paper, metal, and textiles.

Nonregulated Businesses

SEMI markets natural gas primarily in the southeast and provides energy-related risk management services. SCANA Energy, a division of SEMI, sells natural gas to approximately 450,000 customers (as of December 31, 2012, and includes approximately 72,000 customers in its regulated division) in Georgia’s natural gas market. SCANA Energy’s contract to serve as Georgia’s regulated provider of natural gas has been renewed by the GPSC through August 31, 2014. SCANA Energy’s total customer base represents an approximately 30% share of the approximately 1.5 million customers in Georgia’s deregulated natural gas market. SCANA Energy remains the second largest natural gas marketer in Georgia.

SCI owns and operates a 500-mile fiber optic telecommunications network and ethernet network and data center facilities in South Carolina. Through a joint venture, SCI has an interest in an additional 2,280 miles of fiber in South Carolina, North Carolina and Georgia. SCI also provides tower site construction, management and rental services and sells towers in South Carolina and North Carolina. SCI leases fiber optic capacity, data center space and tower space to certain affiliates at market rates.

ServiceCare, Inc. provides service contracts on home appliances and heating and air conditioning units.

SCANA Services, Inc. provides administrative, management and other services to SCANA’s subsidiaries and business units.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

SCANA, through its wholly-owned regulated subsidiaries, is primarily engaged in the generation, transmission, distribution and sale of electricity in parts of South Carolina and in the purchase, transmission and sale of natural gas in portions of North Carolina and South Carolina. Through a wholly-owned nonregulated subsidiary, SCANA markets natural gas to retail customers in Georgia and to wholesale customers primarily in the southeast. Other wholly-owned nonregulated subsidiaries provide fiber optic and other telecommunications services and provide service contracts on certain home appliances and heating and air conditioning units. A service company subsidiary of SCANA provides administrative, management and other services to SCANA and its subsidiaries.

The following map indicates areas where the Company’s significant business segments conduct their activities, as further described in this overview section.

The following percentages reflect revenues and net income earned by the Company’s regulated and nonregulated businesses (including the holding company) and the percentage of total assets held by them.

	2012	2011	2010
Revenues
Regulated	77%	74%	73%
Nonregulated	23%	26%	27%

Net Income
Regulated	99%	97%	96%
Nonregulated	1%	3%	4%

Assets
Regulated	95%	94%	95%
Nonregulated	5%	6%	5%

Key Earnings Drivers and Outlook

During 2012, economic growth showed signs of improvement in the southeast, though the Company cannot determine if such improvement will be sustainable. Significant industrial announcements were made in the Company’s South Carolina and North Carolina service territory during the year, and announcements made in previous years began to materialize. In addition, the Port of Charleston continues to see increased traffic, with container volume up 9.6% over 2011. Residential and commercial customer growth rates in the Company’s regulated businesses also were positive. Unemployment rates for the states in which the Company primarily provides service also showed some improvement in 2012, though unemployment remains high and continues to slow the pace of economic recovery in the Southeast.

Unemployment (seasonally adjusted)	United States	Georgia	North Carolina	South Carolina
December 31, 2012 (preliminary)	7.8%	8.6%	9.2%	8.4%
December 31, 2011	8.9%	9.4%	10.4%	9.6%

Over the next five years, key earnings drivers for the Company will be additions to rate base at its regulated subsidiaries, consisting primarily of capital expenditures for new generating capacity, environmental facilities and system expansion. Other factors that will impact future earnings growth include the regulatory environment, customer growth and usage in each of the regulated utility businesses, earnings in the natural gas marketing business in Georgia and the level of growth of operation and maintenance expenses and taxes.

Electric Operations

The electric operations segment is comprised of the electric operations of SCE&G, GENCO and Fuel Company, and is primarily engaged in the generation, transmission, distribution and sale of electricity in South Carolina. At December 31, 2012, SCE&G provided electricity to approximately 670,000 customers in an area covering nearly 17,000 square miles. GENCO owns a coal-fired generating station and sells electricity solely to SCE&G. Fuel Company acquires, owns, provides financing for and sells at cost to SCE&G nuclear fuel, certain fossil fuels and emission and other environmental allowances.

Operating results for electric operations are primarily driven by customer demand for electricity, rates allowed to be charged to customers and the ability to control growth in costs. The effect of weather on operating results is largely mitigated by the eWNA. Embedded in the rates charged to customers is an allowed regulatory return on equity. SCE&G’s allowed return on equity through 2012 was 10.7% for non-BLRA expenditures, and 11.0% for BLRA-related expenditures. As further described in Note 2 to the consolidated financial statements, SCE&G’s allowed return on equity for non-BLRA expenditures became 10.25% effective January 1, 2013. Demand for electricity is primarily affected by weather, customer growth and the economy. SCE&G is able to recover the cost of fuel used in electric generation through retail customers’ bills, but increases in fuel costs affect electric prices and, therefore, the competitive position of electricity against other energy sources.

On May 30, 2012, SCE&G filed an IRP with the SCPSC. The IRP evaluates future electric generation needs based on a variety of factors, including customer energy demands, EPA regulations, reserve margins and fuel costs. The IRP identified a total of six coal-fired units that SCE&G intends to retire by 2018, subject to future developments in environmental regulations, among other matters. These units have an aggregate generating capacity (summer 2012) of 730 MW. One unit, with a net carrying value of $20 million at December 31, 2012, was retired and its value is recorded in regulatory assets. Under provisions of a December 2012 rate order, SCE&G will be allowed recovery of and a return on the net carrying value of this unit over its original remaining useful life of approximately 14 years. The net carrying value of the remaining units totaled $362 million at December 31, 2012, and is identified as Plant to be Retired, Net in the consolidated financial statements. SCE&G plans to request recovery of and a return on the net carrying value of these remaining units in future rate proceedings in connection with their retirement, and expects that such deferred amounts will be recovered through rates. In the meantime, these units remain in rate base, and SCE&G continues to depreciate them using composite straight-line rates approved by the SCPSC.

New Nuclear Construction

SCE&G is constructing two 1,117 MW nuclear generation units at the site of Summer Station. SCE&G will jointly own the New Units with one or more parties, and SCE&G will be responsible for 55% of the cost and receive 55% of the output, with other parties responsible for and receiving the remaining share. SCE&G’s share of the estimated cash outlays (future value, excluding AFC) totals approximately $6 billion for plant costs and related transmission infrastructure costs, which costs are projected based on historical one-year and five-year escalation rates as required by the SCPSC. The first New Unit is scheduled for substantial completion in 2017, and the second in 2018.

Significant recent developments in new nuclear construction include the following:

•	In March 2012, the NRC approved and issued COLs for the New Units.

•	In April 2012, SCE&G issued a Full Notice to Proceed to the Consortium for construction of the New Units, allowing for the commencement of safety related aspects of the project.

•

In July 2012, SCE&G and the Consortium finalized an agreement resolving specific issues that impacted the project’s budget and schedule. These included claims specifically relating to COL delays, design modifications of the shield building and certain pre-fabricated structural modules for the New Units, and unanticipated rock conditions at the site. SCE&G’s portion of the costs for these specific claims was set at approximately $138 million (in 2007 dollars).

•

The SCPSC approved a 2.3% increase, or approximately $52.1 million, in a rate adjustment under the BLRA designed to incorporate the financing cost of incremental construction work in progress incurred for the new nuclear generation. The adjustment was based on SCE&G’s updated cost of debt and capital structure and on an allowed return on common equity of 11.0%. The increase was effective for bills rendered on and after October 30, 2012.

•	In October 2012, the project received its last major environmental permit, which is the National Pollutant Discharge Elimination System permit for the wastewater system of the New Units.

•

In November 2012, the SCPSC approved an updated construction schedule and additional updated capital costs of $278 million (SCE&G’s portion in 2007 dollars), which included substantially all of the costs finalized in the July 2012 agreement with the Consortium.

•

In February 2013, work began on the reinforcing bar reconfiguration in the Unit 2 nuclear island elevator pit and sump areas. The initial pouring of the Unit 2 nuclear island basemat could take place in the first quarter of 2013 following the completion of this work and based upon an expedited approval by the NRC staff. It is not anticipated that the resolution of this issue will cause a delay in the commercial operation of the New Units in 2017 and 2018.

•

The components of the condenser for Unit 2 have arrived onsite and are being assembled. Shipment of the reactor vessel for Unit 2 is planned for the second quarter of 2013, and the steam generators for Unit 2 are scheduled to be delivered early in 2013.

•	While progress has been made with production, quality assurance and quality control issues, the schedule for fabrication of sub-modules at the contractor facility remains a focus area for the project.

For additional information on these and other matters, see New Nuclear Construction Matters herein and Note 2 and Note 10 to the consolidated financial statements.

Environmental

The EPA proposed new rules in 2012 related to air quality that would establish a new source performance standard for GHG emission from fossil fuel-fired electric generating units. Also, in October 2012, the EPA filed a petition with the United States Court of Appeals for the District of Columbia for a rehearing of the court’s decision that vacated CSAPR and left CAIR in place. In January 2013, the Court denied this petition. In 2013, additional significant regulatory initiatives by the EPA and other federal agencies will likely proceed. These initiatives may require the Company to build or otherwise acquire generating capacity from energy sources that exclude fossil fuels, nuclear or hydro facilities (for example, under an RES). It is also possible that new initiatives will be introduced to reduce further carbon dioxide and other greenhouse gas emissions. The Company cannot predict whether such initiatives will be enacted, and if they are, the conditions they would impose on utilities.

The EPA has stated its intention to propose, in 2013, new federal regulations affecting the management and disposal of CCR, such as ash. Such regulations could result in the treatment of some CCRs as hazardous waste and could impose significant costs to utilities, such as SCE&G and GENCO. The EPA is also expected to issue regulations during 2013 for cooling water intake structures to meet BACT at existing power generating stations. While the Company cannot predict how extensive the regulations will be, the Company believes that any additional costs imposed by such regulations would be recoverable through rates.

Gas Distribution

The gas distribution segment, comprised of the local distribution operations of SCE&G and PSNC Energy, is primarily engaged in the purchase, transportation and sale of natural gas to retail customers in portions of North Carolina and South Carolina. At December 31, 2012 this segment provided natural gas to approximately 819,600 customers in areas covering 34,600 square miles.

Operating results for gas distribution are primarily influenced by customer demand for natural gas, rates allowed to be charged to customers and the ability to control growth in costs. Embedded in the rates charged to customers is an allowed regulatory return on equity of 10.25% for SCE&G and 10.60% for PSNC Energy.

Demand for natural gas is primarily affected by weather, customer growth, the economy and the availability and price of alternate fuels. Natural gas competes with electricity, propane and heating oil to serve the heating and, to a lesser extent, other household energy needs of residential and small commercial customers. This competition is generally based on price and convenience. Large commercial and industrial customers often have the ability to switch from natural gas to an alternate fuel, such as propane or fuel oil. Natural gas competes with these alternate fuels based on price. As a result, any significant disparity between supply and demand, either of natural gas or of alternate fuels, and due either to production or delivery disruptions or other factors, will affect price and will impact the Company’s ability to retain large commercial and industrial customers. In addition, the production of shale gas in the United States has resulted in significantly lower prices for this commodity in 2010 through 2012. Low natural gas commodity prices are expected to continue in 2013 and for the foreseeable future.

Retail Gas Marketing

SCANA Energy, a division of SEMI, comprises the retail gas marketing segment. This segment markets natural gas to approximately 450,000 customers throughout Georgia (as of December 31, 2012, and includes approximately 72,000 customers in its regulated division described below). SCANA Energy’s total customer base represents an approximate 30% share of the customers in Georgia’s deregulated natural gas market. SCANA Energy remains the second largest natural gas marketer in the state. SCANA Energy’s competitors include an affiliate of a large energy company with experience in Georgia’s energy market, as well as several electric membership cooperatives. SCANA Energy’s ability to maintain its market share depends on the prices it charges customers relative to the prices charged by its competitors, its ability to continue to provide high levels of customer service and other factors. In addition, SCANA Energy’s operating results are highly sensitive to weather. This market has matured in the last decade, resulting in lower margins and enhanced competition for customers.

As Georgia’s regulated provider, SCANA Energy provides service to low-income customers and to customers unable to obtain or maintain natural gas service from other marketers at rates approved by the GPSC. SCANA Energy receives funding from the Universal Service Fund to offset some of the bad debt associated with the low-income group. SCANA Energy’s contract to serve as Georgia’s regulated provider of natural gas has been renewed by the GPSC through August 31, 2014. SCANA Energy files financial and other information periodically with the GPSC, and such information is available at www.psc.state.ga.us (which is not intended as an active hyperlink; the information on the GPSC website is not part of this or any other report filed with the SEC).

SCANA Energy and certain of SCANA’s other natural gas distribution and marketing segments maintain gas inventory and utilize forward contracts and other financial instruments, including commodity swaps and futures contracts, to manage their exposure to fluctuating commodity natural gas prices. See Note 6 to the consolidated financial statements. As a part of this risk management process, at any given time, a portion of SCANA’s projected natural gas needs has been purchased or otherwise placed under contract. Since SCANA Energy operates in a competitive market, it may be unable to sustain its current levels of customers and/or pricing, thereby reducing expected margins and profitability. Further, there can be no assurance that Georgia’s gas delivery regulatory framework will remain unchanged as dynamic market conditions evolve.

Energy Marketing

The divisions of SEMI excluding SCANA Energy comprise the energy marketing segment. This segment markets natural gas primarily in the southeast and provides energy-related risk management services to customers.

The operating results for energy marketing are primarily influenced by customer demand for natural gas and the ability to control growth of costs. Demand for natural gas is primarily affected by the price of alternate fuels and customer growth. In addition, certain pipeline capacity available for Energy Marketing to serve industrial and other customers is dependent upon the market share held by SCANA Energy in the retail market.

RESULTS OF OPERATIONS

	2012	2011	2010
Basic earnings per share	$3.20	$3.01	$2.99
Diluted earnings per share	$3.15	$2.97	$2.98
Cash dividends declared (per share)	$1.98	$1.94	$1.90

• 2012 vs 2011	Basic earnings per share increased due to higher electric margin of $.49, higher gas margin of $.01 and gains on sales of communications towers of $.04. These increases were partially offset by higher operating expenses of $.17, higher depreciation expense of $.05, higher property taxes of $.03, dilution from additional shares outstanding of $.06, higher interest expense of $.02 and by $.02 due to other items.

• 2011 vs 2010	Basic earnings per share increased due to higher electric margin of $.42 and lower operating expenses of $.06. These increases were partially offset by lower gas margin of $.13, higher depreciation expense of $.06, higher property taxes of $.06, dilution from additional shares outstanding of $.07 and higher interest expense of $.14.

Diluted Earnings Per Share

In May 2010, SCANA entered into equity forward sales contracts for approximately 6.6 million common shares. During periods when the average market price of SCANA’s common stock is above the per share adjusted forward sales price, the Company computes diluted earnings per share giving effect to this dilutive potential common stock utilizing the treasury stock method. SCANA settled the equity forward contracts in the first quarter of 2013.

AFC

AFC is a utility accounting practice whereby a portion of the cost of both equity and borrowed funds used to finance construction (which is shown on the balance sheet as construction work in progress) is capitalized. The Company includes an equity portion of AFC in nonoperating income and a debt portion of AFC in interest charges (credits) as noncash items, both of which have the effect of increasing reported net income. AFC represented approximately 5.4% of income before income taxes in 2012, 3.9% in 2011 and 5.6% in 2010.

Electric Operations

Electric Operations is comprised of the electric operations of SCE&G, GENCO and Fuel Company. Electric operations sales margin (including transactions with affiliates) was as follows:

Millions of dollars	2012	Change	2011	Change	2010
Operating revenues	$2,453.1	0.9%	$2,432.2	2.5%	$2,373.9
Less: Fuel used in generation	844.2	(8.5)%	922.5	(2.6)%	946.7
Purchased power	28.1	46.4%	19.2	12.9%	17.0

Margin	$1,580.8	6.1%	$1,490.5	5.7%	$1,410.2

• 2012 vs 2011	Margin increased primarily by $54.4 million due to an increase in retail electric base rates approved by the SCPSC under the BLRA, by $3.7 million due to customer growth and by $11.0 million due to the expiration of a decrement rider approved in the 2010 retail electric base rate case.

• 2011 vs 2010	Margin increased by $49.0 million due to an increase in retail electric base rates approved by the SCPSC under the BLRA and by $34.5 million due to an SCPSC-approved increase in retail electric base rates in July 2010. Also, margin in the first quarter of 2010 was adjusted downward by $17.4 million pursuant to an SCPSC regulatory order in connection with SCE&G’s annual fuel cost proceeding. These increases were partially offset by $12.0 million due to the effects of weather in 2010 before the implementation of the SCPSC-approved eWNA and by lower customer usage of $8.7 million.

Sales volumes (in GWh) related to the electric margin above, by class, were as follows:

Classification	2012	Change	2011	Change	2010
Residential	7,571	(8.0)%	8,232	(6.4)%	8,791
Commercial	7,291	(1.4)%	7,397	(3.7)%	7,684
Industrial	5,836	(1.7)%	5,938	1.3%	5,863
Other	586	2.4%	572	(1.5)%	581

Total retail sales	21,284	(3.9)%	22,139	(3.4)%	22,919
Wholesale	2,595	26.6%	2,049	4.3%	1,965

Total Sales	23,879	(1.3)%	24,188	(2.8)%	24,884

• 2012 vs 2011	Retail sales volume decreased by 983 GWh primarily due to the effects of milder weather. The increase in wholesale sales is primarily due to higher contract utilization by a wholesale customer.

• 2011 vs 2010	Total retail sales volumes decreased by 775 GWh due to weather.

Gas Distribution

Gas Distribution is comprised of the local distribution operations of SCE&G and PSNC Energy. Gas Distribution sales margin (including transactions with affiliates) was as follows:

Millions of dollars	2012	Change	2011	Change	2010
Operating revenues	$765.0	(9.0)%	$840.4	(14.2)%	$979.4
Less: Gas purchased for resale	374.6	(19.7)%	466.3	(22.5)%	601.7

Margin	$390.4	4.4%	$374.1	(1.0)%	$377.7

• 2012 vs 2011	Margin at SCE&G increased by $8.3 million due to the SCPSC-approved increases in retail gas base rates under the RSA which became effective with the first billing cycles of November 2011 and 2012. Margin at PSNC Energy increased by $5.1 million primarily due to residential and commercial customer growth and increased industrial sales due to the competitive price of gas versus alternate fuel sources.

• 2011 vs 2010	Margin at SCE&G decreased by $8.2 million due to the SCPSC-approved decrease in retail gas base rates under the RSA which became effective with the first billing cycle of November 2010. This decrease was partially offset by an increase of $1.8 million due to the SCPSC-approved increase in retail gas base rates which became effective with the first billing cycle of November 2011. Margin at PSNC Energy increased by $2.9 million primarily due to residential and commercial customer growth.

Sales volumes (in MMBTU) by class, including transportation gas, were as follows:

Classification (in thousands)	2012	Change	2011	Change	2010
Residential	33,161	(9.3)%	36,568	(19.2)%	45,251
Commercial	25,001	(3.0)%	25,772	(11.0)%	28,972
Industrial	21,340	13.6%	18,782	(0.4)%	18,860
Transportation gas	38,736	13.4%	34,152	3.2%	33,089

Total	118,238	2.6%	115,274	(8.6)%	126,172

• 2012 vs 2011	Residential and commercial sales volume decreased primarily due to milder weather. Industrial and transportation sales volumes increased due to the competitive price of gas versus alternate fuel sources.

• 2011 vs 2010	Residential, commercial and industrial sales volume decreased primarily due to milder weather. Transportation sales volume increased primarily as a result of improved economic conditions and the competitive price of gas versus alternate fuel sources.

Retail Gas Marketing

Retail Gas Marketing is comprised of SCANA Energy which operates in Georgia’s natural gas market. Retail Gas Marketing revenues and net income were as follows:

Millions of dollars	2012	Change	2011	Change	2010
Operating revenues	$412.5	(13.8)%	$478.8	(13.4)%	$552.9
Net Income	$10.5	(56.6)%	$24.2	(20.7)%	$30.5

• 2012 vs 2011	Reductions in operating revenues and net income were primarily due to milder weather and a decrease in the number of customers served under the regulated provider program in 2012.

• 2011 vs 2010	Operating revenues decreased as a result of milder weather and lower consumption. Net income decreased due to lower margins, partially offset by lower bad debt and operating expenses.

Energy Marketing

Energy Marketing is comprised of the Company’s nonregulated marketing operations, excluding SCANA Energy. Energy Marketing operating revenues and net income were as follows:

Millions of dollars	2012	Change	2011	Change	2010
Operating revenues	$669.0	(20.8)%	$844.9	(3.3)%	$874.1
Net Income	$5.4	22.7%	$4.4	12.8%	$3.9

• 2012 vs 2011	Operating revenues decreased due to lower market prices. Net income increased due to higher consumption.

• 2011 vs 2010	Operating revenues decreased due to lower market prices. Net income increased due to lower operating expenses, including bad debt.

Other Operating Expenses

Other operating expenses were as follows:

Millions of dollars	2012	Change	2011	Change	2010
Other operation and maintenance	$689.3	4.8%	$657.9	(1.8)%	$669.9
Depreciation and amortization	356.1	2.8%	346.3	3.3%	335.1
Other taxes	207.1	3.1%	200.8	5.5%	190.4

• 2012 vs 2011	Other operation and maintenance expenses increased by $9.3 million due to higher generation, transmission and distribution expenses and by $25.0 million due to higher incentive compensation and other benefits. These increases were partially offset by $3.9 million due to lower customer service expenses, including bad debt expense, and by $1.6 million due to lower general expenses. Depreciation and amortization expense increased primarily due to net property additions. Other taxes increased primarily due to higher property taxes.

• 2011 vs 2010	Other operation and maintenance expenses decreased by $7.8 million due to lower customer service expenses, including bad debt expense, and by $4.1 million due to lower incentive compensation and other benefits. These decreases were partially offset by $0.8 million due to higher generation, transmission and distribution expenses. Depreciation and amortization expense increased primarily due to net property additions. Other taxes increased primarily due to higher property taxes.

Other Income (Expense)

Other income (expense) includes the results of certain incidental (non-utility) activities and the activities of certain non-regulated subsidiaries. Components of other income (expense) were as follows:

Millions of dollars	2012	Change	2011	Change	2010
Other income	$58.6	12.3%	$52.2	(0.9)%	$52.7
Other expense	(42.1)	5.3%	(40.0)	1.3%	(39.5)

Total	$16.5	35.2%	$12.2	(7.6)%	$13.2

• 2012 vs 2011	Changes in other income were primarily due to the sales of communications towers in 2012 by a non-regulated subsidiary. Changes in other expense were not significant.

• 2011 vs 2010	Changes in other income (expense) were not significant.

Interest Expense

Components of interest expense, net of the debt component of AFC, were as follows:

Millions of dollars	2012	Change	2011	Change	2010
Interest on long-term debt, net	$290.2	4.9%	$276.6	5.9%	$261.1
Other interest expense	5.2	(32.5)%	7.7	71.1%	4.5

Total	$295.4	3.9%	$284.3	7.0%	$265.6

Interest on long-term debt increased in each year primarily due to increased long-term borrowings. Other interest expense decreased in 2012 and increased in 2011, primarily due to corresponding changes in principal balances outstanding on short-term debt over the respective prior year and also due to the reversal in 2012 of interest which had been accrued in 2011 related to a tax uncertainty that was resolved (see Note 5 to the consolidated financial statements).

Income Taxes

Income tax expense increased in 2012 over 2011 and in 2011 over 2010 primarily due to increases in income before taxes.

LIQUIDITY AND CAPITAL RESOURCES

The Company anticipates that its contractual cash obligations will be met through internally generated funds, the incurrence of additional short- and long-term indebtedness and sales of equity securities. The Company expects that barring a future impairment of the capital markets, it has or can obtain adequate sources of financing to meet its projected cash requirements for the foreseeable future, including the cash requirements for nuclear construction and refinancing maturing long-term debt. The Company’s ratio of earnings to fixed charges for the year ended December 31, 2012 was 2.93.

Cash requirements for SCANA’s regulated subsidiaries arise primarily from their operational needs, funding their construction programs and payment of dividends to SCANA. The ability of the regulated subsidiaries to replace existing plant investment, to expand to meet future demand for electricity and gas and to install equipment necessary to comply with environmental regulations, will depend on their ability to attract the necessary financial capital on reasonable terms. Regulated subsidiaries recover the costs of providing services through rates charged to customers. Rates for regulated services are generally based on historical costs. As customer growth and inflation occur and these subsidiaries continue their ongoing construction programs, rate increases will be sought. The future financial position and results of operations of the regulated subsidiaries will be affected by their ability to obtain adequate and timely rate and other regulatory relief.

The Company obtains equity from SCANA’s stock plans. Shares of SCANA common stock are acquired on behalf of participants in SCANA’s Investor Plus Plan and Stock Purchase-Savings Plan through the original issuance of shares, rather than being purchased on the open market. This provided approximately $97 million of additional equity during 2012 and is expected to provide approximately $106 million of additional capital in 2013. Due primarily to new nuclear construction plans, the Company anticipates keeping this strategy in place for the foreseeable future. The Company also issued 6.6 million common shares under forward sales contracts in the first quarter of 2013.

SCANA’s leverage ratio of long- and short-term debt to capital was approximately 58% at December 31, 2012. SCANA has publicly announced its desire to return its leverage ratio to levels between 54% and 57%, but SCANA’s ability to achieve and maintain those levels depends on a number of factors. In the future, if SCANA is not able to achieve and maintain its leverage ratio within the desired range, the Company’s debt ratings may be affected, it may be required to pay higher interest rates on its long- and short-term indebtedness, and its access to the capital markets may be limited.

Capital Expenditures

Cash outlays for property additions and construction expenditures, including nuclear fuel, net of AFC, were $1.1 billion in 2012 and are estimated to be $1.6 billion in 2013.

The Company’s current estimates of its capital expenditures for construction and nuclear fuel for 2013-2015, which are subject to continuing review and adjustment, are as follows:

Estimated Capital Expenditures

Millions of dollars	2013	2014	2015
SCE&G – Normal
Generation	$135	$127	$125
Transmission & Distribution	218	216	270
Other	9	11	18
Gas	51	50	52
Common	8	7	5

Total SCE&G – Normal	421	411	470
PSNC Energy	106	127	72
Other	47	58	49

Total Normal	574	596	591
New Nuclear (including transmission)	957	980	867

Cash Requirements for Construction	1,531	1,576	1,458
Nuclear Fuel	108	55	39

Total Estimated Capital Expenditures	$1,639	$1,631	$1,497

The Company’s contractual cash obligations as of December 31, 2012 are summarized as follows:

Contractual Cash Obligations

	Payments due by periods
Millions of dollars	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
Long- and short-term debt, including interest	$10,796	$1,071	$907	$1,275	$7,543
Capital leases	16	4	9	1	2
Operating leases	49	10	12	2	25
Purchase obligations	4,262	1,159	1,059	2,042	2
Other commercial commitments	4,235	951	1,533	922	829

Total	$19,358	$3,195	$3,520	$4,242	$8,401

Included in the table above in purchase obligations is SCE&G’s portion of a contractual agreement for the design and construction of the New Units at the Summer Station site. SCE&G expects to be a joint owner and share operating costs and generation output of the New Units, with SCE&G responsible for 55 percent of the cost and receiving 55 percent of the output, and the other joint owner (or owners) the remaining 45 percent.

Also included in purchase obligations are customary purchase orders under which the Company has the option to utilize certain vendors without the obligation to do so. The Company may terminate such arrangements without penalty.

Other commercial commitments include estimated obligations under forward contracts for natural gas purchases. Forward contracts for natural gas purchases include customary “make-whole” or default provisions, but are not considered to be “take-or-pay” contracts. Certain of these contracts relate to regulated businesses; therefore, the effects of such contracts on fuel costs are reflected in electric or gas rates. Other commercial commitments also include a “take-and-pay” contract for natural gas which expires in 2019 and estimated obligations for coal and nuclear fuel purchases.

In addition to the contractual cash obligations above, the Company sponsors a noncontributory defined benefit pension plan and an unfunded health care and life insurance benefit plan for retirees. The pension plan is adequately funded under current regulations, and no contributions are anticipated until after 2014. Cash payments under the health care and life insurance benefit plan were $10.9 million in 2012, and such annual payments are expected to be the same or increase up to $14.3 million in the future.

In addition, the Company is party to certain NYMEX natural gas futures contracts for which any unfavorable market movements are funded in cash. These derivatives are accounted for as cash flow hedges and their effects are reflected within other comprehensive income until the anticipated sales transactions occur. See further discussion at Quantitative and Qualitative Disclosures About Market Risk. At December 31, 2012, the Company had posted $10.8 million in cash collateral for such contracts. In addition, the Company had posted $67.5 million in cash collateral related to interest rate derivative contracts.

The Company also has a legal obligation associated with the decommissioning and dismantling of Summer Station Unit 1 and other conditional asset retirement obligations that are not listed in the contractual cash obligations table. See Notes 1 and 10 to the consolidated financial statements.

Financing Limits and Related Matters

The Company’s issuance of various securities, including long-term and short-term debt, is subject to customary approval or authorization by regulatory bodies including state public service commissions and FERC. Financing programs currently utilized by the Company follow.

SCE&G has obtained FERC authority to issue short-term indebtedness and to assume liabilities as a guarantor (pursuant to Section 204 of the Federal Power Act). SCE&G may issue unsecured promissory notes, commercial paper and direct loans in amounts not to exceed $1.6 billion outstanding with maturity dates of one year or less, and may enter into guaranty agreements in favor of lenders, bankers, and dealers in commercial paper in amounts not to exceed $600 million. GENCO has obtained FERC authority to issue short-term indebtedness not to exceed $150 million outstanding with maturity dates of one year or less. The authority described herein will expire in October 2014.

In October 2012, the Company’s existing committed LOCs were amended and extended. As a result, at December 31, 2012 SCANA, SCE&G (including Fuel Company) and PSNC Energy were parties to five-year credit agreements in the amounts of $300 million, $1.2 billion, of which $500 million relates to Fuel Company, and $100 million, respectively, which expire in October 2017. In addition, at December 31, 2012 SCE&G was party to a three-year credit agreement in the amount of $200 million which expires in October 2015. These credit agreements are used for general corporate purposes, including liquidity support for each company’s commercial paper program and working capital needs and, in the case of Fuel Company, to finance or refinance the purchase of nuclear fuel, certain fossil fuels, and emission and other environmental allowances. For a list of banks providing credit support and other information, see Note 4 to the consolidated financial statements.

As of December 31, 2012, the Company had no outstanding borrowings under its $1.8 billion credit facilities, had approximately $623 million in commercial paper borrowings outstanding, was obligated under $3.3 million in LOC supported letters of credit, and held approximately $72 million in cash and temporary investments. The Company regularly monitors the commercial paper and short-term credit markets to optimize the timing for repayment of the outstanding balance on its draws, while maintaining appropriate levels of liquidity. Average short-term borrowings outstanding during 2012 were approximately $560 million. Short-term cash needs were met primarily through the issuance of commercial paper.

At December 31, 2012, the Company’s long-term debt portfolio has a weighted average maturity of approximately 17 years and bears an average cost of 5.88%. Substantially all of the Company’s long-term debt bears fixed interest rates or is swapped to fixed. To further preserve liquidity, the Company rigorously reviews its projected capital expenditures and operating costs and adjusts them where possible without impacting safety, reliability, and core customer service.

The Company’s articles of incorporation do not limit the dividends that may be paid on its common stock. However, SCANA’s junior subordinated indenture (relating to the hereinafter defined Hybrids), SCE&G’s bond indenture (relating to the hereinafter defined Bonds) and PSNC Energy’s note purchase and debenture purchase agreements each contain provisions that, under certain circumstances which the Company considers to be remote, could limit the payment of cash dividends on their respective common stock.

With respect to hydroelectric projects, the Federal Power Act requires the appropriation of a portion of certain earnings therefrom. At December 31, 2012, approximately $61.0 million of retained earnings were restricted by this requirement as to payment of cash dividends on SCE&G’s common stock.

SCANA Corporation

SCANA has in effect an indenture which permits the issuance of unsecured debt securities from time to time including its medium-term notes. This indenture contains no specific limit on the amount of unsecured debt securities which may be issued.

SCANA has outstanding $150 million of enhanced junior subordinated notes (Hybrids) bearing an interest rate of 7.70% and maturing on January 30, 2065, subject to extension to January 30, 2080. Because their structure and terms are characteristic of both debt instruments and equity securities, the credit rating agencies consider securities like the Hybrids to be hybrid debt instruments and give some “equity credit” to the issuers of such securities for purposes of computing leverage ratios of debt to capital. The Hybrids are only subject to redemption at SCANA’s option and may be redeemed at any time, although the redemption prices payable by SCANA differ depending on the timing of the redemption and the circumstances (if any) giving rise thereto.

In connection with the Hybrids, SCANA executed an RCC in favor of the holders of certain designated debt (referred to as “covered debt”). Under the terms of the RCC, SCANA agreed not to redeem or repurchase all or part of the Hybrids prior to the termination date of the RCC, unless it uses the proceeds of certain qualifying securities sold to non-affiliates within 180 days prior to the redemption or repurchase date. The proceeds SCANA receives from such qualifying securities, adjusted by a predetermined factor, must exceed the redemption or repurchase price of the Hybrids. Qualifying securities include common stock, and other securities that generally rank equal to or junior to the Hybrids and include distribution, deferral and long-dated maturity features similar to the Hybrids. For purposes of the RCC, non-affiliates include (but are not limited to) individuals enrolled in SCANA’s dividend reinvestment plan, direct stock purchase plan and employee benefit plans.

The RCC is scheduled to terminate on the earliest to occur of the following: (a) January 30, 2035 (or later, if the maturity date of the Hybrids is extended), (b) the date on which SCANA no longer has any eligible debt which ranks senior in right of payment to the Hybrids, (c) the date on which the holders of at least a majority in principal amount of “covered debt” agree to the termination thereof or (d) the date on which the Hybrids are accelerated following an event of default with respect thereto. SCANA’s $250 million in Medium Term Notes due April 1, 2020 were initially designated as “covered debt” under the RCC.

South Carolina Electric & Gas Company

SCE&G is subject to a bond indenture dated April 1, 1993 (Mortgage) covering substantially all of its electric properties under which all of its first mortgage bonds (Bonds) have been issued. Bonds may be issued under the Mortgage in an aggregate principal amount not exceeding the sum of (1) 70% of Unfunded Net Property Additions (as therein defined), (2) the aggregate principal amount of retired Bonds and (3) cash deposited with the trustee. Bonds, other than certain Bonds issued on the basis of retired Bonds, may be issued under the Mortgage only if Adjusted Net Earnings (as therein defined) for 12 consecutive months out of the 18 months immediately preceding the month of issuance are at least twice (2.0) the annual interest requirements on all outstanding Bonds and Bonds to be outstanding (Bond Ratio). For the year ended December 31, 2012, the Bond Ratio was 5.22.

Financing Activities

In January 2013, JEDA issued for the benefit of SCE&G $39.5 million of 4.0% tax-exempt industrial revenue bonds due February 1, 2028, and $14.7 million of 3.63% tax-exempt industrial revenue bonds due February 1, 2033. Proceeds from these sales were loaned by JEDA to SCE&G and, together with other available funds, were used to redeem prior to maturity $56.9 million of 5.2% industrial revenue bonds due November 1, 2027.

In November 2012, SCE&G repaid at maturity $4.4 million of 4.2% tax-exempt industrial revenue bonds, and repaid prior to maturity $29.2 million of 5.45% tax-exempt industrial revenue bonds due November 1, 2032.

In July 2012, SCE&G issued $250 million of 4.35% first mortgage bonds due February 1, 2042 (issued at a premium with a yield of 3.86%), which constituted a reopening of the prior offering of $250 million of 4.35% first mortgage bonds which were issued in January 2012. Proceeds from these sales were used to repay short-term debt primarily incurred as a result of SCE&G’s construction program, to finance capital expenditures and for general corporate purposes.

In January 2012, SCANA issued $250 million of 4.125% medium term notes due February 1, 2022. Proceeds from the sale were used by SCANA to retire $250 million of its 6.25% medium term notes due February 1, 2012.

In October 2011, SCE&G issued $30 million of 3.22% first mortgage bonds due October 18, 2021. Proceeds from the sale of these bonds were used to redeem prior to maturity $30 million of the 5.7% pollution control facilities revenue bonds due November 1, 2024 issued by Orangeburg County, South Carolina, on SCE&G’s behalf.

In May 2011, SCE&G issued $100 million of 5.45% first mortgage bonds due February 1, 2041, which constituted a reopening of the prior offering of $250 million of 5.45% first mortgage bonds issued in January 2011. Proceeds from these sales were used to retire $150 million of SCE&G first mortgage bonds due February 1, 2011, to repay short-term debt primarily incurred as a result of SCE&G’s construction program, to finance other capital expenditures and for general corporate purposes.

In May 2011, SCANA issued $300 million of 4.75% medium term notes due May 15, 2021. Proceeds from the sale of these notes were used by SCANA to retire $300 million of its 6.875% medium term notes.

In February 2011, PSNC Energy issued $150 million of 4.59% unsecured senior notes due February 14, 2021. Proceeds from these notes were used to retire PSNC Energy’s $150 million medium term notes due February 15, 2011.

SCANA issued common stock valued at $59.2 million (at time of issue) in a public offering on May 17, 2010 and entered into forward agreements for the sale of approximately 6.6 million shares. SCANA settled the forward sales agreements in the first quarter of 2013.

In March 2010, PSNC Energy issued $100 million of 6.54% unsecured notes due March 30, 2020. Proceeds from the sale were used to pay down short-term debt and for general corporate purposes.

During 2012 there were net cash inflows related to financing activities of approximately $260 million primarily due to issuances of common stock and long-term debt, partially offset by repayment of short- and long-term debt and payment of dividends.

The Company paid approximately $37 million, net, in 2012 to settle interest rate contracts associated with the issuance of long-term debt.

For additional information, see Note 4 to the consolidated financial statements.

In February 2013, SCANA increased the quarterly cash dividend rate on SCANA common stock to $.5075 per share, an increase of 2.5% from the prior declared dividend. The next quarterly dividend is payable April 1, 2013 to shareholders of record on March 11, 2013.

In December 2010, the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010 (Tax Relief Act) was signed into law. Major tax incentives in the Tax Relief Act included 100% bonus depreciation for property placed in service after September 8, 2010 and through 2011 and 50% bonus depreciation for property placed in service for 2012. The American Taxpayer Relief Act of 2012 extended the 50% bonus depreciation for property placed in service in 2013. These incentives, along with certain other deductions, have had a positive impact on the cash flows of the Company and are expected to continue to do so through 2013.

ENVIRONMENTAL MATTERS

The Company’s operations are subject to extensive regulation by various federal and state authorities in the areas of air quality, water quality, control of toxic substances and hazardous and solid wastes. Applicable statutes and rules include the CAA, CWA, Nuclear Waste Act and CERCLA, among others. Compliance with these environmental requirements involves significant capital and operating costs, which the Company expects to recover through existing ratemaking provisions.

For the three years ended December 31, 2012, the Company’s capital expenditures for environmental control equipment at its fossil fuel generating stations totaled $79.6 million. In addition, the Company made expenditures to operate and maintain environmental control equipment at its fossil plants of $10.2 million in 2012, $7.9 million during

2011 and $6.5 million during 2010, which are included in “Other operation and maintenance” expense and made expenditures to handle waste ash of $7.9 million in 2012, $8.7 million in 2011 and $5.9 million in 2010, which are included in “Fuel used in electric generation.” In addition, included within “Other operation and maintenance” expense is an annual amortization of $1.4 million in each of 2012, 2011 and 2010 related to SCE&G’s recovery of MGP remediation costs as approved by the SCPSC. It is not possible to estimate all future costs related to environmental matters, but forecasts for capitalized environmental expenditures for the Company are $15.3 million for 2013 and $96.0 million for the four-year period 2014-2017. These expenditures are included in the Company’s Estimated Capital Expenditures table, are discussed in Liquidity and Capital Resources, and include known costs related to the matters discussed below.

At the state level, no significant environmental legislation that would affect the Company’s operations advanced during 2012. The Company cannot predict whether such legislation will be introduced or enacted in 2013, or if new regulations or changes to existing regulations at the state level will be implemented in the coming year. Several regulatory initiatives at the federal level did advance in 2012 and more are expected to advance in 2013 as described below.

Air Quality

With the pervasive emergence of concern over the issue of global climate change as a significant influence upon the economy, SCANA, SCE&G and GENCO are subject to climate-related financial risks, including those involving regulatory requirements responsive to GHG emissions, as well as those involving physical impacts which could arise from global climate change. Other business and financial risks arising from such climate change could also arise. The Company cannot predict all of the climate-related regulatory and physical risks nor the related consequences which might impact the Company, and the following discussion should not be considered all-inclusive.

From a regulatory perspective, SCANA, SCE&G and GENCO continually monitor and evaluate their current and projected emission levels and strive to comply with all state and federal regulations regarding those emissions. SCE&G and GENCO participate in the sulfur dioxide and nitrogen oxide emission allowance programs with respect to coal plant emissions and also have constructed additional pollution control equipment at several larger coal-fired electric generating plants. Further, SCE&G is engaged in pre-construction activities of the New Units which are expected to reduce GHG emission levels significantly once they are completed and dispatched by potentially displacing some of the current coal-fired generation sources. These actions are expected to address many of the rules and regulations discussed below.

In December 2009, the EPA issued a final finding that atmospheric concentrations of GHG endanger public health and welfare within the meaning of Section 202(a) of the CAA. The finding, which became effective in January 2010, enabled the EPA to regulate GHG emissions under the CAA. On April 13, 2012, the EPA issued a proposed rule to establish an NSPS for GHG emissions from fossil fuel-fired electric generating units. If finalized as proposed, this rule would establish performance standards for new and modified generating units, along with emissions guidelines for existing generating units. This rule would amend the NSPS for electric generating units and establish the first NSPS for GHG emissions. Essentially, the rule would require all new fossil fuel-fired power plants to meet the carbon dioxide emissions profile of a combined cycle natural gas plant. While most new natural gas plants will not be required to include any new technologies, no new coal plants could be constructed without carbon capture and sequestration capabilities. The Company is evaluating the proposed rule, but cannot predict when the rule will become final, if at all, or what conditions it may impose on the Company, if any. The Company expects that any costs incurred to comply with GHG emission requirements will be recoverable through rates.

In 2005, the EPA issued the CAIR, which required the District of Columbia and 28 states, including South Carolina, to reduce nitrogen oxide and sulfur dioxide emissions in order to attain mandated state levels. CAIR set emission limits to be met in two phases beginning in 2009 and 2015, respectively, for nitrogen oxide and beginning in 2010 and 2015, respectively, for sulfur dioxide. SCE&G and GENCO determined that additional air quality controls would be needed to meet the CAIR requirements. On July 6, 2011 the EPA issued the CSAPR. This rule replaced CAIR and the Clean Air Transport Rule proposed in July 2010 and is aimed at addressing power plant emissions that may contribute to air pollution in other states. CSAPR requires states in the eastern United States to reduce power plant emissions, specifically sulfur dioxide and nitrogen oxide. On December 30, 2011, the United States Court of Appeals for the District of Columbia issued an order staying CSAPR and reinstating CAIR pending resolution of an appeal of CSAPR. On August 21, 2012, the Court vacated CSAPR and left CAIR in place. The EPA’s petition for rehearing of the Court’s order has been denied. Air quality control installations that SCE&G and GENCO have already completed allowed the Company to comply with the reinstated CAIR. The Company will continue to pursue strategies to comply with all applicable environmental regulations. Any costs incurred to comply with this rule or other rules issued by the EPA in the future are expected to be recoverable through rates.

In June 2010, the EPA issued a final rule for a one-hour ambient air quality standard for sulfur dioxide. This standard may require some of SCE&G’s smaller coal-fired units to reduce their sulfur dioxide emissions to levels to be determined by the EPA and/or DHEC. The costs incurred to comply with this standard are expected to be recovered through rates.

In January 2013, the EPA issued a final rule for an annual ambient air quality standard related to particulate matter smaller than or equal in size to 2.5 microns, significantly revising the existing standard from 15 ug/m3 (micrograms per cubic meter) to 12 ug/m3. The rule takes effect on March 18, 2013. SCE&G anticipates that DHEC monitors throughout South Carolina will indicate compliance with the new standard. While SCE&G does not anticipate a significant impact from this new standard, the costs incurred to comply with this new standard, if any, are expected to be recovered through rates.

Physical effects associated with climate changes could include the impact of possible changes in weather patterns, such as storm frequency and intensity, and the resultant potential damage to the Company’s electric system, as well as impacts on employees and customers and on the Company’s supply chain and many others. Much of the service territory of SCE&G is subject to the damaging effects of Atlantic and Gulf coast hurricanes and also to the damaging impact of winter ice storms. To help mitigate the financial risks arising from these potential occurrences, SCE&G maintains insurance on certain properties. In addition, SCE&G has collected funds from customers for its storm damage reserve (see Note 2 to the consolidated financial statements). As part of its ongoing operations, SCE&G maintains emergency response and storm preparation plans and teams who receive ongoing training and related simulations in advance of such storms, all in order to allow the Company to protect its assets and to return its systems to normal reliable operation in a timely fashion following any such event.

In April 2012, the EPA’s rule containing new standards for mercury and other specified air pollutants became effective. The rule provides up to four years for facilities to meet the standards, and the Company’s evaluation of the rule is ongoing. The Company’s decision in 2012 to retire certain coal-fired units or convert them to burn natural gas and its project to build the New Units (see Note 1 to the consolidated financial statements) along with other actions are expected to result in the Company’s compliance with the EPA’s rule. Any costs incurred to comply with this rule or other rules issued by the EPA in the future are expected to be recoverable through rates.

The EPA is conducting an enforcement initiative against the utilities industry related to the NSR provisions and the NSPS of the CAA. As part of the initiative, many utilities have received requests for information under Section 114 of the CAA. In addition, the DOJ, on behalf of EPA, has taken civil enforcement action against several utilities. The primary basis for these actions is the assertion by EPA that maintenance activities undertaken by the utilities at their coal-fired power plants constituted “major modifications” which required the installation of costly BACT. Some of the utilities subject to the actions have reached settlement. To date, SCE&G and GENCO have received and responded to Section 114 requests for information related to Canadys, Wateree and Williams Stations. The current state of continued DOJ civil enforcement is the subject of industry-wide speculation, and it cannot be determined whether the Company will be affected by the initiative in the future. The Company believes that any enforcement action relative to its compliance with the CAA would be without merit. The Company further believes that the previously discussed installation of equipment responsive to CAIR will mitigate many of the alleged concerns with NSR.

Water Quality

The CWA provides for the imposition of effluent limitations that require treatment for wastewater discharges. Under the CWA, compliance with applicable limitations is achieved under a national permit program. Discharge permits have been issued and renewed for all of SCE&G’s and GENCO’s generating units. Concurrent with renewal of these permits, the permitting agency has implemented a more rigorous program of monitoring and controlling discharges, has modified the requirements for new cooling water intake structures, and has required strategies for toxicity reduction in wastewater streams. The EPA has said that it will issue a rule by mid-2013 that modifies requirements for existing cooling water intake structures. The Company is conducting studies and is developing or implementing compliance plans for these initiatives. Congress is expected to consider further amendments to the

CWA. Such legislation may include toxicity-based standards as well as limitations to mixing zones. These provisions, if passed, could have a material impact on the financial condition, results of operations and cash flows of the Company, SCE&G and GENCO. The Company believes that any additional costs imposed by such regulations would be recoverable through rates.

Hazardous and Solid Wastes

The EPA has stated its intention to propose, in 2013, new federal regulations affecting the management and disposal of CCRs, such as ash. Such regulations could result in the treatment of some CCRs as hazardous waste and could impose significant costs to utilities, such as SCE&G and GENCO. While the Company cannot predict how extensive the regulations will be, the Company believes that any additional costs imposed by such regulations would be recoverable through rates.

The Nuclear Waste Act required that the United States government accept and permanently dispose of high-level radioactive waste and spent nuclear fuel by January 31, 1998. The Nuclear Waste Act also imposed on utilities the primary responsibility for storage of their spent nuclear fuel until the repository is available. SCE&G entered into a Standard Contract for Disposal of Spent Nuclear Fuel and/or High-Level Radioactive Waste with the DOE in 1983. As of December 31, 2012, the federal government has not accepted any spent fuel from Summer Station Unit 1, and it remains unclear when the repository may become available. SCE&G has on-site spent nuclear fuel storage capability in its existing fuel pool until at least 2017, and has commenced construction of a dry cask storage facility to accommodate the spent nuclear fuel output for the life of Summer Station Unit 1. SCE&G may evaluate other technology as it becomes available.

The provisions of CERCLA authorize the EPA to require the clean-up of hazardous waste sites. In addition, the states of South Carolina and North Carolina have similar laws. The Company maintains an environmental assessment program to identify and evaluate current and former operations sites that could require environmental clean-up. In addition, regulators from the EPA and other federal or state agencies periodically notify the Company that it may be required to perform or participate in the investigation and remediation of a hazardous waste site. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and remediate each site. These estimates are refined as additional information becomes available; therefore, actual expenditures may differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and clean-up relate solely to regulated operations. Such amounts are recorded in regulatory assets and amortized, with recovery provided through rates. The Company has assessed the following matters:

Electric Operations

SCE&G maintains an environmental assessment program to identify and evaluate its current and former operations sites that could require environmental clean-up. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and remediate each site. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and clean-up relate solely to regulated operations. Amounts expected to be recovered through rates are recorded in regulatory assets and, if applicable, amortized over approved amortization periods. Other environmental costs are recorded to expense.

Gas Distribution

SCE&G is responsible for four decommissioned MGP sites in South Carolina which contain residues of by-product chemicals. These sites are in various stages of investigation, remediation and monitoring under work plans approved by DHEC. SCE&G anticipates that major remediation activities at these sites will continue until 2016 and will cost an additional $22.2 million. SCE&G expects to recover any cost arising from the remediation of MGP sites through rates. At December 31, 2012, deferred amounts, net of amounts previously recovered through rates and insurance settlements, totaled $38.5 million and are included in regulatory assets.

PSNC Energy is responsible for environmental clean-up at five sites in North Carolina on which MGP residuals are present or suspected. PSNC Energy’s actual remediation costs for these sites will depend on a number of factors, such as actual site conditions, third-party claims and recoveries from other PRPs. PSNC Energy has recorded a liability and associated regulatory asset of approximately $3.0 million, the estimated remaining liability at December 31, 2012. PSNC Energy expects to recover through rates any cost allocable to PSNC Energy arising from the remediation of these sites.

REGULATORY MATTERS

Material retail rate proceedings are described in Note 2 to the consolidated financial statements.

SCANA is subject to the jurisdiction of the SEC as to the issuance of certain securities and other matters and is subject to the jurisdiction of the FERC as to certain acquisitions and other matters.

SCANA and its subsidiaries are subject to CFTC jurisdiction to the extent they transact swaps as defined in Dodd-Frank.

South Carolina Electric & Gas Company

SCE&G is subject to the jurisdiction of the SEC as to the issuance of certain securities and other matters; the SCPSC as to retail electric and gas rates, service, accounting, issuance of securities (other than short-term borrowings) and other matters; and FERC as to issuance of short-term borrowings, guarantees of short-term indebtedness, certain acquisitions and other matters.

GENCO is subject to the jurisdiction of the SCPSC as to issuance of securities (other than short-term borrowings) and is subject to the jurisdiction of FERC as to issuance of short-term borrowings, accounting, certain acquisitions and other matters.

Fuel Company is subject to the jurisdiction of the SEC as to the issuance of certain securities.

SCE&G and GENCO are subject to regulation under the Federal Power Act, administered by FERC and DOE, in the transmission of electric energy in interstate commerce and in the sale of electric energy at wholesale for resale, as well as with respect to licensed hydroelectric projects and certain other matters, including accounting.

Natural gas distribution companies may request annual adjustments to rates to reflect changes in revenues and expenses and changes in investment. Such annual adjustments are subject to certain qualifying criteria and review by the SCPSC.

Effective February 12, 2010, the PHMSA issued a final rule establishing integrity management requirements for gas distribution pipeline systems. SCE&G has developed a plan and procedures to ensure that it will be fully compliant with this rule. SCE&G believes that any additional costs incurred to comply with the rule will be recoverable through rates.

Public Service Company of North Carolina, Incorporated

PSNC Energy is subject to the jurisdiction of the NCUC as to gas rates, issuance of securities (other than notes with a maturity of two years or less or renewals of notes with a maturity of six years or less), accounting and other matters, and is subject to the jurisdiction of the SEC as to the issuance of certain securities.

The Pipeline Safety Act directed the DOT to establish the Integrity Management Rule for operations of natural gas systems with transmission pipelines located near moderate to high density populations. Of PSNC Energy’s approximately 607 miles of transmission pipeline subject to the Pipeline Safety Act, approximately 58 miles are located within these areas. In 2012, PSNC Energy completed its initial assessments and is required to reinspect these same miles of pipeline approximately every seven years. Through December 2012, PSNC Energy’s Integrity Management Program has incurred costs of $8.4 million. Costs totaling $3.2 million have been recovered through rates. The NCUC has authorized continuation of deferral accounting for certain costs incurred to comply with DOT’s pipeline integrity management requirements until resolution of PSNC Energy’s next general rate proceeding. As a result, PSNC Energy has deferred an additional $5.2 million through December 2012 that will be considered for recovery through rates in PSNC Energy’s next general rate proceeding.

Carolina Gas Transmission Corporation

CGT is subject to the jurisdiction of the FERC as to transportation rates, service, accounting and other matters.

CGT has approximately 73 miles of transmission line that are covered by the Integrity Management Rule of the Pipeline Safety Act. CGT currently estimates the total cost to be $14.4 million for the initial assessments, subsequent remediation and continuing costs relative to the rule through December 2013.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Following are descriptions of the Company’s accounting policies and estimates which are most critical in terms of reporting financial condition or results of operations.

Utility Regulation

SCANA’s regulated utilities record certain assets and liabilities that defer the recognition of expenses and revenues to future periods in accordance with accounting guidance for rate-regulated utilities. In the future, in the event of deregulation or other changes in the regulatory environment, the Company may no longer meet the criteria of accounting for rate-regulated utilities, and could be required to write off its regulatory assets and liabilities. Such an event could have a material effect on the results of operations, liquidity or financial position of the Company’s Electric Distribution and Gas Distribution segments in the period the write-off would be recorded. See Note 2 to the consolidated financial statements for a description of the Company’s regulatory assets and liabilities, including those associated with the Company’s environmental assessment program.

The Company’s generation assets would be exposed to considerable financial risks in a deregulated electric market. If market prices for electric generation do not produce adequate revenue streams and the enabling legislation or regulatory actions do not provide for recovery of the resulting stranded costs, the Company could be required to write down its investment in those assets. The Company cannot predict whether any write-downs would be necessary and, if they were, the extent to which they would affect the Company’s results of operations in the period in which they would be recorded. As of December 31, 2012, the Company’s net investments in fossil/hydro and nuclear generation assets were approximately $3.0 billion and $2.4 billion, respectively.

Revenue Recognition and Unbilled Revenues

Revenues related to the sale of energy are recorded when service is rendered or when energy is delivered to customers. Because customers of the Company’s utilities and retail gas operations are billed on cycles which vary based on the timing of the actual reading of their electric and gas meters, the Company records estimates for unbilled revenues at the end of each reporting period. Such unbilled revenue amounts reflect estimates of the amount of energy delivered to customers for which they have not yet been billed. Such unbilled revenues reflect consideration of estimated usage by customer class, the effects of different rate schedules, changes in weather and, where applicable, the impact of weather normalization or other regulatory provisions of rate structures. The accrual of unbilled revenues in this manner properly matches revenues and related costs. Accounts receivable included unbilled revenues of $189.8 million at December 31, 2012 and $169.1 million at December 31, 2011, compared to total revenues of $4.2 billion and $4.4 billion for the years 2012 and 2011, respectively.

Nuclear Decommissioning

Accounting for decommissioning costs for nuclear power plants involves significant estimates related to costs to be incurred many years into the future. Among the factors that could change SCE&G’s accounting estimates related to decommissioning costs are changes in technology, changes in regulatory and environmental remediation requirements, and changes in financial assumptions such as discount rates and timing of cash flows. Changes in any of these estimates could significantly impact the Company’s financial position and cash flows (although changes in such estimates should be earnings-neutral, because these costs are expected to be collected from ratepayers).

Based on a recently completed decommissioning cost study, SCE&G’s two-thirds share of estimated site-specific nuclear decommissioning costs for Summer Station Unit 1, including both the cost of decommissioning plant components that are and are not subject to radioactive contamination, totals $696.8 million, stated in 2012 dollars.

Santee Cooper is responsible for decommissioning costs related to its one-third ownership interest in Summer Station Unit 1. The cost estimate assumes that the site would be maintained over a period of 60 years in such a manner as to allow for subsequent decontamination that would permit release for unrestricted use.

Under SCE&G’s method of funding decommissioning costs, amounts collected through rates are invested in insurance policies on the lives of certain Company personnel. SCE&G transfers to an external trust fund the amounts collected through electric rates, insurance proceeds and interest thereon, less expenses. The trusteed asset balance reflects the net cash surrender value of the insurance policies and cash held by the trust. Management intends for the fund, including earnings thereon, to provide for all eventual decommissioning expenditures on an after-tax basis.

Asset Retirement Obligations

The Company accrues for the legal obligation associated with the retirement of long-lived tangible assets that result from their acquisition, construction, development and normal operation in accordance with applicable accounting guidance. The obligations are recognized at present value in the period in which they are incurred, and associated asset retirement costs are capitalized as a part of the carrying amount of the related long-lived assets. Because such obligations relate primarily to the Company’s regulated utility operations, their recording has no significant impact on results of operations. As of December 31, 2012, the Company has recorded AROs of $182 million for nuclear plant decommissioning (as discussed above) and AROs of $379 million for other conditional obligations related to generation, transmission and distribution properties, including gas pipelines. All of the amounts recorded in accordance with the relevant accounting guidance are based upon estimates which are subject to varying degrees of imprecision, particularly since such payments may be made many years in the future. Changes in these estimates will be recorded over time; however, these changes in estimates are not expected to materially impact results of operations so long as the regulatory framework for the utilities remains in place.

Accounting for Pensions and Other Postretirement Benefits

The Company recognizes the funded status of its defined benefit pension plan as an asset or liability and changes in funded status as a component of net periodic benefit cost or other comprehensive income, net of tax, or as a regulatory asset as required by accounting guidance. The Company’s plan is adequately funded under current regulations. Accounting guidance requires the use of several assumptions, the selection of which has an impact on the resulting pension cost recorded. Among the more sensitive assumptions are those surrounding discount rates and expected returns on assets. Net pension cost of $28.5 million recorded in 2012 reflects the use of a 5.25% discount rate, derived using a cash flow matching technique, and an assumed 8.25% long-term rate of return on plan assets. The Company believes that these assumptions were, and that the resulting pension cost amount was, reasonable. For purposes of comparison, using a discount rate of 5.00% in 2012 would have increased the Company’s pension cost by $1.5 million. Further, had the assumed long-term rate of return on assets been 8.00%, the Company’s pension cost for 2012 would have increased by $1.8 million.

The following information with respect to pension assets (and returns thereon) should also be noted.

The Company determines the fair value of a large majority of its pension assets utilizing market quotes or derives them from modeling techniques that incorporate market data. Only a small portion of assets are valued using less transparent (“Level 3”) methods.

In developing the expected long-term rate of return assumptions, the Company evaluates historical performance, targeted allocation amounts and expected payment terms. As of the beginning of 2012, the plan’s historical 10, 15, 20 and 25 year cumulative performance showed actual returns of 4.2%, 6.8%, 8.6% and 9.3%, respectively. The 2012 expected long-term rate of return of 8.25% was based on a target asset allocation of 65% with equity managers and 35% with fixed income managers. Management regularly reviews such allocations and periodically rebalances the portfolio when considered appropriate. As of the beginning of 2013, the plan’s historical 10, 15, 20 and 25 year cumulative performance showed actual returns of 7.5%, 6.3%, 8.8% and 9.7%, respectively. For 2013, the expected rate of return is 8.00%.

Due to turmoil in the financial markets and the resultant declines in plan asset values in the fourth quarter of 2008, the Company recorded significant amounts of pension cost in 2009, 2010, 2011 and 2012 compared to the pension income recorded previously. However, in February 2009, SCE&G was granted accounting orders by the SCPSC which allowed it to mitigate a significant portion of this pension cost by deferring as a regulatory asset the amount of pension expense above the level that was included in then current cost of service rates for its retail electric and gas distribution regulated operations. In July 2010, upon implementation of retail electric base rates, SCE&G began deferring as a regulatory asset all pension cost related to its regulated retail electric operations that otherwise would have been charged to expense. In November 2010, upon the updated gas rates becoming effective under the RSA, SCE&G began deferring as a regulatory asset all pension cost related to its regulated natural gas operations that otherwise would have been charged to expense.

As part of the December 2012 rate order, deferred pension costs related to electric operations of approximately $63 million will be amortized over approximately 30 years, and current pension expense for electric operations will be recovered through a pension cost rider starting in January 2013.

The pension trust is adequately funded under current regulations, and no contributions have been required since 1997. Management does not anticipate the need to make pension contributions until after 2014.

The Company accounts for the cost of its postretirement medical and life insurance benefit plans in a similar manner to that used for its defined benefit pension plan. This plan is unfunded, so no assumptions related to rate of return on assets impact the net expense recorded; however, the selection of discount rates can significantly impact the actuarial determination of net expense. The Company used a discount rate of 5.35%, derived using a cash flow matching technique, and recorded a net cost of $19.7 million for 2012. Had the selected discount rate been 5.10% (25 basis points lower than the discount rate referenced above), the expense for 2012 would have been $0.5 million higher. Because the plan provisions include “caps” on company per capita costs, healthcare cost inflation rate assumptions do not materially impact the net expense recorded.

NEW NUCLEAR CONSTRUCTION MATTERS

SCE&G and Santee Cooper are parties to construction and operating agreements in which they agreed to be joint owners, and share operating costs and generation output, of two 1,117 MW nuclear generation units currently being constructed at the site of Summer Station, with SCE&G responsible for 55% of the cost and receiving 55% of the output, and Santee Cooper responsible for and receiving the remaining 45%. Under these agreements, SCE&G has the primary responsibility for oversight of the construction of the New Units and will be responsible for the operation of the New Units as they come online.

SCE&G, on behalf of itself and as agent for Santee Cooper, entered into the EPC Contract with the Consortium for the design, procurement and construction of the New Units. SCE&G’s share of the estimated cash outlays (future value, excluding AFC) totals approximately $6 billion for plant costs and related transmission infrastructure costs, which costs are projected based on historical one-year and five-year escalation rates as required by the SCPSC.

On March 30, 2012, the NRC approved and issued COLs for the New Units. On April 19, 2012, SCE&G, on behalf of itself and as agent for Santee Cooper, issued a Full Notice to Proceed to the Consortium for construction of the New Units, allowing for the commencement of safety related aspects of the project. The first New Unit is scheduled for substantial completion in 2017, and the second New Unit is scheduled for substantial completion in 2018.

In May 2011, the SCPSC approved an updated capital cost schedule sought by SCE&G that, among other matters, incorporated then-identifiable additional capital costs of $173.9 million (SCE&G’s portion in 2007 dollars).

The parties to the EPC Contract have established both informal and formal dispute resolution procedures in order to resolve issues that arise during the course of constructing a project of this magnitude. During the course of activities under the EPC Contract, issues have materialized that impact project budget and schedule. Claims specifically relating to COL delays, design modifications of the shield building and certain pre-fabricated structural modules for the New Units and unanticipated rock conditions at the site resulted in assertions of contractual entitlement to recover additional costs to be incurred. On July 11, 2012, SCE&G and the Consortium finalized an agreement which set SCE&G’s portion of the costs for these specific claims at approximately $138 million (in 2007 dollars). As described below, SCE&G anticipates that these additional costs, as well as other costs that may be identified from time to time, will be recoverable through rates.

In November 2012, the SCPSC approved an updated construction schedule and additional updated capital costs of $278 million (SCE&G’s portion in 2007 dollars). The November 2012 order approved additional identifiable capital costs of approximately $1 million (SCE&G’s portion in 2007 dollars) related to new federal healthcare laws, information security measures, and certain minor design modifications; approximately $8 million (SCE&G’s portion in 2007 dollars) related to transmission infrastructure; and approximately $132 million (SCE&G’s portion in 2007 dollars) related to additional labor for the oversight of the New Units during construction and for preparing to operate the New Units, and facilities and information technology systems required to support the New Units and their personnel. In addition, the order approved revised substantial completion dates for the New Units based on the March 30, 2012 issuance of the COL and the above amounts agreed upon by SCE&G and the Consortium in July 2012 to resolve claims for costs related to COL delays, design modifications of the shield building and certain pre-fabricated structural modules for the New Units and unanticipated rock conditions at the site. Thereafter, two parties filed separate petitions requesting that the SCPSC reconsider its November 2012 order. On December 12, 2012, the SCPSC denied both petitions.

When the NRC issued the COLs for the New Units, two of the conditions that it imposed were requiring inspection and testing of certain components of the New Units’ passive cooling system, and requiring the development of strategies to respond to extreme natural events resulting in the loss of power at the New Units. In addition, the NRC directed the Office of New Reactors to issue to SCE&G an order requiring enhanced, reliable spent fuel pool instrumentation, as well as a request for information related to emergency plant staffing. These conditions and requirements are responsive to the NRC’s Near-Term Task Force report titled “Recommendations for Enhancing Reactor Safety in the 21st Century.” This report was prepared in the wake of the March 2011 earthquake-generated tsunami, which severely damaged several nuclear generating units and their back-up cooling systems in Japan. SCE&G is evaluating the impact these conditions and requirements impose on the construction and operation of the New Units. SCE&G cannot predict what additional regulatory or other outcomes may be implemented in the United States, or how such initiatives would impact SCE&G’s existing Summer Station or the construction or operation of the New Units.

In February 2013, work began on the reinforcing bar reconfiguration in the Unit 2 nuclear island elevator pit and sump areas. The initial pouring of the Unit 2 nuclear island basemat could take place in the first quarter of 2013 following the completion of this work and based upon an expedited approval by the NRC staff. It is not anticipated that the resolution of this issue will cause a delay in the commercial operation of the New Units in 2017 and 2018.

As previously reported, SCE&G has been advised by Santee Cooper that it is reviewing certain aspects of its capital improvement program and long-term power supply plan, including the level of its participation in the New Units. Santee Cooper has been engaged in discussions with several parties that may result in one or more of them executing a power purchase agreement or acquiring a portion of Santee Cooper’s ownership interest in the New Units. SCE&G is unable to predict whether any change in Santee Cooper’s ownership interest or the addition of new joint owners will increase project costs or delay the commercial operation dates of the New Units. Any such project cost increase or delay could be material.

OTHER MATTERS

Financial Regulatory Reform

In July 2010, Dodd-Frank became law. This law provides for substantial additional regulation of over-the-counter and security-based derivative instruments, among other things, and requires numerous rule-makings by the CFTC and the SEC to implement. The Company has determined that it meets the end-user exception in Dodd-Frank, with the lowest level of required regulatory reporting burden imposed by this law. The Company is currently complying with these enacted regulations and intends to comply with regulations enacted in the future, but cannot predict when the final regulations will be issued or what requirements they will impose.

Off-Balance Sheet Transactions

Although SCANA invests in securities and business ventures, it does not hold significant investments in unconsolidated special purpose entities. SCANA does not engage in off-balance sheet financing or similar transactions, although it is party to incidental operating leases in the normal course of business, generally for office space, furniture, vehicles, equipment and rail cars.

Claims and Litigation

For a description of claims and litigation see Note 10 to the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

All financial instruments held by the Company described below are held for purposes other than trading.

Interest Rate Risk

The tables below provide information about long-term debt issued by the Company and other financial instruments that are sensitive to changes in interest rates. For debt obligations, the tables present principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps, the figures shown reflect notional amounts, weighted average interest rates and related maturities. Fair values for debt represent quoted market prices. Interest rate swap agreements are valued using discounted cash flow models with independently sourced data.

December 31, 2012 Millions of dollars	Expected Maturity Date
	2013	2014	2015	2016	2017	Thereafter	Total	Fair Value
Long-Term Debt:
Fixed Rate ($)	162.0	46.1	9.8	8.6	7.7	4,706.0	4,940.2	5,941.4
Average Fixed Interest Rate (%)	6.96	4.86	4.92	5.03	5.12	5.59	5.63	—
Variable Rate ($)	4.4	4.4	4.4	4.4	4.4	142.6	164.6	157.5
Average Variable Interest Rate (%)	1.01	1.01	1.01	1.01	1.01	0.61	0.66	—
Interest Rate Swaps:
Pay Fixed/Receive Variable ($)	604.4	304.4	4.4	4.4	4.4	146.2	1,068.2	(33.6)
Average Pay Interest Rate (%)	3.04	2.53	6.17	6.17	6.17	4.76	3.17	—
Average Receive Interest Rate (%)	0.31	0.32	1.01	1.01	1.01	0.58	0.36	—

December 31, 2011 Millions of dollars	Expected Maturity Date
	2012	2013	2014	2015	2016	Thereafter	Total	Fair Value
Long-Term Debt:
Fixed Rate ($)	269.9	160.7	44.8	8.4	7.7	3,990.0	4,481.5	5,330.1
Average Fixed Interest Rate (%)	6.19	7.00	4.96	5.50	5.54	5.84	5.89	—
Variable Rate ($)	4.4	4.4	4.4	4.4	4.4	147.5	169.5	147.1
Average Variable Interest Rate (%)	1.23	1.23	1.23	1.23	1.23	0.74	0.80	—
Interest Rate Swaps:
Pay Variable/Receive Fixed ($)	253.2	—	—	—	—	—	253.2	0.3
Pay Interest Rate (%)	5.07	—	—	—	—	—	5.07	—
Receive Interest Rate (%)	6.28	—	—	—	—	—	6.28	—
Pay Fixed/Receive Variable ($)	504.4	154.4	4.4	4.4	4.4	150.6	822.6	(156.5)
Average Pay Interest Rate (%)	3.41	4.92	6.17	6.17	6.17	4.80	3.99	—
Average Receive Interest Rate (%)	0.59	0.60	1.23	1.23	1.23	0.70	0.62	—

While a decrease in interest rates would increase the fair value of debt, it is unlikely that events which would result in a realized loss will occur.

The above tables exclude long-term debt of $9 million at December 31, 2012 and $15 million at December 31, 2011, which amounts do not have a stated interest rate associated with them.

For further discussion of the Company’s long-term debt and interest rate derivatives, see Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources and Notes 4 and 6 to the consolidated financial statements.

Commodity Price Risk

The following tables provide information about the Company’s financial instruments that are sensitive to changes in natural gas prices. Weighted average settlement prices are per 10,000 MMBTU. Fair value represents quoted market prices.

Expected Maturity:

	Futures Contracts		Options
			Purchased Call	Purchased Put
	Long		(Long)	(Short)
2013		2013
Settlement Price (a)	3.45	Strike Price (a)	3.88	3.50
Contract Amount (b)	15.0	Contract Amount (b)	20.0	0.2
Fair Value (b)	14.2	Fair Value (b)	0.7	—

2014
Settlement Price (a)	4.00
Contract Amount (b)	1.3
Fair Value (b)	1.3

(a)	Weighted average, in dollars

(b)	Millions of dollars

Swaps	2013	2014	2015	2016
Commodity Swaps:
Pay fixed/receive variable (b)	56.0	16.4	13.1	7.7
Average pay rate (a)	4.1640	4.8830	5.2136	4.9323
Average received rate (a)	3.4649	4.0288	4.2288	4.4153
Fair Value (b)	46.6	13.6	10.7	6.9

Pay variable/receive fixed (b)	24.6	12.5	10.7	6.9
Average pay rate (a)	3.4992	4.0297	4.2288	4.4153
Average received rate (a)	4.4020	4.9667	5.2231	4.9388
Fair Value (b)	31.0	15.4	13.2	7.7

Basis Swaps:
Pay variable/receive variable (b)	12.2	—	—	—
Average pay rate (a)	3.4980	—	—	—
Average received rate (a)	3.4876	—	—	—
Fair Value (b)	12.2	—	—	—

(a)	Weighted average, in dollars

(b)	Millions of dollars

The Company uses derivative instruments to hedge forward purchases and sales of natural gas, which create market risks of different types. See Note 6 to the consolidated financial statements. The information above includes those financial positions of Energy Marketing and PSNC Energy.

PSNC Energy utilizes futures, options and swaps to hedge gas purchasing activities. PSNC Energy’s tariffs include a provision for the recovery of actual gas costs incurred. PSNC Energy defers premiums, transaction fees, margin requirements and any realized gains or losses from its hedging program for subsequent recovery from customers. The SCPSC authorized suspension of SCE&G’s natural gas hedging program in January 2012, and SCE&G was not a party to natural gas derivative instruments at December 31, 2012.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

SCANA Corporation

Cayce, South Carolina

We have audited the accompanying consolidated balance sheets of SCANA Corporation and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, cash flows and changes in common equity for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2013 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Charlotte, North Carolina

February 28, 2013

SCANA Corporation

CONSOLIDATED BALANCE SHEETS

December 31, (Millions of dollars)	2012	2011
Assets
Utility Plant In Service	$11,865	$12,000
Accumulated Depreciation and Amortization	(3,811)	(3,836)
Construction Work in Progress	2,084	1,482
Plant to be Retired, Net	362	—
Nuclear Fuel, Net of Accumulated Amortization	166	171
Goodwill	230	230

Utility Plant, Net	10,896	10,047

Nonutility Property and Investments:
Nonutility property, net of accumulated depreciation of $139 and $118	306	305
Assets held in trust, net-nuclear decommissioning	94	84
Other investments	87	87

Nonutility Property and Investments, Net	487	476

Current Assets:
Cash and cash equivalents	72	29
Receivables, net of allowance for uncollectible accounts of $7 and $9	780	756
Inventories (at average cost):
Fuel	304	313
Materials and supplies	136	129
Emission allowances	1	2
Prepayments and other	223	236
Deferred income taxes	11	26

Total Current Assets	1,527	1,491

Deferred Debits and Other Assets:
Regulatory assets	1,464	1,279
Other	242	241

Total Deferred Debits and Other Assets	1,706	1,520

Total	$14,616	$13,534

See Notes to Consolidated Financial Statements.

December 31, (Millions of dollars)	2012	2011
Capitalization and Liabilities
Common equity	$4,154	$3,889
Long-Term Debt, Net	4,949	4,622

Total Capitalization	9,103	8,511

Current Liabilities:
Short-term borrowings	623	653
Current portion of long-term debt	172	31
Accounts payable	428	374
Customer deposits and customer prepayments	86	103
Taxes accrued	164	154
Interest accrued	82	74
Dividends declared	66	63
Derivative financial instruments	80	77
Other	110	113

Total Current Liabilities	1,811	1,642

Deferred Credits and Other Liabilities:
Deferred income taxes, net	1,653	1,533
Deferred investment tax credits	36	40
Asset retirement obligations	561	474
Postretirement benefits	387	291
Regulatory liabilities	882	778
Other	183	265

Total Deferred Credits and Other Liabilities	3,702	3,381

Commitments and Contingencies (Note 10)	—	—

Total	$14,616	$13,534

See Notes to Consolidated Financial Statements.

SCANA Corporation

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, (Millions of dollars, except per share amounts)	2012	2011	2010
Operating Revenues:
Electric	$2,446	$2,424	$2,367
Gas-regulated	774	849	989
Gas-nonregulated	956	1,136	1,245

Total Operating Revenues	4,176	4,409	4,601

Operating Expenses:
Fuel used in electric generation	838	917	942
Purchased power	28	19	17
Gas purchased for resale	1,198	1,455	1,679
Other operation and maintenance	690	658	670
Depreciation and amortization	356	346	335
Other taxes	207	201	190

Total Operating Expenses	3,317	3,596	3,833

Operating Income	859	813	768

Other Income (Expense):
Other income	59	52	52
Other expenses	(42)	(40)	(39)
Interest charges, net of allowance for borrowed funds used during construction of $11, $7 and $10	(295)	(284)	(266)
Allowance for equity funds used during construction	21	14	20

Total Other Expense	(257)	(258)	(233)

Income Before Income Tax Expense	602	555	535
Income Tax Expense	182	168	159

Net Income	$420	$387	$376

Per Common Share Data
Basic Earnings Per Share of Common Stock	$3.20	$3.01	$2.99
Diluted Earnings Per Share of Common Stock	3.15	2.97	2.98
Weighted Average Common Shares Outstanding (millions)
Basic	131.1	128.8	125.7
Diluted	133.3	130.2	126.3
Dividends Declared Per Share of Common Stock	$1.98	$1.94	$1.90

See Notes to Consolidated Financial Statements.

SCANA Corporation

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, (Millions of dollars)	2012	2011	2010
Net Income	$420	$387	$376
Other Comprehensive Income (Loss), net of tax:
Unrealized losses on cash flow hedging activities arising during period, net of tax of $(5), $(36) and $(22)	(8)	(58)	(36)
Losses on cash flow hedging activities reclassified to net income, net of tax of $12, $8 and $10	19	13	17
Deferred cost on employee benefit plans, net of tax of $(2), $(2) and $16	(4)	(3)	26
Amortization of deferred employee benefit plan costs reclassified to net income, net of tax of $-, $- and $-	1	1	1

Other Comprehensive Income (Loss)	8	(47)	8

Total Comprehensive Income	$428	$340	$384

See Notes to Consolidated Financial Statements.

SCANA Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, (Millions of dollars)	2012	2011	2010
Cash Flows From Operating Activities:
Net Income	$420	$387	$376
Adjustments to reconcile net income to net cash provided from operating activities:
Earnings from equity method investments, net of distributions	—	2	3
Deferred income taxes, net	130	164	240
Depreciation and amortization	368	354	341
Amortization of nuclear fuel	44	40	36
Allowance for equity funds used during construction	(21)	(14)	(20)
Carrying cost recovery	—	—	(3)
Cash provided (used) by changes in assets and liabilities:
Receivables	5	34	(143)
Inventories	(53)	(44)	11
Prepayments and other	3	58	(109)
Regulatory assets	(172)	(173)	(71)
Regulatory liabilities	62	(17)	(13)
Accounts payable	34	(99)	79
Taxes accrued	10	8	12
Interest accrued	8	2	1
Other assets	(120)	34	(32)
Other liabilities	121	75	103

Net Cash Provided From Operating Activities	839	811	811

Cash Flows From Investing Activities:
Property additions and construction expenditures	(1,077)	(884)	(876)
Proceeds from investments (including derivative collateral posted)	472	36	104
Purchase of investments (including derivative collateral posted)	(414)	(168)	(102)
Payments upon interest rate contract settlement	(51)	(61)	—
Proceeds from interest rate contract settlement	14	—	—

Net Cash Used For Investing Activities	(1,056)	(1,077)	(874)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	97	97	149
Proceeds from issuance of long-term debt	759	826	259
Repayments of long-term debt	(309)	(668)	(300)
Dividends	(257)	(248)	(237)
Short-term borrowings, net	(30)	233	85

Net Cash Provided From (Used For) Financing Activities	260	240	(44)

Net Increase (Decrease) in Cash and Cash Equivalents	43	(26)	(107)
Cash and Cash Equivalents, January 1	29	55	162

Cash and Cash Equivalents, December 31	$72	$29	$55

Supplemental Cash Flow Information:
Cash paid for — Interest (net of capitalized interest of $11, $7 and $9)	$281	$276	$268
— Income taxes	107	6	61
Noncash Investing and Financing Activities:
Accrued construction expenditures	124	85	179
Capital leases	8	6	6

See Notes to Consolidated Financial Statements.

SCANA Corporation

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON EQUITY

	Common Stock		Retained Earnings	Accumulated Other Comprehensive Loss	Total
Millions	Shares	Amount
Balance as of January 1, 2010	123	$1,640	$1,823	$(55)	$3,408

Net Income			376		376
Other Comprehensive Income, net of taxes of $5				8	8

Total Comprehensive Income			376	8	384

Issuance of Common Stock	4	149			149
Dividends Declared on Common Stock			(239)		(239)

Balance as of December 31, 2010	127	1,789	1,960	(47)	3,702

Net Income			387		387
Other Comprehensive Loss, net of taxes of $(29)				(47)	(47)

Total Comprehensive Income (Loss)			387	(47)	340

Issuance of Common Stock	3	97			97
Dividends Declared on Common Stock			(250)		(250)

Balance as of December 31, 2011	130	1,886	2,097	(94)	3,889

Net Income			420		420
Other Comprehensive Income, net of taxes of $5				8	8

Total Comprehensive Income			420	8	428

Issuance of Common Stock	2	97			97
Dividends Declared on Common Stock			(260)		(260)

Balance as of December 31, 2012	132	$1,983	$2,257	$(86)	$4,154

Dividends declared per share of common stock were $1.98, $1.94 and $1.90 for 2012, 2011 and 2010, respectively.

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidation

SCANA, a South Carolina corporation, is a holding company. The Company engages predominantly in the generation and sale of electricity to wholesale and retail customers in South Carolina and in the purchase, sale and transportation of natural gas to wholesale and retail customers in South Carolina, North Carolina and Georgia. The Company also conducts other energy-related business and provides fiber optic communications in South Carolina.

The accompanying Consolidated Financial Statements reflect the accounts of SCANA and the following wholly-owned subsidiaries.

Regulated businesses	Nonregulated businesses
South Carolina Electric & Gas Company	SCANA Energy Marketing, Inc.
South Carolina Fuel Company, Inc.	SCANA Communications, Inc.
South Carolina Generating Company, Inc.	ServiceCare, Inc.
Public Service Company of North Carolina, Incorporated	SCANA Services, Inc.
Carolina Gas Transmission Corporation	SCANA Corporate Security Services, Inc.

The Company reports certain investments using the cost or equity method of accounting, as appropriate. Intercompany balances and transactions have been eliminated in consolidation, with the exception of profits on intercompany sales to regulated affiliates if the sales price is reasonable and the future recovery of the sales price through the rate-making process is probable, as permitted by accounting guidance.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Utility Plant

Utility plant is stated substantially at original cost. The costs of additions, replacements and betterments to utility plant, including direct labor, material and indirect charges for engineering, supervision and an allowance for funds used during construction, are added to utility plant accounts. The original cost of utility property retired or otherwise disposed of is removed from utility plant accounts and generally charged to accumulated depreciation. The costs of repairs and replacements of items of property determined to be less than a unit of property or that do not increase the asset’s life or functionality are charged to expense.

AFC is a noncash item that reflects the period cost of capital devoted to plant under construction. This accounting practice results in the inclusion of, as a component of construction cost, the costs of debt and equity capital dedicated to construction investment. AFC is included in rate base investment and depreciated as a component of plant cost in establishing rates for utility services. The Company’s regulated subsidiaries calculated AFC using average composite rates of 6.3% for 2012, 4.7% for 2011 and 7.4% for 2010. These rates do not exceed the maximum allowable rate as calculated under FERC Order No. 561. SCE&G capitalizes interest on nuclear fuel in process at the actual interest cost incurred.

The Company records provisions for depreciation and amortization using the straight-line method based on the estimated service lives of the various classes of property. The composite weighted average depreciation rates for utility plant assets were as follows:

	2012	2011	2010
SCE&G	2.93%	2.92%	2.83%
GENCO	2.66%	2.69%	2.66%
CGT	2.09%	2.00%	1.94%
PSNC Energy	3.01%	3.05%	3.11%
Aggregate of Above	2.90%	2.90%	2.85%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SCE&G records nuclear fuel amortization using the units-of-production method. Nuclear fuel amortization is included in “Fuel used in electric generation” and recovered through the fuel cost component of retail electric rates. Provisions for amortization of nuclear fuel include amounts necessary to satisfy obligations to the DOE under a contract for disposal of spent nuclear fuel.

Jointly Owned Utility Plant

SCE&G jointly owns and is the operator of Summer Station Unit 1. In addition, SCE&G will jointly own and will be the operator of the New Units being designed and constructed at the site of Summer Station. Each joint owner provides its own financing and shares the direct expenses and generation output in proportion to its ownership of a unit. SCE&G’s share of the direct expenses is included in the corresponding operating expenses on its income statement.

	Unit 1	New Units
As of December 31, 2012
Percent owned	66.7%	55.0%
Plant in service	$1.1 billion	—
Accumulated depreciation	$557.0 million	—
Construction work in progress	$113.6 million	$1.8 billion

As of December 31, 2011
Percent owned	66.7%	55.0%
Plant in service	$1.0 billion	—
Accumulated depreciation	$545.0 million	—
Construction work in progress	$71.0 million	$1.2 billion

SCE&G, on behalf of itself and as agent for Santee Cooper, has contracted the Consortium for the design and construction of the New Units at the site of Summer Station. SCE&G’s share of the estimated cash outlays (future value, excluding AFC) totals approximately $6.0 billion for plant costs and for related transmission infrastructure costs, and is projected based on historical one-year and five-year escalation rates as required by the SCPSC. The first New Unit is scheduled for substantial completion in 2017, and the second in 2018.

SCE&G’s latest IRP filed with the SCPSC continues to support SCE&G’s need for 55% of the output of the New Units. As previously reported, SCE&G has been advised by Santee Cooper that it is reviewing certain aspects of its capital improvement program and long-term power supply plan, including the level of its participation in the New Units. Santee Cooper has been engaged in discussions with several parties that may result in one or more of them executing a power purchase agreement or acquiring a portion of Santee Cooper’s ownership interest in the New Units. SCE&G is unable to predict whether any change in Santee Cooper’s ownership interest or the addition of new joint owners will increase project costs or delay the commercial operation dates of the New Units. Any such project cost increase or delay could be material.

Included within receivables on the balance sheet were amounts due to SCE&G from Santee Cooper for its share of direct expenses and construction costs for Summer Station Unit 1 and the New Units. These amounts totaled $92.9 million at December 31, 2012 and $63.6 million at December 31, 2011.

Plant to be Retired

SCE&G has identified a total of six coal-fired units that it intends to retire by 2018, subject to future developments in environmental regulations, among other matters. These units have an aggregate generating capacity (summer 2012) of 730 MW. One unit, with a net carrying value of $20 million at December 31, 2012, was retired and its value is recorded in regulatory assets (see Note 2). The net carrying value of the remaining units totaled $362 million at December 31, 2012, and is identified as Plant to be Retired, Net in the consolidated financial statements. SCE&G plans to request recovery of and a return on the net carrying value of these remaining units in future rate proceedings in connection with their retirement, and expects that such deferred amounts will be recovered through rates. In the meantime, these units remain in rate base, and SCE&G continues to depreciate them using composite straight-line rates approved by the SCPSC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Major Maintenance

Planned major maintenance costs related to certain fossil fuel turbine equipment and nuclear refueling outages are accrued in periods other than when incurred in accordance with approval by the SCPSC for such accounting treatment and rate recovery of expenses accrued thereunder. The difference between such cumulative major maintenance costs and cumulative collections are classified as a regulatory asset or regulatory liability on the consolidated balance sheet (see Note 2). Other planned major maintenance is expensed when incurred.

Through 2017, SCE&G is authorized to collect $18.4 million annually through electric rates to offset certain turbine maintenance expenditures. For the years ended December 31, 2012 and 2011, SCE&G incurred $11.1 million and $11.5 million, respectively, for turbine maintenance.

Nuclear refueling outages are scheduled 18 months apart, and SCE&G begins accruing for each successive scheduled outage upon completion of the preceding scheduled outage. SCE&G accrued $1.2 million per month from January 2010 through December 2012 for its portion of the outages in the spring of 2011 and the fall of 2012. Total costs for the 2011 outage were $34.1 million, of which SCE&G was responsible for $22.7 million. Total costs for the 2012 outage were $32.3 million, of which SCE&G was responsible for $21.5 million. In connection with the SCPSC’s December 2012 approval of SCE&G’s retail electric rates (see Note 2), effective January 1, 2013, SCE&G began to accrue $1.4 million per month for its portion of the nuclear refueling outages that are scheduled to occur through the spring of 2020.

Goodwill

The Company considers amounts categorized by FERC as “acquisition adjustments” with carrying values of $210 million (net of writedown of $230 million) for PSNC Energy (Gas Distribution segment) and $20 million for CGT (All Other segment) to be goodwill. The Company tests these goodwill amounts for impairment annually as of January 1, unless indicators, events or circumstances require interim testing to be performed. The goodwill impairment testing is generally a two-step quantitative process which in step one requires estimation of the fair value of the respective reporting unit and the comparison of that amount to the carrying value of the reporting unit. If this step indicates an impairment (a carrying value in excess of fair value), then step two, measurement of the amount of the goodwill impairment (if any), is required. In the first quarter of 2012, the Company adopted guidance under which it has the option to first perform a qualitative assessment of impairment. Based on this qualitative (“step zero”) assessment, if the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company is not required to proceed with the two-step quantitative assessment.

In evaluations of PSNC Energy, fair value is estimated using the assistance of an independent appraisal. In evaluations of CGT, prior to adoption of the new guidance, estimated fair value was obtained from internal analyses. In all evaluations for the periods presented, step one or step zero, as applicable, has indicated no impairment. The fair values of the reporting units are substantially in excess of their carrying values, and no impairment charges have been recorded; however, should a write-down be required in the future, such a charge would be treated as an operating expense.

Nuclear Decommissioning

SCE&G’s two-thirds share of estimated site-specific nuclear decommissioning costs for Summer Station Unit 1, including the cost of decommissioning plant components both subject to and not subject to radioactive contamination, totals $696.8 million, stated in 2012 dollars, pursuant to an updated decommissioning cost study performed in 2012. Santee Cooper is responsible for decommissioning costs related to its one-third ownership interest in Summer Station Unit 1. The cost estimate assumes that the site will be maintained over a period of approximately 60 years in such a manner as to allow for subsequent decontamination that would permit release for unrestricted use.

Under SCE&G’s method of funding decommissioning costs, amounts collected through rates ($3.2 million pre-tax in each of 2012, 2011 and 2010) are invested in insurance policies on the lives of certain Company personnel. SCE&G

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

transfers to an external trust fund the amounts collected through electric rates, insurance proceeds and interest thereon, less expenses. The trusteed asset balance reflects the net cash surrender value of the insurance policies and cash held by the trust. Management intends for the fund, including earnings thereon, to provide for all eventual decommissioning expenditures for Summer Station Unit 1 on an after-tax basis.

Cash and Cash Equivalents

The Company considers temporary cash investments having original maturities of three months or less at time of purchase to be cash equivalents. These cash equivalents are generally in the form of commercial paper, certificates of deposit, repurchase agreements, treasury bills and notes.

Accounts Receivable

Accounts receivable reflect amounts due from customers arising from the delivery of energy or related services and include revenues earned pursuant to revenue recognition practices described below. These receivables include both billed and unbilled amounts. Receivables are generally due within one month of receipt of invoices which are presented on a monthly cycle basis.

Asset Management and Supply Service Agreements

PSNC Energy utilizes asset management and supply service agreements with counterparties for certain natural gas storage facilities. Such counterparties held 44% and 45% of PSNC Energy’s natural gas inventory at December 31, 2012 and December 31, 2011, respectively, with a carrying value of $19.6 million and $28.7 million, respectively, through either capacity release or agency relationships. Under the terms of the asset management agreements, PSNC Energy receives storage asset management fees. No fees are received under supply service agreements. The agreements expire at various times through March 31, 2013. PSNC Energy expects to renew these agreements.

Income Taxes

The Company files a consolidated federal income tax return. Under a joint consolidated income tax allocation agreement, each subsidiary’s current and deferred tax expense is computed on a stand-alone basis. Deferred tax assets and liabilities are recorded for the tax effects of all significant temporary differences between the book basis and tax basis of assets and liabilities at currently enacted tax rates. Deferred tax assets and liabilities are adjusted for changes in such tax rates through charges or credits to regulatory assets or liabilities if they are expected to be recovered from, or passed through to, customers of the Company’s regulated subsidiaries; otherwise, they are charged or credited to income tax expense.

Regulatory Assets and Regulatory Liabilities

The Company’s rate-regulated utilities record costs that have been or are expected to be allowed in the ratemaking process in a period different from the period in which the costs would be charged to expense by a nonregulated enterprise. These regulatory assets and liabilities represent expenses deferred for future recovery from customers or obligations to be refunded to customers and are primarily classified in the balance sheet as regulatory assets and regulatory liabilities (see Note 2). The regulatory assets and liabilities are amortized consistent with the treatment of the related costs in the ratemaking process.

Debt Premium, Discount and Expense, Unamortized Loss on Reacquired Debt

The Company records long-term debt premium and discount within long-term debt and amortizes them as components of interest charges over the terms of the respective debt issues. For regulated subsidiaries, other issuance expense and gains or losses on reacquired debt that is refinanced are recorded in other deferred debits or credits and are amortized over the term of the replacement debt, also as interest charges.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Environmental

The Company maintains an environmental assessment program to identify and evaluate current and former operations sites that could require environmental clean-up. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and remediate each site. Environmental remediation liabilities are accrued when the criteria for loss contingencies are met. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Probable and estimable costs are accrued related to environmental sites on an undiscounted basis. Amounts estimated and accrued to date for site assessments and clean-up relate solely to regulated operations. Amounts expected to be recovered through rates are recorded in regulatory assets and, if applicable, amortized over approved amortization periods. Other environmental costs are recorded to expense.

Income Statement Presentation

In its consolidated statements of income, the Company presents the activities of its regulated businesses (including those activities of segments described in Note 12) within operating income, and it presents all other activities within other income (expense).

Revenue Recognition

The Company records revenues during the accounting period in which it provides services to customers and includes estimated amounts for electricity and natural gas delivered but not billed. Unbilled revenues totaled $189.8 million at December 31, 2012 and $169.1 million at December 31, 2011.

Fuel costs, emission allowances and certain environmental reagent costs for electric generation are collected through the fuel cost component in retail electric rates. This component is established by the SCPSC during fuel cost hearings. Any difference between actual fuel costs and amounts contained in the fuel cost component is deferred and included when determining the fuel cost component during subsequent hearings.

SCE&G customers subject to a PGA are billed based on a cost of gas factor calculated in accordance with a gas cost recovery procedure approved by the SCPSC and subject to adjustment monthly. Any difference between actual gas costs, including the results of its hedging program, if any, and amounts contained in rates is deferred and included when making the next adjustment to the cost of gas factor. PSNC Energy’s PGA mechanism authorized by the NCUC allows the recovery of all prudently incurred gas costs, including the results of its hedging program, from customers. Any difference between actual gas costs and amounts contained in rates is deferred and included when establishing gas costs during subsequent PGA filings or in annual prudence reviews.

SCE&G’s gas rate schedules for residential, small commercial and small industrial customers include a WNA which minimizes fluctuations in gas revenues due to abnormal weather conditions. In August 2010, SCE&G implemented an eWNA on a pilot basis for its electric customers, and it will continue on a pilot basis unless modified or terminated by the SCPSC.

PSNC Energy is authorized by the NCUC to utilize a CUT which allows it to adjust base rates semi-annually for residential and commercial customers based on average per customer consumption, whether impacted by weather or other factors.

Taxes that are billed to and collected from customers are recorded as liabilities until they are remitted to the respective taxing authority. Such taxes are not included in revenues or expenses in the statements of income.

Earnings Per Share

The Company computes basic earnings per share by dividing net income by the weighted average number of common shares outstanding for the period. The Company computes diluted earnings per share using this same formula, after giving effect to securities considered to be dilutive potential common stock utilizing the treasury stock method. The Company has issued no securities that would have an antidilutive effect on earnings per share.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the weighted average number of common shares for each of the three years ended December 31, 2012 for basic and diluted purposes is as follows:

In Millions	2012	2011	2010
Weighted Average Shares Outstanding—Basic	131.1	128.8	125.7
Net effect of equity forward contracts	2.2	1.4	0.6

Weighted Average Shares Outstanding—Diluted	133.3	130.2	126.3

New Accounting Matters

In 2012, the Company adopted accounting guidance that revised how comprehensive income is presented in its financial statements and conformed the presentation for 2011 and 2010. In the first quarter of 2013, the Company will adopt recent additional guidance requiring the disclosure of the effects of items reclassified out of accumulated other comprehensive income. The adoption of this guidance has not impacted, and is not expected to impact, the Company’s results of operations, cash flows or financial position.

In 2012, the Company adopted accounting guidance that permits it to make a qualitative assessment about the likelihood of goodwill impairment each year. Such a qualitative (step zero) assessment was performed with respect to certain goodwill, and that assessment led the Company to determine that performing a two-step quantitative impairment test was unnecessary. For other goodwill, the two-step quantitative test was performed. The adoption of this guidance did not impact the Company’s results of operations, cash flows or financial position.

In 2012, the Company adopted accounting guidance that amended existing requirements for measuring fair value and for disclosing information about fair value measurements. The adoption of this guidance did not impact the Company’s results of operations, cash flows or financial position.

2. RATE AND OTHER REGULATORY MATTERS

Rate Matters

Electric

SCE&G’s retail electric rates include a cost of fuel component approved by the SCPSC which may be adjusted periodically to reflect changes in the price of fuel purchased by SCE&G. In April 2012, the SCPSC approved SCE&G’s request to decrease the total fuel cost component of its retail electric rates, and approved a settlement agreement among SCE&G, the ORS and SCEUC in which SCE&G agreed to recover an amount equal to its actual under-collected balance of base fuel and variable environmental costs as of April 30, 2012, or $80.6 million, over a twelve month period beginning with the first billing cycle of May 2012. The SCPSC also ruled that SCE&G’s fuel purchasing practices and policies were reasonable and prudent for the period January 1, 2011 through December 31, 2011.

On December 19, 2012, the SCPSC approved a 4.23% overall increase in SCE&G’s retail electric base rates, effective January 1, 2013, and authorized an allowed return on common equity of 10.25%. The SCPSC also approved a mid-period reduction to the cost of fuel component in rates, a reduction in the DSM Programs component rider to retail rates, and the recovery of and a return on the net carrying value of certain retired generating plant assets described below. On January 16, 2013, the SCPSC denied an SCEUC petition for rehearing of this order.

The eWNA is designed to reduce volatility of costs charged to residential and commercial customers due to abnormal weather and is based on a 15 year historical average of temperatures. In connection with the December 2012 order, SCE&G agreed to perform a study of alternative structures for eWNA by June 30, 2013, which study may be used to modify or terminate eWNA in the future.

On May 30, 2012, SCE&G filed an IRP with the SCPSC. The IRP evaluates future electric generation needs based on a variety of factors, including customer energy demands, EPA regulations, reserve margins and fuel costs. The IRP identified a total of six coal-fired units that SCE&G intends to retire by 2018, subject to future developments in

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

environmental regulations, among other matters. These units have an aggregate generating capacity (summer 2012) of 730 MW. One unit, with a net carrying value of $20 million at December 31, 2012, was retired, and its carrying value is recorded in regulatory assets. Under provisions of the December 2012 rate order, SCE&G will be allowed recovery of and a return on the net carrying value of this unit over its original remaining useful life of approximately 14 years. The net carrying value of the remaining units is identified as Plant to be Retired, Net in the consolidated financial statements (see Note 1). SCE&G plans to request recovery of and a return on the net carrying value of these remaining units in future rate proceedings in connection with their retirement, and expects that such deferred amounts will be recovered through rates. In the meantime, these units remain in rate base, and SCE&G continues to depreciate them using composite straight-line rates approved by the SCPSC.

In July 2010, the SCPSC issued an order approving a 4.88% overall increase in SCE&G’s retail electric base rates and authorized an allowed return on common equity of 10.7%. Among other matters, the SCPSC’s order provided for a $48.7 million credit to SCE&G’s customers over two years to be offset by accelerated recognition of previously deferred state income tax credits. These tax credits were fully amortized in 2012.

SCE&G’s DSM Programs for electric customers provide for an annual rider, approved by the SCPSC, to allow recovery of the costs and lost net margin revenue associated with the DSM Programs, along with an incentive for investing in such programs. SCE&G submitted annual filings in January to the SCPSC regarding the DSM Programs, net lost revenues, program costs, incentives and net program benefits. The SCPSC has approved the following rate changes pursuant to annual DSM Programs filings, which went into effect as indicated below:

Year	Effective	Amount
2012	First billing cycle of May	$19.6 million
2011	First billing cycle of June	$ 7.0 million

In January 2013, SCE&G submitted to the SCPSC its annual update on DSM Programs, requesting an increase of approximately $27.2 million. A decision by the SCPSC on SCE&G’s annual update is expected in the second quarter of 2013.

Electric—BLRA

In February 2009, the SCPSC approved SCE&G’s combined application pursuant to the BLRA seeking a certificate of environmental compatibility and public convenience and necessity and for a base load review order relating to the proposed construction and operation of the New Units at Summer Station. Under the BLRA, the SCPSC conducted a full pre-construction prudency review of the proposed units and the engineering, procurement, and construction contract under which they are being built. The SCPSC prudency finding is binding on all future related rate proceedings so long as the construction proceeds in accordance with schedules, estimates and projections, as approved by the SCPSC.

In May 2011, the SCPSC approved an updated capital cost schedule sought by SCE&G that, among other matters, incorporated then-identifiable additional capital costs of $173.9 million (SCE&G’s portion in 2007 dollars).

In November 2012, the SCPSC approved an updated construction schedule and additional updated capital costs of $278 million (SCE&G’s portion in 2007 dollars). The November 2012 order approved additional identifiable capital costs of approximately $1 million (SCE&G’s portion in 2007 dollars) related to new federal healthcare laws, information security measures, and certain minor design modifications; approximately $8 million (SCE&G’s portion in 2007 dollars) related to transmission infrastructure; and approximately $132 million (SCE&G’s portion in 2007 dollars) related to additional labor for the oversight of the New Units during construction and for preparing to operate the New Units, and facilities and information technology systems required to support the New Units and their personnel. In addition, the order approved revised substantial completion dates for the New Units based on the March 30, 2012 issuance of the COL and the amounts agreed upon by SCE&G and the Consortium in July 2012 to resolve claims for costs related to COL delays, design modifications of the shield building and certain pre-fabricated structural modules for the New Units and unanticipated rock conditions at the site. Thereafter, two parties filed separate petitions requesting that the SCPSC reconsider its November 2012 order. On December 12, 2012, the SCPSC denied both petitions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Under the BLRA, SCE&G is allowed to file revised rates with the SCPSC each year to incorporate the financing cost of any incremental construction work in progress incurred for new nuclear generation. Requested rate adjustments are based on SCE&G’s updated cost of debt and capital structure and on an allowed return on common equity of 11.0%. The SCPSC has approved the following rate changes under the BLRA effective for bills rendered on and after October 30 in the following years:

Year	Increase	Amount
2012	2.3%	$ 52.1 million
2011	2.4%	$ 52.8 million
2010	2.3%	$ 47.3 million

Gas

SCE&G

The RSA is designed to reduce the volatility of costs charged to customers by allowing for more timely recovery of the costs that regulated utilities incur related to natural gas infrastructure. The SCPSC has approved the following rate changes pursuant to annual RSA filings effective with the first billing cycle of November in the following years:

Year	Action		Amount
2012	2.1%	Increase	$7.5 million
2011	2.1%	Increase	$8.6 million
2010	2.1%	Decrease	$10.4 million

SCE&G’s natural gas tariffs include a PGA that provides for the recovery of actual gas costs incurred. SCE&G’s gas rates are calculated using a methodology which may adjust the cost of gas monthly based on a 12-month rolling average. The annual PGA hearing to review SCE&G’s gas purchasing policies and procedures was held in November 2012 before the SCPSC. The SCPSC issued an order in January 2013 finding that SCE&G’s gas purchasing policies and practices during the review period of August 1, 2011 through July 31, 2012, were reasonable and prudent and authorized the suspension of SCE&G’s natural gas hedging program.

PSNC Energy

PSNC Energy is subject to a Rider D rate mechanism which allows it to recover from customers all prudently incurred gas costs and certain uncollectible expenses related to gas cost. The Rider D rate mechanism also allows PSNC Energy to recover, in any manner authorized by the NCUC, losses on negotiated gas and transportation sales.

PSNC Energy’s rates are established using a benchmark cost of gas approved by the NCUC, which may be periodically adjusted to reflect changes in the market price of natural gas. PSNC Energy revises its tariffs with the NCUC as necessary to track these changes and accounts for any over- or under-collection of the delivered cost of gas in its deferred accounts for subsequent rate consideration. The NCUC reviews PSNC Energy’s gas purchasing practices annually. In addition, PSNC Energy utilizes a CUT which allows it to adjust its base rates semi-annually for residential and commercial customers based on average per customer consumption.

In October 2012, in connection with PSNC Energy’s 2012 Annual Prudence Review, the NCUC determined that PSNC Energy’s gas costs, including all hedging transactions, were reasonable and prudently incurred during the 12 months ended March 31, 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Regulatory Assets and Regulatory Liabilities

The Company’s cost-based, rate-regulated utilities recognize in their financial statements certain revenues and expenses in different time periods than do enterprises that are not rate-regulated. As a result, the Company has recorded regulatory assets and regulatory liabilities which are summarized in the following tables. Substantially all of our regulatory assets are either explicitly excluded from rate base or are effectively excluded from rate base due to their being offset by related liabilities.

	December 31,
Millions of dollars	2012	2011
Regulatory Assets:
Accumulated deferred income taxes	$254	$243
Under-collections — electric fuel adjustment clause	66	28
Environmental remediation costs	44	30
AROs and related funding	319	316
Franchise agreements	36	40
Deferred employee benefit plan costs	460	392
Planned major maintenance	6	6
Deferred losses on interest rate derivatives	151	154
Deferred pollution control costs	38	25
Unrecovered plant	20	—
Other	70	45

Total Regulatory Assets	$1,464	$1,279

Regulatory Liabilities:
Accumulated deferred income taxes	$21	$23
Asset removal costs	692	662
Storm damage reserve	27	32
Monetization of bankruptcy claim	32	34
Deferred gains on interest rate derivatives	110	24
Other	—	3

Total Regulatory Liabilities	$882	$778

Accumulated deferred income tax liabilities that arose from utility operations that have not been included in customer rates are recorded as a regulatory asset. Substantially all of these regulatory assets relate to depreciation and are expected to be recovered over the remaining lives of the related property which may range up to approximately 70 years. Similarly, accumulated deferred income tax assets arising from deferred investment tax credits are recorded as a regulatory liability.

Under-collections—electric fuel adjustment clause represent amounts due from customers pursuant to the fuel adjustment clause as approved by the SCPSC which are expected to be recovered in retail electric rates over periods exceeding 12 months.

Environmental remediation costs represent costs associated with the assessment and clean-up of sites currently or formerly owned by the Company. These regulatory assets are expected to be recovered over periods of up to approximately 28 years.

ARO and related funding represents the regulatory asset associated with the legal obligation to decommission and dismantle Summer Station and conditional AROs related to generation, transmission and distribution properties, including gas pipelines. These regulatory assets are expected to be recovered over the related property lives and periods of decommissioning which may range up to approximately 95 years.

Franchise agreements represent costs associated with electric and gas franchise agreements with the cities of Charleston and Columbia, South Carolina. Based on an SCPSC order, SCE&G began amortizing these amounts through cost of service rates in February 2003 over approximately 20 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Employee benefit plan costs of the regulated utilities have historically been recovered as they have been recorded under generally accepted accounting principles. Deferred employee benefit plan costs represent amounts of pension and other postretirement benefit costs which were accrued as liabilities and treated as regulatory assets pursuant to FERC guidance, and costs deferred pursuant to specific SCPSC regulatory orders. In connection with the December 2012 rate order, approximately $63 million of the balance at December 31, 2012, which relates to pension costs for electric operations, are to be recovered through utility rates over approximately 30 years. Most of the remainder is expected to be recovered through utility rates, primarily over average service periods of participating employees, or up to approximately 12 years.

Planned major maintenance related to certain fossil-fueled turbine/generation equipment and nuclear refueling outages is accrued in periods other than when incurred, as approved pursuant to specific SCPSC orders. SCE&G collects and accrues $18.4 million annually for such equipment maintenance. Through December 31, 2012, nuclear refueling charges were accrued during each 18-month refueling outage cycle as a component of cost of service. In connection with the December 2012 rate order, effective January 1, 2013, SCE&G will collect and accrue $17.2 million annually for nuclear-related refueling charges.

Deferred losses or gains on interest rate derivatives represent the effective portions of changes in fair value and payments made or received upon termination of certain interest rate derivatives designated as cash flow hedges. These amounts are expected to be amortized to interest expense over the lives of the underlying debt, up to approximately 30 years.

Deferred pollution control costs represent deferred depreciation and operating and maintenance costs associated with the installation of scrubbers at Wateree and Williams Stations pursuant to specific regulatory orders. Such costs will be recovered through utility rates over periods up to 30 years.

Unrecovered plant represents the net book value of a coal-fired generating unit retired from service prior to being fully depreciated. Pursuant to the December 2012 rate order, SCE&G will amortize these amounts through cost of service rates over its original remaining useful life of approximately 14 years. Unamortized amounts are included in rate base.

Various other regulatory assets are expected to be recovered in rates over periods of up to approximately 30 years.

Asset removal costs represent estimated net collections through depreciation rates of amounts to be incurred for the non-legal obligation to remove assets in the future.

The storm damage reserve represents an SCPSC-approved collection through SCE&G electric rates, capped at $100 million, which can be applied to offset incremental storm damage costs in excess of $2.5 million in a calendar year, and prior to December 31, 2012, certain transmission and distribution insurance premiums and certain tree trimming and vegetation management expenditures in excess of amounts included in base rates. Pursuant to specific regulatory orders, SCE&G has suspended storm damage reserve collection through rates indefinitely.

The monetization of bankruptcy claim represents proceeds from the sale of a bankruptcy claim which are expected to be amortized into operating revenue through February 2024.

The SCPSC, the NCUC or the FERC has reviewed and approved through specific orders most of the items shown as regulatory assets. Other regulatory assets include, but are not limited to, certain costs which have not been specifically approved for recovery by the SCPSC or by FERC. In recording such costs as regulatory assets, management believes the costs will be allowable under existing rate-making concepts that are embodied in rate orders received by the Company. The costs are currently not being recovered, but are expected to be recovered through rates in future periods. In the future, as a result of deregulation or other changes in the regulatory environment or changes in accounting requirements, the Company could be required to write off its regulatory assets and liabilities. Such an event could have a material effect on the Company’s results of operations, liquidity or financial position in the period the write-off would be recorded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. COMMON EQUITY

The Company’s articles of incorporation do not limit the dividends that may be paid on its common stock. However, SCANA’s junior subordinated indenture (relating to the Hybrids), SCE&G’s bond indenture (relating to the Bonds) and PSNC Energy’s note purchase and debenture purchase agreements each contain provisions that, under certain circumstances, which the Company considers to be remote, could limit the payment of cash dividends on their respective common stock.

With respect to hydroelectric projects, the Federal Power Act requires the appropriation of a portion of certain earnings therefrom. At December 31, 2012, approximately $61.0 million of retained earnings were restricted by this requirement as to payment of cash dividends on SCE&G’s common stock.

Cash dividends on SCANA’s common stock were declared during 2012, 2011 and 2010 at an annual rate per share of $1.98, $1.94 and $1.90, respectively.

The accumulated balances related to each component of accumulated other comprehensive loss were as follows:

Millions of Dollars	2012	2011
Net unrealized losses on cash flow hedging activities, net of taxes of $43 and $50	$(70)	$(81)
Net unrealized deferred costs of employee benefit plans, net of taxes of $10 and $8	(16)	(13)

Total	$(86)	$(94)

The Company recognized losses of $19 million, $7 million and $12 million, net of tax, as a result of qualifying cash flow hedges whose hedged transactions occurred during the years ended December 31, 2012, 2011 and 2010, respectively.

Authorized shares of common stock were 200 million as of December 31, 2012 and 2011.

SCANA issued common stock valued at $97.7 million, $97.8 million and $91.1 million (when issued) during the years ended December 31, 2012, 2011 and 2010, respectively, which was satisfied using original issue shares, through various compensation and dividend reinvestment plans, including the Stock Purchase Savings Plan.

SCANA issued common stock valued at $59.2 million (at time of issue) in a public offering on May 17, 2010 and entered into forward agreements for the sale of approximately 6.6 million shares. The forward sales agreements were settled in the first quarter of 2013.

4. LONG-TERM AND SHORT-TERM DEBT

Long-term debt by type with related weighted average interest rates and maturities at December 31 is as follows:

		2012		2011
Dollars in millions	Maturity	Balance	Rate	Balance	Rate
Medium Term Notes (unsecured) (a)	2020 - 2022	$800	5.02%	$800	5.69%
Senior Notes (unsecured) (b)	2034	96	6.47%	101	6.47%
First Mortgage Bonds (secured)	2013 - 2042	3,290	5.66%	2,790	5.89%
Junior Subordinated Notes (unsecured) (c)	2065	150	7.70%	150	7.70%
GENCO Notes (secured)	2018 - 2024	240	5.87%	247	5.86%
Industrial and Pollution Control Bonds (d)	2014 - 2038	161	4.32%	194	4.48%
Senior Debentures	2020 - 2026	350	5.90%	353	5.92%
Other	2013 - 2027	27		31

Total debt		5,114		4,666
Current maturities of long-term debt		(172)		(31)
Unamortized premium (discount)		7		(13)

Total long-term debt, net		$4,949		$4,622

(a)	Includes fixed rate debt hedged by variable interest rate swaps of $250 million in 2011.

(b)	Variable rate notes (rate of 1.01% at December 31, 2012) hedged by a fixed interest rate swap.

(c)	May be extended through 2080.

(d)	Includes variable rate debt of $67.8 million (rate of 0.17%) at December 31, 2012 and $71.4 million (rate of 0.16%) at December 31, 2011, which are hedged by fixed swaps.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The annual amounts of long-term debt maturities for the years 2013 through 2017 are summarized as follows:

Year	Millions of dollars
2013	$172
2014	53
2015	14
2016	13
2017	12

In January 2013, JEDA issued for the benefit of SCE&G $39.5 million of 4.0% tax-exempt industrial revenue bonds due February 1, 2028, and $14.7 million of 3.63% tax-exempt industrial revenue bonds due February 1, 2033. Proceeds from these sales were loaned by JEDA to SCE&G and, together with other available funds, were used to redeem prior to maturity $56.9 million of 5.2% industrial revenue bonds due November 1, 2027. The borrowings refinanced by these 2013 issuances are classified within Long-term Debt, Net in the consolidated balance sheet.

In July 2012, SCE&G issued $250 million of 4.35% first mortgage bonds due February 1, 2042, which constituted a reopening of the prior offering of $250 million of 4.35% first mortgage bonds issued in January 2012. Proceeds from these sales were used to repay short-term debt primarily incurred as a result of SCE&G’s construction program, to finance capital expenditures and for general corporate purposes.

In January 2012, SCANA issued $250 million of 4.125% medium term notes due February 1, 2022. Proceeds from the sale were used to retire SCANA’s $250 million 6.25% medium term notes due February 1, 2012.

Substantially all of SCE&G’s and GENCO’s electric utility plant is pledged as collateral in connection with long-term debt. The Company is in compliance with all debt covenants.

SCE&G is subject to a bond indenture dated April 1, 1993 (Mortgage) covering substantially all of its electric properties under which all of its first mortgage bonds (Bonds) have been issued. Bonds may be issued under the Mortgage in an aggregate principal amount not exceeding the sum of (1) 70% of Unfunded Net Property Additions (as therein defined), (2) the aggregate principal amount of retired Bonds and (3) cash deposited with the trustee. Bonds, other than certain Bonds issued on the basis of retired Bonds, may be issued under the Mortgage only if Adjusted Net Earnings (as therein defined) for 12 consecutive months out of the 18 months immediately preceding the month of issuance are at least twice (2.0) the annual interest requirements on all outstanding Bonds and Bonds to be outstanding (Bond Ratio). For the year ended December 31, 2012, the Bond Ratio was 5.22.

Lines of Credit and Short-Term Borrowings

At December 31, 2012 and 2011, SCANA, SCE&G (including Fuel Company) and PSNC Energy had available the following committed LOC and had outstanding the following LOC advances, commercial paper, and LOC-supported letter of credit obligations:

	SCANA		SCE&G		PSNC Energy
Millions of dollars	2012	2011	2012	2011	2012	2011
Lines of Credit:
Total committed long-term	$300	$300	$1,400	$1,100	$100	$100
LOC advances	—	—	—	—	—	—
Weighted average interest rate	—	—	—	—	—	—
Outstanding commercial paper (270 or fewer days)	$142	$131	$449	$512	$32	$10
Weighted average interest rate	0.58%	0.63%	0.42%	0.56%	0.44%	0.57%
Letters of credit supported by LOC	$3	$3	$0.3	$0.3	—	—
Available	$155	$166	$951	$588	$68	$90

In October 2012, the Company’s existing committed LOCs were amended and extended. As a result, at December 31, 2012 SCANA, SCE&G (including Fuel Company) and PSNC Energy were parties to five-year credit agreements in the amounts of $300 million, $1.2 billion of which $500 million relates to Fuel Company, and $100 million, respectively, which expire in October 2017. In addition, at December 31, 2012 SCE&G was party to a three-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

year credit agreement in the amount of $200 million which expires in October 2015. These credit agreements are used for general corporate purposes, including liquidity support for each company’s commercial paper program and working capital needs and, in the case of Fuel Company, to finance or refinance the purchase of nuclear fuel, certain fossil fuels, and emission and other environmental allowances. These committed long-term facilities are revolving lines of credit under credit agreements with a syndicate of banks. Wells Fargo Bank, National Association, Bank of America, N.A. and Morgan Stanley Bank, N.A. each provide 10.7% of the aggregate $1.8 billion credit facilities, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd., TD Bank N.A. Credit Suisse AG, Cayman Island Branch and UBS Loan Finance LLC each provide 8.9%, and Branch Banking and Trust Company, Union Bank, N.A. and U.S. Bank National Association each provide 6.3%. Two other banks provide the remaining support.

The Company is obligated with respect to an aggregate of $67.8 million of industrial revenue bonds which are secured by letters of credit issued by Branch Banking and Trust Company. The letters of credit expire, subject to renewal, in the fourth quarter of 2014.

The Company pays fees to the banks as compensation for maintaining committed lines of credit. Such fees were not material in any period presented.

5. INCOME TAXES

Total income tax expense attributable to income for 2012, 2011 and 2010 is as follows:

Millions of dollars	2012	2011	2010
Current taxes:
Federal	$103	$52	$(47)
State	10	10	1

Total current taxes	113	62	(46)

Deferred taxes, net:
Federal	72	122	223
State	14	12	13

Total deferred taxes	86	134	236

Investment tax credits:
Amortization of amounts deferred-state	(14)	(25)	(28)
Amortization of amounts deferred-federal	(3)	(3)	(3)

Total investment tax credits	(17)	(28)	(31)

Total income tax expense	$182	$168	$159

The difference between actual income tax expense and the amount calculated from the application of the statutory 35% federal income tax rate to pre-tax income is reconciled as follows:

Millions of dollars	2012	2011	2010
Net income	$420	$387	$376
Income tax expense	182	168	159

Total pre-tax income	$602	$555	$535

Income taxes on above at statutory federal income tax rate	$211	$194	$187
Increases (decreases) attributed to:
State income taxes (less federal income tax effect)	19	15	9
State investment tax credits (less federal income tax effect)	(13)	(16)	(18)
Allowance for equity funds used during construction	(8)	(5)	(8)
Deductible dividends—Stock Purchase Savings Plan	(9)	(9)	(9)
Amortization of federal investment tax credits	(3)	(3)	(3)
Section 45 tax credits	(5)	(2)	(2)
Domestic production activities deduction	(9)	(6)	—
Other differences, net	(1)	—	3

Total income tax expense	$182	$168	$159

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The tax effects of significant temporary differences comprising the Company’s net deferred tax liability at December 31, 2012 and 2011 are as follows:

Millions of dollars	2012	2011
Deferred tax assets:
Nondeductible accruals	$143	$115
Asset retirement obligation, including nuclear decommissioning	214	181
Financial instruments	43	50
Unamortized investment tax credits	22	29
Unbilled revenue	14	19
Monetization of bankruptcy claim	12	13
Other	15	21

Total deferred tax assets	463	428

Deferred tax liabilities:
Property, plant and equipment	1,718	1,589
Deferred employee benefit plan	148	128
Regulatory asset-asset retirement obligation	113	106
Deferred fuel costs	48	47
Other	78	65

Total deferred tax liabilities	2,105	1,935

Net deferred tax liability	$1,642	$1,507

Certain prior year amounts for deferred tax assets and liabilities in the table above have been reclassified to conform to the current year presentation for the components of deferred tax assets and liabilities for types of temporary differences, which resulted in an increase in both total deferred tax assets and total deferred tax liabilities of $133 million as of December 31, 2011. Such reclassifications had no effect on the net current or net long-term deferred tax assets or liabilities presented in the consolidated balance sheet as of December 31, 2011.

The Company files a consolidated federal income tax return, and the Company and its subsidiaries file various applicable state and local income tax returns. The IRS has completed examinations of the Company’s federal returns through 2004, and the Company’s federal returns through 2007 are closed for additional assessment. With few exceptions, the Company is no longer subject to state and local income tax examinations by tax authorities for years before 2009.

Changes to Unrecognized Tax Benefits

Millions of dollars	2012	2011
Unrecognized tax benefits, January 1	$38	$36
Gross increases — uncertain tax positions in prior period	—	5
Gross decreases — uncertain tax positions in prior period	(38)	(8)
Gross increases — current period uncertain tax positions	—	5
Settlements	—	—
Lapse of statute of limitations	—	—

Unrecognized tax benefits, December 31	$—	$38

In connection with the change in method of tax accounting for certain repair costs in prior years, the Company had previously recorded the unrecognized tax benefit. During the first quarter of 2012, new administrative guidance from the Internal Revenue Service was published. Under this guidance, the Company recognized all of the previously unrecognized tax benefit in 2012. Since this change was primarily a temporary difference, the recognition of this benefit did not have a significant effect on the Company’s effective tax rate. No other material changes in the status of the Company’s tax positions have occurred through December 31, 2012.

The Company recognizes interest accrued related to unrecognized tax benefits within interest expense and recognizes tax penalties within other expenses. In connection with the resolution of the uncertainty and recognition of tax benefits described above, during 2012 the Company reversed $2 million of interest expense which had been accrued during 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. DERIVATIVE FINANCIAL INSTRUMENTS

The Company recognizes all derivative instruments as either assets or liabilities in its statements of financial position and measures those instruments at fair value. The Company recognizes changes in the fair value of derivative instruments either in earnings, as a component of other comprehensive income (loss) or, for regulated subsidiaries, within regulatory assets or regulatory liabilities, depending upon the intended use of the derivative and the resulting designation.

Policies and procedures and risk limits are established to control the level of market, credit, liquidity and operational and administrative risks assumed by the Company. SCANA’s Board of Directors has delegated to a Risk Management Committee the authority to set risk limits, establish policies and procedures for risk management and measurement, and oversee and review the risk management process and infrastructure for SCANA and each of its subsidiaries. The Risk Management Committee, which is comprised of certain officers, including the Company’s Risk Management Officer and senior officers, apprises the Audit Committee of the Board of Directors with regard to the management of risk and brings to the Audit Committee’s attention significant areas of concern. Written policies define the physical and financial transactions that are approved, as well as the authorization requirements and limits for transactions.

Commodity Derivatives

The Company uses derivative instruments to hedge forward purchases and sales of natural gas, which create market risks of different types. Instruments designated as cash flow hedges are used to hedge risks associated with fixed price obligations in a volatile market and risks associated with price differentials at different delivery locations. Instruments designated as fair value hedges are used to mitigate exposure to fluctuating market prices created by fixed prices of stored natural gas. The basic types of financial instruments utilized are exchange-traded instruments, such as NYMEX futures contracts or options, and over-the-counter instruments such as options and swaps, which are typically offered by energy companies and financial institutions. Cash settlements of commodity derivatives are classified as operating activities in the consolidated statement of cash flows.

The SCPSC authorized the suspension of SCE&G’s natural gas hedging program in January 2012. SCE&G was no longer a party to natural gas derivative instruments at December 31, 2012, and such instruments were not significant in any prior period presented.

PSNC Energy hedges natural gas purchasing activities using over-the-counter options and swaps and NYMEX futures and options. PSNC Energy’s tariffs also include a provision for the recovery of actual gas costs incurred, including any costs of hedging. PSNC Energy records premiums, transaction fees, margin requirements and any realized gains or losses from its hedging program in deferred accounts as a regulatory asset or liability for the over- or under-recovery of gas costs. These derivative financial instruments are not designated as hedges for accounting purposes.

The unrealized gains and losses on qualifying cash flow hedges of nonregulated operations are deferred in OCI. When the hedged transactions affect earnings, the previously recorded gains and losses are reclassified from OCI to cost of gas. The effects of gains or losses resulting from these hedging activities are either offset by the recording of the related hedged transactions or are included in gas sales pricing decisions made by the business unit.

As an accommodation to certain customers, SEMI, as part of its energy management services, offers fixed price supply contracts which are accounted for as derivatives. These sales contracts are offset by the purchase of supply futures and swaps which are also accounted for as derivatives. Neither the sales contracts nor the related supply futures and swaps are designated as hedges for accounting purposes.

Interest Rate Swaps

The Company may use interest rate swaps to manage interest rate risk and exposure to changes in fair value attributable to changes in interest rates on certain debt issuances. These swaps may be designated as either fair value hedges or cash flow hedges.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company synthetically converts variable rate debt to fixed rate debt using swaps that are designated as cash flow hedges. Periodic payments to or receipts from swap counterparties related to these derivatives are recorded within interest expense.

In anticipation of the issuance of debt, the Company may use treasury rate lock or forward starting swap agreements that are designated as cash flow hedges. The effective portions of changes in fair value and payments made or received upon termination of such agreements for regulated subsidiaries are recorded in regulatory assets or regulatory liabilities, and for the holding company or nonregulated subsidiaries, are recorded in OCI. Such amounts are amortized to interest expense over the term of the underlying debt. Ineffective portions are recognized in income. Cash payments made or received upon termination of these financial instruments are classified as investing activities for cash flow purposes.

Quantitative Disclosures Related to Derivatives

The Company was party to natural gas derivative contracts outstanding in the following quantities:

	Commodity and Other Energy Management Contracts (in MMBTU)
Hedge designation	Gas Distribution	Retail Gas Marketing	Energy Marketing	Total
As of December 31, 2012
Cash flow	—	6,490,000	18,937,000	25,427,000
Not designated (a)	5,170,000	—	17,703,275	22,873,275

Total (a)	5,170,000	6,490,000	36,640,275	48,300,275

As of December 31, 2011
Cash flow	—	6,566,000	29,861,763	36,427,763
Not designated (b)	9,080,000	—	31,943,563	41,023,563

Total (b)	9,080,000	6,566,000	61,805,326	77,451,326

(a)	Includes an aggregate 3,500,000 MMBTU related to basis swap contracts in Energy Marketing.

(b)	Includes an aggregate 9,626,000 MMBTU related to basis swap contracts in Energy Marketing.

The Company was not party to any interest rate swaps designated as fair value hedges at December 31, 2012. The Company was party to interest rate swaps designated as fair value hedges with aggregate notional amounts of $253.2 million at December 31, 2011, and was party to interest rate swaps designated as cash flow hedges with aggregate notional amounts of $1.1 billion at December 31, 2012 and $822.6 million at December 31, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fair value of energy-related derivatives and interest rate derivatives was reflected in the consolidated balance sheet as follows:

	Fair Values of Derivative Instruments
	Asset Derivatives		Liability Derivatives
Millions of dollars	Balance Sheet Location(c)	Fair Value	Balance Sheet Location(c)	Fair Value
As of December 31, 2012
Derivatives designated as hedging instruments
Interest rate contracts	Prepayments and other	$42	Other current liabilities	$70
	Other deferred debits and other assets	31	Other deferred credits and other liabilities	36
Commodity contracts	Prepayments and other	1	Other current liabilities	4

Total		$74		$110

Derivatives not designated as hedging instruments
Commodity contracts	Prepayments and other	$1
Energy management contracts	Prepayments and other	7	Prepayments and other	$1
	Other deferred debits and other assets	6	Other current liabilities	6
			Other deferred debits and other assets	6

Total		$14		$13

As of December 31, 2011
Derivatives designated as hedging instruments
Interest rate contracts	Prepayments and other	$2	Other current liabilities	$55
			Other deferred credits and other liabilities	103
Commodity contracts	Other current liabilities	1	Prepayments and other	1
			Other current liabilities	10
			Other deferred credits and other liabilities	3

Total		$3		$172

Derivatives not designated as hedging instruments
Energy management contracts	Prepayments and other	$17	Prepayments and other	$3
	Other deferred debits and other assets	10	Other current liabilities	13
			Other deferred credits and other liabilities	9

Total		$27		$25

(c)	Asset derivatives represent unrealized gains to the Company, and liability derivatives represent unrealized losses. In the Company’s consolidated balance sheets, unrealized gain and loss positions on commodity contracts with the same counterparty are reported as either a net asset or liability, and for purposes of the above disclosure they are reported on a gross basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The effect of derivative instruments on the consolidated statements of income is as follows:

Fair Value Hedges

With regard to the Company’s interest rate swaps designated as fair value hedges, the gains on those swaps and the losses on the hedged fixed rate debt are recognized in current earnings and included in interest expense. These gains and losses, combined with the amortization of deferred gains on previously terminated swaps, resulted in decreases to interest expense of $5.8 million and $11.5 million for the years ended December 31, 2011 and 2010, respectively.

Cash Flow Hedges

Derivatives in Cash Flow Hedging Relationships

Millions of dollars	Gain or (Loss) Deferred in Regulatory Accounts (Effective Portion)	Loss Reclassified from Deferred Accounts into Income (Effective Portion)
		Location	Amount
Year Ended December 31, 2012
Interest rate contracts	$84	Interest expense	$(3)
Year Ended December 31, 2011
Interest rate contracts	$(76)	Interest expense	$(3)
Year Ended December 31, 2010
Interest rate contracts	$(36)	Interest expense	$(2)

	Gain or (Loss) Recognized in OCI, net of tax (Effective Portion)	Loss Reclassified from Accumulated OCI into Income, net of tax (Effective Portion)
Millions of dollars		Location	Amount
Year Ended December 31, 2012
Interest rate contracts	$(4)	Interest expense	$(6)
Commodity contracts	(4)	Gas purchased for resale	(13)

Total	$(8)		$(19)

Year Ended December 31, 2011
Interest rate contracts	$(42)	Interest expense	$(4)
Commodity contracts	(16)	Gas purchased for resale	(9)

Total	$(58)		$(13)

Year Ended December 31, 2010
Interest rate contracts	$(24)	Interest expense	$(4)
Commodity contracts	(12)	Gas purchased for resale	(13)

Total	$(36)		$(17)

As of December 31, 2012, the Company expects that during the next 12 months reclassifications from accumulated other comprehensive loss to earnings arising from cash flow hedges will include approximately $2.3 million as an increase to gas cost and approximately $6.9 million as an increase to interest expense, assuming natural gas and financial markets remain at their current levels. As of December 31, 2012, all of the Company’s commodity cash flow hedges settle by their terms before the end of 2015.

Hedge Ineffectiveness

Other losses recognized in income representing ineffectiveness on interest rate hedges designated as cash flow hedges were insignificant in 2012 and 2010, respectively, and $(1.1) million, net of tax, in 2011. These amounts are recorded within interest expense on the consolidated statements of income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Derivatives Not Designated as Hedging Instruments

Millions of dollars	Loss Recognized in Income
	Location	Amount
Year Ended December 31, 2012
Commodity contracts	Gas purchased for resale	$(1)
Year Ended December 31, 2011
Commodity contracts	Gas purchased for resale	(2)
Year Ended December 31, 2010
Commodity contracts	Gas purchased for resale	(3)

Credit Risk Considerations

The Company limits credit risk in its commodity and interest rate derivatives activities by assessing the creditworthiness of potential counterparties before entering into transactions with them and continuing to evaluate their creditworthiness on an ongoing basis. In this regard, the Company uses credit ratings provided by credit rating agencies and current market-based qualitative and quantitative data, as well as financial statements, to assess the financial health of counterparties on an ongoing basis. The Company uses standardized master agreements which generally include collateral requirements. These master agreements permit the netting of cash flows associated with a single counterparty. Cash, letters of credit and parental/affiliate guarantees may be obtained as security from counterparties in order to mitigate credit risk. The collateral agreements require a counterparty to post cash or letters of credit in the event an exposure exceeds the established threshold. The threshold represents an unsecured credit limit which may be supported by a parental/affiliate guaranty, as determined in accordance with the Company’s credit policies and due diligence. In addition, collateral agreements allow for the termination and liquidation of all positions in the event of a failure or inability to post collateral.

Certain of the Company’s derivative instruments contain contingent provisions that require the Company to provide collateral upon the occurrence of specific events, primarily credit rating downgrades. As of December 31, 2012 and 2011, the Company had posted $78.3 million and $140.3 million, respectively, of collateral related to derivatives with contingent provisions that were in a net liability position. Collateral related to the positions expected to close in the next 12 months is recorded in Prepayments and other on the consolidated balance sheets. Collateral related to the noncurrent positions is recorded in Other within Deferred Debits and Other Assets on the consolidated balance sheets. If all of the contingent features underlying these instruments had been fully triggered as of December 31, 2012 and 2011, the Company would have been required to post an additional $26.2 million and $50.7 million, respectively, of collateral to its counterparties. The aggregate fair value of all derivative instruments with contingent provisions that are in a net liability position as of December 31, 2012 and 2011, are $104.5 million and $191.0 million, respectively.

In addition, as of December 31, 2012 and December 31, 2011, the Company has collected no cash collateral related to interest rate derivatives with contingent provisions that are in a net asset position. If all the contingent features underlying these instruments had been fully triggered as of December 31, 2012 and December 31, 2011, the Company could request $32.1 million and $1.1 million, respectively, of cash collateral from its counterparties. The aggregate fair value of all derivative instruments with contingent provisions that are in a net asset position as of December 31, 2012 and December 31, 2011 is $32.1 million and $1.1 million, respectively. In addition, at December 31, 2012, the Company could have called on letters of credit in the amount of $10 million related to $13 million in commodity derivatives that are in a net asset position, compared to letters of credit of $12 million related to derivatives of $27 million at December 31, 2011, if all the contingent features underlying these instruments had been fully triggered.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. FAIR VALUE MEASUREMENTS, INCLUDING DERIVATIVES

The Company values available for sale securities using quoted prices from a national stock exchange, such as the NASDAQ, where the securities are actively traded. For commodity derivative and energy management assets and liabilities, the Company uses unadjusted NYMEX prices to determine fair value, and considers such measures of fair value to be Level 1 for exchange traded instruments and Level 2 for over-the-counter instruments. The Company’s interest rate swap agreements are valued using discounted cash flow models with independently sourced data. Fair value measurements, and the level within the fair value hierarchy in which the measurements fall, were as follows:

	Fair Value Measurements Using
Millions of dollars	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
As of December 31, 2012
Assets — Available for sale securities	$6	—
Interest rate contracts	—	$73
Commodity contracts	1	1
Energy management contracts	—	13
Liabilities — Interest rate contracts	—	106
Commodity contracts	—	4
Energy management contracts	1	15
As of December 31, 2011
Assets — Available for sale securities	$3	—
Interest rate contracts	—	$2
Commodity contracts	—	1
Energy management contracts	—	27
Liabilities — Interest rate contracts	—	158
Commodity contracts	1	13
Energy management contracts	—	26

There were no fair value measurements based on significant unobservable inputs (Level 3) for either period presented. In addition, there were no transfers of fair value amounts into or out of Levels 1, 2 or 3 during the periods presented.

Financial instruments for which the carrying amount may not equal estimated fair value at December 31, 2012 and December 31, 2011 were as follows:

	December 31, 2012		December 31, 2011
Millions of dollars	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Long-term debt	$5,121.0	$6,115.0	$4,653.0	$5,479.2

Fair values of long-term debt instruments are based on net present value calculations using independently sourced market data that incorporate a developed discount rate using similarly rated long-term debt, along with benchmark interest rates. As such, the aggregate fair values presented above are considered to be Level 2. Carrying values reflect the fair values of interest rate swaps designated as fair value hedges, based on discounted cash flow models with independently sourced market data. Early settlement of long-term debt may not be possible or may not be considered prudent.

Carrying values of short-term borrowings approximate their fair values, which are based on quoted prices from dealers in the commercial paper market. These fair values are considered to be Level 2.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. EMPLOYEE BENEFIT PLANS

Pension and Other Postretirement Benefit Plans

The Company sponsors a noncontributory defined benefit pension plan covering substantially all regular, full-time employees. The Company’s policy has been to fund the plan as permitted by applicable federal income tax regulations, as determined by an independent actuary.

The Company’s pension plan provides benefits under a cash balance formula for employees hired before January 1, 2000 who elected that option and for all employees hired on or after January 1, 2000. Under the cash balance formula, benefits accumulate as a result of compensation credits and interest credits. Employees hired before January 1, 2000 who elected to remain under the final average pay formula earn benefits based on years of credited service and the employee’s average annual base earnings received during the last three years of employment.

In addition to pension benefits, the Company provides certain unfunded postretirement health care and life insurance benefits to certain active and retired employees. Retirees share in a portion of their medical care cost. The Company provides life insurance benefits to retirees at no charge. The costs of postretirement benefits other than pensions are accrued during the years the employees render the services necessary to be eligible for these benefits.

Changes in Benefit Obligations

The measurement date used to determine pension and other postretirement benefit obligations is December 31. Data related to the changes in the projected benefit obligation for pension benefits and the accumulated benefit obligation for other postretirement benefits are presented below.

	Pension Benefits		Other Postretirement Benefits
Millions of dollars	2012	2011	2012	2011
Benefit obligation, January 1	$830.1	$811.8	$226.1	$213.5
Service cost	19.6	18.3	4.8	4.3
Interest cost	43.0	43.5	11.9	12.2
Plan participants’ contributions	—	—	2.9	3.2
Actuarial loss	96.5	0.4	33.4	7.2
Benefits paid	(57.6)	(43.9)	(13.8)	(14.3)

Benefit obligation, December 31	$931.6	$830.1	$265.3	$226.1

The accumulated benefit obligation for pension benefits was $874.6 million at the end of 2012 and $784.9 million at the end of 2011. The accumulated pension benefit obligation differs from the projected pension benefit obligation above in that it reflects no assumptions about future compensation levels.

Significant assumptions used to determine the above benefit obligations are as follows:

	Pension Benefits		Other Postretirement Benefits
	2012	2011	2012	2011
Annual discount rate used to determine benefit obligation	4.10%	5.25%	4.19%	5.35%
Assumed annual rate of future salary increases for projected benefit obligation	3.75%	4.00%	3.75%	4.00%

A 7.8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2012. The rate was assumed to decrease gradually to 5.0% for 2020 and to remain at that level thereafter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A one percent increase in the assumed health care cost trend rate would increase the postretirement benefit obligation at December 31, 2012 and 2011 by $1.7 million. A one percent decrease in the assumed health care cost trend rate would decrease the postretirement benefit obligation at December 31, 2012 and 2011 by $1.5 million.

Funded Status

Millions of Dollars December 31,	Pension Benefits		Other Postretirement Benefits
	2012	2011	2012	2011
Fair value of plan assets	$799.1	$755.0	—	—
Benefit obligation	931.6	830.1	$265.3	$226.1

Funded status	$(132.5)	$(75.1)	$(265.3)	$(226.1)

Amounts recognized on the consolidated balance sheets consist of:

Millions of Dollars December 31,	Pension Benefits		Other Postretirement Benefits
	2012	2011	2012	2011
Current liability	—	—	$(11.0)	$(10.5)
Noncurrent liability	$(132.5)	$(75.1)	(254.3)	(215.6)

Amounts recognized in accumulated other comprehensive loss (a component of common equity) as of December 31, 2012 and 2011 were as follows:

Millions of Dollars December 31,	Pension Benefits		Other Postretirement Benefits
	2012	2011	2012	2011
Net actuarial loss	$10.7	$9.6	$3.7	$1.7
Prior service cost	1.0	1.2	0.1	0.1
Transition obligation	—	—	0.1	0.2

Total	$11.7	$10.8	$3.9	$2.0

In connection with the joint ownership of Summer Station, as of December 31, 2012 and 2011, the Company recorded within deferred debits $26.8 million and $19.7 million, respectively, attributable to Santee Cooper’s portion of shared pension costs. As of December 31, 2012 and 2011, the Company also recorded within deferred debits $14.7 million and $11.4 million, respectively, from Santee Cooper, representing its portion of the unfunded postretirement benefit obligation.

Changes in Fair Value of Plan Assets

	Pension Benefits
Millions of dollars	2012	2011
Fair value of plan assets, January 1	$755.0	$817.2
Actual return on plan assets	101.7	(18.3)
Benefits paid	(57.6)	(43.9)

Fair value of plan assets, December 31	$799.1	$755.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Investment Policies and Strategies

The assets of the pension plan are invested in accordance with the objectives of (1) fully funding the actuarial accrued liability for the pension plan, (2) maximizing return within reasonable and prudent levels of risk in order to minimize contributions, and (3) maintaining sufficient liquidity to meet benefit payment obligations on a timely basis. The pension plan operates with several risk and control procedures, including ongoing reviews of liabilities, investment objectives, levels of diversification, investment managers and performance expectations. The total portfolio is constructed and maintained to provide prudent diversification with regard to the concentration of holdings in individual issues, corporations, or industries.

Transactions involving certain types of investments are prohibited. These include, except where utilized by a hedge fund manager, any form of private equity; commodities or commodity contracts (except for unleveraged stock or bond index futures and currency futures and options); ownership of real estate in any form other than publicly traded securities; short sales, warrants or margin transactions, or any leveraged investments; and natural resource properties. Investments made for the purpose of engaging in speculative trading are also prohibited.

The Company’s pension plan asset allocation at December 31, 2012 and 2011 and the target allocation for 2013 are as follows:

	Percentage of Plan Assets
	Target Allocation	At December 31,
Asset Category	2013	2012	2011
Equity Securities	65%	66%	65%
Debt Securities	35%	34%	35%

For 2013, the expected long-term rate of return on assets will be 8.00%. In developing the expected long-term rate of return assumptions, management evaluates the pension plan’s historical cumulative actual returns over several periods, considers the expected active returns across various asset classes and assumes an asset allocation of 65% with equity managers and 35% with fixed income managers. Management regularly reviews such allocations and periodically rebalances the portfolio when considered appropriate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value Measurements

Assets held by the pension plan are measured at fair value as described below. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. At December 31, 2012 and 2011, fair value measurements, and the level within the fair value hierarchy in which the measurements fall, were as follows:

		Fair Value Measurements at Reporting Date Using
Millions of dollars	Total	Quoted Market Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
December 31, 2012
Common stock	$319	$319
Preferred stock	1	1
Mutual funds	246	12	$234
Short-term investment vehicles	20		20
US Treasury securities	42		42
Corporate debt securities	56		56
Loans secured by mortgages	11		11
Municipals	4		4
Limited partnerships	30	1	29
Multi-strategy hedge funds	70			$70

	$799	$333	$396	$70

December 31, 2011
Common stock	$324	$324
Preferred stock	1	1
Mutual funds	183	20	$163
Short-term investment vehicles	23		23
US Treasury securities	32		32
Corporate debt securities	51		51
Loans secured by mortgages	12		12
Municipals	4		4
Common collective trusts	37		37
Limited partnerships	23		23
Multi-strategy hedge funds	65			$65

	$755	$345	$345	$65

There were no transfers of fair value amounts into or out of Level 1, 2 or 3 during 2012 or 2011.

The pension plan values common stock and certain mutual funds, where applicable, using unadjusted quoted prices from a national stock exchange, such as NYSE and NASDAQ, where the securities are actively traded. Other mutual funds, common collective trusts and limited partnerships are valued using the observable prices of the underlying fund assets based on trade data for identical or similar securities or from a national stock exchange for similar assets or broker quotes. Short-term investment vehicles are funds that invest in short-term fixed income instruments and are valued using observable prices of the underlying fund assets based on trade data for identical or similar securities. Government agency securities are valued using quoted market prices or based on models using observable inputs from market sources such as external prices or spreads or benchmarked thereto. Corporate debt securities and municipals are valued based on recently executed transactions, using quoted market prices, or based on models using observable inputs from market sources such as external prices or spreads or benchmarked thereto. Loans secured by mortgages are valued using observable prices based on trade data for identical or comparable instruments. Hedge funds represent investments in a hedge fund of funds partnership that invests directly in multiple hedge fund strategies that are not traded on exchanges and do not trade on a daily basis. The fair value of this multi-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

strategy hedge fund is estimated based on the net asset value of the underlying hedge fund strategies using consistent valuation guidelines that account for variations that may impact their fair value. The estimated fair value is the price at which redemptions and subscriptions occur.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Millions of dollars	2012	2011
Beginning Balance	$65	$45
Unrealized gains (losses) included in changes in net assets	5	(1)
Purchases, issuances, and settlements	—	21

Ending Balance	$70	$65

Expected Cash Flows

The total benefits expected to be paid from the pension plan or from the Company’s assets for the other postretirement benefits plan, respectively, are as follows:

Expected Benefit Payments

Millions of dollars	Pension Benefits	Other Postretirement Benefits *
2013	$63.1	$11.2
2014	61.0	12.1
2015	62.5	12.9
2016	64.0	13.6
2017	67.2	14.3
2018-2022	338.8	80.2

*	Net of participant contributions

Pension Plan Contributions

The pension trust is adequately funded under current regulations. No contributions have been required since 1997, and the Company does not anticipate making contributions to the pension plan until after 2014.

Net Periodic Benefit Cost

The Company records net periodic benefit cost utilizing beginning of the year assumptions. Disclosures required for these plans are set forth in the following tables.

Components of Net Periodic Benefit Cost

	Pension Benefits			Other Postretirement Benefits
Millions of dollars	2012	2011	2010	2012	2011	2010
Service cost	$19.6	$18.3	$17.9	$4.8	$4.3	$4.2
Interest cost	43.0	43.5	44.0	11.9	12.2	11.9
Expected return on assets	(59.5)	(63.7)	(61.4)	n/a	n/a	n/a
Prior service cost amortization	7.0	7.0	7.0	0.9	1.0	1.0
Amortization of actuarial losses	18.4	12.2	16.0	1.4	0.4	—
Transition obligation amortization	—	—	—	0.7	0.7	0.7

Net periodic benefit cost	$28.5	$17.3	$23.5	$19.7	$18.6	$17.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Prior to July 15, 2010, the SCPSC allowed SCE&G to defer as a regulatory asset the amount of pension cost exceeding amounts included in rates for its retail electric and gas distribution regulated operations. In connection with the SCPSC’s July 2010 electric rate order and November 2010 natural gas RSA order, SCE&G began deferring, as a regulatory asset, all pension cost related to retail electric and gas operations that otherwise would have been charged to expense. Effective in January 2013, in connection with the December 2012 rate order, SCE&G will amortize previously deferred pension costs related to retail electric operations totaling approximately $63 million over approximately 30 years (see Note 2) and will recover current pension costs related to retail electric operations through a rate rider that is adjusted annually.

Other changes in plan assets and benefit obligations recognized in other comprehensive income were as follows:

	Pension Benefits			Other Postretirement Benefits
Millions of dollars	2012	2011	2010	2012	2011	2010
Current year actuarial (gain) loss	$1.7	$2.9	$(26.4)	$2.0	$0.4	$(0.1)
Amortization of actuarial losses	(0.6)	(0.4)	(2.0)	—	—	—
Amortization of prior service cost	(0.2)	(0.2)	(0.1)	—	(0.1)	—
Prior service cost OCI adjustment	—	—	0.8	—	—	—
Amortization of transition obligation	—	—	—	(0.1)	(0.1)	(0.1)

Total recognized in other comprehensive income	$0.9	$2.3	$(27.7)	$1.9	$0.2	$(0.2)

Significant Assumptions Used in Determining Net Periodic Benefit Cost

	Pension Benefits			Other Postretirement Benefits
	2012	2011	2010	2012	2011	2010
Discount rate	5.25%	5.56%	5.75%	5.35%	5.72%	5.90%
Expected return on plan assets	8.25%	8.25%	8.50%	n/a	n/a	n/a
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Health care cost trend rate	n/a	n/a	n/a	8.20%	8.00%	8.50%
Ultimate health care cost trend rate	n/a	n/a	n/a	5.00%	5.00%	5.00%
Year achieved	n/a	n/a	n/a	2020	2017	2017

The estimated amounts to be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2013 are as follows:

Millions of Dollars	Pension Benefits	Other Postretirement Benefits
Actuarial loss	$0.6	$0.2
Prior service cost	0.2	—

Total	$0.8	$0.2

Other postretirement benefit costs are subject to annual per capita limits pursuant to the plan’s design. As a result, the effect of a one-percent increase or decrease in the assumed health care cost trend rate on total service and interest cost is not significant.

Stock Purchase Savings Plan

The Company also sponsors a defined contribution plan in which eligible employees may participate. Eligible employees may defer up to 25% of eligible earnings subject to certain limits and may diversify their investments. Employee deferrals are fully vested and nonforfeitable at all times. The Company provides 100% matching contributions up to 6% of an employee’s eligible earnings. Total matching contributions made to the plan for 2012, 2011 and 2010 were $22.3 million, $21.8 million and $20.8 million, respectively, and were made in the form of SCANA common stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. SHARE-BASED COMPENSATION

The LTECP provides for grants of nonqualified and incentive stock options, stock appreciation rights, restricted stock, performance shares, performance units and restricted stock units to certain key employees and non-employee directors. The LTECP currently authorizes the issuance of up to five million shares of SCANA’s common stock, no more than one million of which may be granted in the form of restricted stock.

Compensation costs related to share-based payment transactions are required to be recognized in the financial statements. With limited exceptions, including those liability awards discussed below, compensation cost is measured based on the grant-date fair value of the instruments issued and is recognized over the period that an employee provides service in exchange for the award.

Liability Awards

The 2010-2012, 2011-2013, and 2012-2014 performance cycles provide for performance measurement and award determination on an annual basis, with payment of awards being deferred until after the end of the three-year performance cycle. In each of the performance cycles, 20% of the performance award was granted in the form of restricted share units, which are liability awards payable in cash and are subject to forfeiture in the event of retirement or termination of employment prior to the end of the cycle, subject to exceptions for death, disability or change in control. The remaining 80% of the award was granted in performance shares. Each performance share has a value that is equal to, and changes with, the value of a share of SCANA common stock. Dividend equivalents are accrued on the performance shares and the restricted share units. Payouts of performance share awards are determined by SCANA’s performance against pre-determined measures of TSR as compared to a peer group of utilities (weighted 50%) and growth in “GAAP-adjusted net earnings per share from operations” (weighted 50%).

Compensation cost of liability awards is recognized over their respective three-year performance periods based on the estimated fair value of the award, which is periodically updated based on expected ultimate cash payout, and is reduced by estimated forfeitures. Awards under the 2010-2012 performance cycle were paid in cash at SCANA’s discretion in February 2013. Cash-settled liabilities related to prior program cycles were paid totaling $11.8 million in 2012, $13.6 million in 2011, and $12.1 million in 2010.

Fair value adjustments for performance awards resulted in compensation expense recognized in the statements of income totaling $15.0 million in 2012, $6.1 million in 2011 and $14.2 million in 2010. Fair value adjustments resulted in capitalized compensation costs of $2.7 million in 2012, $0.9 million in 2011 and $2.4 million in 2010.

Equity Awards

In the 2008-2010 performance cycle, 20% of the performance award was granted in the form of restricted (nonvested) shares rather than restricted share units. The nonvested shares were granted at a price corresponding to the opening price of SCANA common stock on the date of the grant, and as of December 31, 2010, all compensation cost related to nonvested share-based compensation arrangements under the LTECP had been recognized. All remaining nonvested shares, which totaled 72,189 shares, vested at a weighted average grant-date fair value of $37.33 per share. In 2010, the Company expensed compensation costs for these nonvested shares of $0.7 million, and recognized related tax benefits of $0.3 million, and capitalized compensation costs of $0.1 million.

A summary of activity related to nonqualified stock options follows:

Stock Options	Number of Options	Weighted Average Exercise Price
Outstanding-January 1, 2010	103,589	$27.44
Exercised	(53,246)	27.40

Outstanding-December 31, 2010	50,343	27.49
Exercised	(40,267)	27.48

Outstanding-December 31, 2011	10,076	27.52
Exercised	(10,076)	27.52

Outstanding-December 31, 2012	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

No stock options were granted or forfeited and all options were fully vested during the periods presented. During the periods presented, the exercise of stock options was satisfied using original issue shares, and cash realized upon the exercise of options and the related tax benefits were not significant.

10. COMMITMENTS AND CONTINGENCIES

Nuclear Insurance

Under Price-Anderson, SCE&G (for itself and on behalf of Santee-Cooper, a one-third owner of Summer Station Unit 1) maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the company’s nuclear power plant. Price-Anderson provides funds up to $12.6 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $375 million by ANI with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of commercial nuclear reactors. Each reactor licensee is currently liable for up to $117.5 million per reactor owned for each nuclear incident occurring at any reactor in the United States, provided that not more than $17.5 million of the liability per reactor would be assessed per year. SCE&G’s maximum assessment, based on its two-thirds ownership of Summer Station Unit 1, would be $78.3 million per incident, but not more than $11.7 million per year. Both the maximum assessment per reactor and the maximum yearly assessment are adjusted for inflation at least every five years.

SCE&G currently maintains policies (for itself and on behalf of Santee Cooper) with NEIL. The policies provide coverage to the nuclear facility for property damage and outage costs up to $2.75 billion. In addition, a builder’s risk insurance policy has been purchased from NEIL for the construction of the New Units. This policy provides the owners of the New Units up to $500 million in limits of accidental property damage occurring during construction. All of the NEIL policies permit retrospective assessments under certain conditions to cover insurer’s losses. Based on the current annual premiums, SCE&G’s portion of the retrospective premium assessment would not exceed $40.6 million.

To the extent that insurable claims for property damage, decontamination, repair and replacement and other costs and expenses arising from a nuclear incident at Summer Station Unit 1 exceed the policy limits of insurance, or to the extent such insurance becomes unavailable in the future, and to the extent that SCE&G rates would not recover the cost of any purchased replacement power, SCE&G will retain the risk of loss as a self-insurer. SCE&G has no reason to anticipate a serious nuclear incident. However, if such an incident were to occur, it likely would have a material impact on the Company’s results of operations, cash flows and financial position.

New Nuclear Construction

The parties to the EPC Contract have established both informal and formal dispute resolution procedures in order to resolve issues that arise during the course of constructing a project of this magnitude. During the course of activities under the EPC Contract, issues have materialized that impact project budget and schedule. Claims specifically relating to COL delays, design modifications of the shield building and certain pre-fabricated modules for the New Units and unanticipated rock conditions at the site resulted in assertions of contractual entitlement to recover additional costs to be incurred. The resolution of these specific claims is discussed in Note 2. SCE&G expects to resolve any disputes that arise in the future through both the informal and formal procedures and anticipates that any additional costs that arise through such dispute resolution processes, as well as other costs identified from time to time, will be recoverable through rates.

In February 2013, work began on the reinforcing bar reconfiguration in the Unit 2 nuclear island elevator pit and sump areas. The initial pouring of the Unit 2 nuclear island basemat could take place in the first quarter of 2013 following the completion of this work and based upon an expedited approval by the NRC staff. It is not anticipated that the resolution of this issue will cause a delay in the commercial operation of the New Units in 2017 and 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Environmental

SCE&G

In December 2009, the EPA issued a final finding that atmospheric concentrations of GHG endanger public health and welfare within the meaning of Section 202(a) of the CAA. The finding, which became effective in January 2010, enabled the EPA to regulate GHG emissions under the CAA. On April 13, 2012, the EPA issued a proposed rule to establish an NSPS for GHG emissions from fossil fuel-fired electric generating units. If finalized as proposed, this rule would establish performance standards for new and modified generating units, along with emissions guidelines for existing generating units. This rule would amend the NSPS for electric generating units and establish the first NSPS for GHG emissions. Essentially, the rule would require all new fossil fuel-fired power plants to meet the carbon dioxide emissions profile of a combined cycle natural gas plant. While most new natural gas plants will not be required to include any new technologies, no new coal plants could be constructed without carbon capture and sequestration capabilities. The Company is evaluating the proposed rule, but cannot predict when the rule will become final, if at all, or what conditions it may impose on the Company, if any. The Company expects that any costs incurred to comply with GHG emission requirements will be recoverable through rates.

In 2005, the EPA issued the CAIR, which required the District of Columbia and 28 states, including South Carolina, to reduce nitrogen oxide and sulfur dioxide emissions in order to attain mandated state levels. CAIR set emission limits to be met in two phases beginning in 2009 and 2015, respectively, for nitrogen oxide and beginning in 2010 and 2015, respectively, for sulfur dioxide. SCE&G and GENCO determined that additional air quality controls would be needed to meet the CAIR requirements. On July 6, 2011 the EPA issued the CSAPR. This rule replaced CAIR and the Clean Air Transport Rule proposed in July 2010 and is aimed at addressing power plant emissions that may contribute to air pollution in other states. CSAPR requires states in the eastern United States to reduce power plant emissions, specifically sulfur dioxide and nitrogen oxide. On December 30, 2011, the United States Court of Appeals for the District of Columbia issued an order staying CSAPR and reinstating CAIR pending resolution of an appeal of CSAPR. On August 21, 2012, the Court vacated CSAPR and left CAIR in place. The EPA’s petition for rehearing of the Court’s order has been denied. Air quality control installations that SCE&G and GENCO have already completed allowed the Company to comply with the reinstated CAIR. The Company will continue to pursue strategies to comply with all applicable environmental regulations. Any costs incurred to comply with this rule or other rules issued by the EPA in the future are expected to be recoverable through rates.

In June 2010, the EPA issued a final rule for a one-hour ambient air quality standard for sulfur dioxide. This standard may require some of SCE&G’s smaller coal-fired units to reduce their sulfur dioxide emissions to levels to be determined by the EPA and/or DHEC. The costs incurred to comply with this standard are expected to be recovered through rates.

In April 2012, the EPA’s rule containing new standards for mercury and other specified air pollutants became effective. The rule provides up to four years for facilities to meet the standards, and the Company’s evaluation of the rule is ongoing. The Company’s decision in 2012 to retire certain coal-fired units or convert them to burn natural gas and its project to build the New Units (see Note 1) along with other actions are expected to result in the Company’s compliance with the EPA’s rule. Any costs incurred to comply with this rule or other rules issued by the EPA in the future are expected to be recoverable through rates.

The EPA is conducting an enforcement initiative against the utilities industry related to the NSR provisions and the new source performance standards of the CAA. As part of the initiative, many utilities have received requests for information under Section 114 of the CAA. In addition, the DOJ, on behalf of EPA, has taken civil enforcement action against several utilities. The primary basis for these actions is the assertion by EPA that maintenance activities undertaken by the utilities at their coal-fired power plants constituted “major modifications” which required the installation of costly BACT. Some of the utilities subject to the actions have reached settlement. Though the Company cannot predict what action, if any, the EPA will initiate against it, any costs incurred are expected to be recoverable through rates.

SCE&G is responsible for four decommissioned MGP sites in South Carolina which contain residues of by-product chemicals. These sites are in various stages of investigation, remediation and monitoring under work plans approved by DHEC and the EPA. SCE&G anticipates that major remediation activities at all these sites will continue

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

until 2016 and will cost an additional $22.2 million, which is accrued in Other within Deferred Credits and Other Liabilities on the condensed consolidated balance sheet. SCE&G expects to recover any cost arising from the remediation of MGP sites through rates. At December 31, 2012, deferred amounts, net of amounts previously recovered through rates and insurance settlements, totaled $38.5 million and are included in regulatory assets.

PSNC Energy

PSNC Energy is responsible for environmental clean-up at five sites in North Carolina on which MGP residuals are present or suspected. PSNC Energy’s actual remediation costs for these sites will depend on a number of factors, such as actual site conditions, third-party claims and recoveries from other PRPs. PSNC Energy has recorded a liability and associated regulatory asset of approximately $3.0 million, the estimated remaining liability at December 31, 2012. PSNC Energy expects to recover through rates any cost allocable to PSNC Energy arising from the remediation of these sites.

Claims and Litigation

The Company is engaged in various claims and litigation incidental to its business operations which management anticipates will be resolved without a material impact on the Company’s results of operations, cash flows or financial condition.

Operating Lease Commitments

The Company is obligated under various operating leases with respect to office space, furniture and equipment. Leases expire at various dates through 2057. Rent expense totaled approximately $14.8 million in 2012, $15.8 million in 2011 and $13.9 million in 2010. Future minimum rental payments under such leases are as follows:

Millions of dollars
2013	$10
2014	6
2015	4
2016	2
2017	1
Thereafter	26

Total	$49

Purchase Commitments

The Company is obligated for purchase commitments that expire at various dates through 2034. Amounts expended under forward contracts for natural gas transportation and storage agreements, coal supply contracts, nuclear fuel contracts and other commitments totaled $1.5 billion in 2012, $1.7 billion in 2011 and $1.9 billion in 2010. Future payments under such purchase commitments are as follows:

Millions of dollars
2013	$1,030
2014	717
2015	530
2016	268
2017	1,111
Thereafter	1,142

Total	$4,798

Forward contracts for natural gas purchases include customary “make-whole” or default provisions, but are not considered to be “take-or-pay” contracts.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Guarantees

SCANA issues guarantees on behalf of its consolidated subsidiaries to facilitate commercial transactions with third parties. These guarantees are in the form of performance guarantees, primarily for the purchase and transportation of natural gas, standby letters of credit issued by financial institutions and credit support for certain tax-exempt bond issues. SCANA is not required to recognize a liability for guarantees issued on behalf of its subsidiaries unless it becomes probable that performance under the guarantees will be required. SCANA believes the likelihood that it would be required to perform or otherwise incur any losses associated with these guarantees is remote; therefore, no liability for these guarantees has been recognized. To the extent that a liability subject to a guarantee has been incurred, the liability is included in the consolidated financial statements. At December 31, 2012, the maximum future payments (undiscounted) that SCANA could be required to make under guarantees totaled approximately $1.6 billion.

Asset Retirement Obligations

The Company recognizes a liability for the present value of an ARO when incurred if the liability can be reasonably estimated. Uncertainty about the timing or method of settlement of a conditional ARO is factored into the measurement of the liability when sufficient information exists, but such uncertainty is not a basis upon which to avoid liability recognition.

The legal obligations associated with the retirement of long-lived tangible assets that results from their acquisition, construction, development and normal operation relate primarily to the Company’s regulated utility operations. As of December 31, 2012, the Company has recorded AROs of approximately $182 million for nuclear plant decommissioning (see Note 1) and AROs of approximately $379 million for other conditional obligations related to generation, transmission and distribution properties, including gas pipelines. All of the amounts recorded are based upon estimates which are subject to varying degrees of imprecision, particularly since such payments will be made many years in the future.

A reconciliation of the beginning and ending aggregate carrying amount of asset retirement obligations is as follows:

Millions of dollars	2012	2011
Beginning balance	$473	$497
Liabilities incurred	—	1
Liabilities settled	(5)	(4)
Accretion expense	24	23
Revisions in estimated cash flows	69	(44)

Ending Balance	$561	$473

11. AFFILIATED TRANSACTIONS

The Company received cash distributions from equity-method investees of $12.5 million in 2012, $5.5 million in 2011 and $4.8 million in 2010. The Company made investments in equity-method investees of $10.6 million in 2012, $13.6 million in 2011 and $5.1 million in 2010.

SCE&G owns 40% of Canadys Refined Coal, LLC, which is involved in the manufacturing and selling of refined coal to reduce emissions. SCE&G owned 10% of Cope Refined Coal, LLC through December 31, 2011. SCE&G accounts for these investments using the equity method. SCE&G’s receivables from these affiliates were $1.8 million at December 31, 2012 and $8.5 million at December 31, 2011. SCE&G’s payables to these affiliates were $1.8 million at December 31, 2012 and $8.6 million at December 31, 2011. SCE&G’s total purchases were $111.6 million in 2012 and $123.8 million in 2011. SCE&G’s total sales were $111.1 million in 2012 and $123.3 million in 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. SEGMENT OF BUSINESS INFORMATION

The Company’s reportable segments are described below. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company records intersegment sales and transfers of electricity and gas based on rates established by the appropriate regulatory authority. Nonregulated sales and transfers are recorded at current market prices.

Electric Operations is primarily engaged in the generation, transmission and distribution of electricity, and is regulated by the SCPSC and FERC.

Gas Distribution, comprised of the local distribution operations of SCE&G and PSNC Energy, is engaged in the purchase and sale, primarily at retail, of natural gas. SCE&G and PSNC Energy are regulated by the SCPSC and the NCUC, respectively.

Retail Gas Marketing markets natural gas in Georgia and is regulated as a marketer by the GPSC. Energy Marketing markets natural gas to industrial and large commercial customers and municipalities, primarily in the Southeast.

All Other is comprised of other direct and indirect wholly-owned subsidiaries of the Company. One of these subsidiaries operates a FERC-regulated interstate pipeline company and the other subsidiaries conduct nonregulated operations in energy-related and telecommunications industries. None of these subsidiaries met the quantitative thresholds for determining reportable segments during any period reported.

The Company’s regulated reportable segments share a similar regulatory environment and, in some cases, overlapping service areas. However, Electric Operations’ product differs from the other segments, as does its generation process and method of distribution. The marketing segments differ from each other in their respective markets and customer type.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Disclosure of Reportable Segments (Millions of dollars)

	Electric Operations	Gas Distribution	Retail Gas Marketing	Energy Marketing	All Other	Adjustments/ Eliminations	Consolidated Total
2012
External Revenue	$2,446	$764	$413	$543	$45	$(35)	$4,176
Intersegment Revenue	7	1	—	125	416	(549)	—
Operating Income	668	141	n/a	n/a	22	28	859
Interest Expense	21	23	1	—	3	247	295
Depreciation and Amortization	278	67	3	—	25	(17)	356
Income Tax Expense	7	32	7	3	15	118	182
Net Income	n/a	n/a	11	5	1	403	420
Segment Assets	8,989	2,292	153	122	1,415	1,645	14,616
Expenditures for Assets	999	123	—	1	14	(60)	1,077
Deferred Tax Assets	9	26	10	4	17	(55)	11
2011
External Revenue	$2,424	$840	$479	$657	$41	$(32)	$4,409
Intersegment Revenue	8	1	—	188	406	(603)	—
Operating Income	616	132	n/a	n/a	18	47	813
Interest Expense	23	24	1	—	3	233	284
Depreciation and Amortization	271	65	3	—	25	(18)	346
Income Tax Expense	5	30	16	3	10	104	168
Net Income	n/a	n/a	24	4	(6)	365	387
Segment Assets	8,222	2,179	185	114	1,377	1,457	13,534
Expenditures for Assets	806	140	—	1	17	(18)	946
Deferred Tax Assets	9	12	9	9	17	(30)	26
2010
External Revenue	$2,367	$979	$553	$692	$37	$(27)	$4,601
Intersegment Revenue	7	1	—	182	410	(600)	—
Operating Income	554	140	n/a	n/a	19	55	768
Interest Expense	22	24	1	—	3	216	266
Depreciation and Amortization	263	63	4	—	29	(24)	335
Income Tax Expense	(1)	28	19	2	10	101	159
Net Income	n/a	n/a	31	4	(6)	347	376
Segment Assets	7,882	2,161	196	116	1,322	1,291	12,968
Expenditures for Assets	752	107	—	—	41	(24)	876
Deferred Tax Assets	5	11	9	5	18	(27)	21

Management uses operating income to measure segment profitability for SCE&G and other regulated operations and evaluates utility plant, net, for segments attributable to SCE&G. As a result, SCE&G does not allocate interest charges, income tax expense or assets other than utility plant to its segments. For nonregulated operations, management uses net income as the measure of segment profitability and evaluates total assets for financial position. Interest income is not reported by segment and is not material. The Company’s deferred tax assets are netted with deferred tax liabilities for reporting purposes.

The consolidated financial statements report operating revenues which are comprised of the energy-related and regulated segments. Revenues from non-reportable and nonregulated segments are included in Other Income. Therefore the adjustments to total operating revenues remove revenues from non-reportable segments. Adjustments to net income consist of the unallocated net income of the Company’s regulated reportable segments.

Segment Assets include utility plant, net for SCE&G’s Electric Operations and Gas Distribution, and all assets for PSNC Energy and the remaining segments. As a result, adjustments to assets include non-utility plant and non-fixed assets for SCE&G.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Adjustments to Interest Expense, Income Tax Expense, Expenditures for Assets and Deferred Tax Assets include primarily the totals from SCANA or SCE&G that are not allocated to the segments. Interest Expense is also adjusted to eliminate charges between affiliates. Adjustments to Depreciation and Amortization consist of non-reportable segment expenses, which are not included in the depreciation and amortization reported on a consolidated basis. Expenditures for Assets are adjusted for AFC and revisions to estimated cash flows related to asset retirement obligations. Deferred Tax Assets are adjusted to net them against deferred tax liabilities on a consolidated basis.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

Millions of dollars, except per share amounts	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
2012
Total operating revenues	$1,107	$908	$1,038	$1,123	$4,176
Operating income	238	171	238	212	859
Net income	121	72	122	105	420
Basic earnings per share	.93	.55	.93	.79	3.20
Diluted earnings per share	.91	.54	.91	.78	3.15
2011
Total operating revenues	$1,281	$1,000	$1,092	$1,036	$4,409
Operating income	248	142	215	208	813
Net income	128	56	105	98	387
Basic earnings per share	1.00	.44	.81	.76	3.01
Diluted earnings per share	1.00	.43	.81	.75	2.97

MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of SCANA is responsible for establishing and maintaining adequate internal control over financial reporting. SCANA’s internal control system was designed by or under the supervision of SCANA’s management, including the CEO and CFO, to provide reasonable assurance to SCANA’s management and board of directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, the effectiveness of the internal control over financial reporting may deteriorate in future periods due to either changes in conditions or declining levels of compliance with policies or procedures.

SCANA’s management assessed the effectiveness of SCANA’s internal control over financial reporting as of December 31, 2012. In making this assessment, SCANA used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on this assessment, SCANA’s management believes that, as of December 31, 2012, internal control over financial reporting is effective based on those criteria.

SCANA’s independent registered public accounting firm has issued an attestation report on SCANA’s internal control over financial reporting. This report follows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders of

SCANA Corporation

Cayce, South Carolina

We have audited the internal control over financial reporting of SCANA Corporation and subsidiaries (the “Company”) as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2012, of the Company and our report dated February 28, 2013, expressed an unqualified opinion on those financial statements.

Charlotte, North Carolina

February 28, 2013

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

COMMON STOCK INFORMATION

Price Range (New York Stock Exchange Composite Listing):

	2012				2011
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
High	$49.64	$50.34	$48.24	$46.12	$45.48	$41.58	$42.20	$42.83
Low	$44.71	$47.18	$43.32	$43.56	$38.49	$34.64	$38.16	$37.86

SCANA common stock trades on the NYSE, using the ticker symbol SCG. Newspaper stock listings use the name SCANA. At February 20, 2013 there were 132,415,898 shares of SCANA common stock outstanding which were held by approximately 28,174 shareholders of record.

On February 20, 2013, the closing price of SCANA common stock on the NYSE was $48.75.

DIVIDENDS PER SHARE

SCANA declared quarterly dividends on its common stock of $.495 per share in 2012 and $.485 per share in 2011.

For a discussion of provisions that could limit the payment of cash dividends, see Financing Limits and Related Matters in Management’s Discussion and Analysis of Financial Condition and Results of Operations under Liquidity and Capital Resources and Note 3 to the consolidated financial statements.

CERTIFICATIONS

Following the 2012 Annual Meeting, SCANA submitted to the NYSE the certification of the CEO required by Section 303A.12(a) of the NYSE Listed Company Manual. On February 28, 2013, SCANA filed with the SEC its Form 10-K which included, as Exhibits 31.01 and 31.02, the required Principal Executive Officer and Principal Financial Officer Sarbanes Oxley Section 302 Certifications.

PERFORMANCE GRAPH

The line graph that follows compares the cumulative TSR on our common stock over a five year period, assuming reinvestment of dividends, with the S&P Utilities Index, the S&P 500 Index and a group of peer utility industry issuers. We include the peer group index in the performance graph because we measure our TSR against this peer group index to determine whether certain performance share goals under the Long–Term Equity Compensation Plan have been met. The returns for each issuer in the peer group are weighted according to the respective issuer’s stock market capitalization at the beginning of each period.

The companies in the 2012 peer group index are listed in the Proxy Statement for the 2013 Annual Meeting under the caption “Compensation Discussion and Analysis—Long–Term Equity Compensation Plan—Performance Criteria for the 2010–2012 Performance Share Awards and Earned Awards for the 2010-2012 Performance Period” on page 32.

We periodically review and update our peer groups, which are provided to us by management’s compensation consultant, and the peer groups may differ from one period to the next because certain companies may no longer meet the compensation consultant’s requirements for inclusion (for example a change in revenues may cause a company to no longer qualify for inclusion). In addition, we may also request that management’s compensation consultant include or exclude a particular company if we have information that such a change would be appropriate.

The information set forth in this Performance Graph Section shall not be deemed to be filed with the SEC or incorporated by reference into any of our filings under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically incorporated by reference therein.

Comparison of 5-year Cumulative Total Shareholder Return

December 31, 2007 through December 31, 2012

EXECUTIVE OFFICERS OF SCANA CORPORATION

The executive officers are elected at the annual meeting of the Board of Directors, held immediately after the annual meeting of shareholders, and hold office until the next such annual meeting, unless (1) a resignation is submitted, (2) the Board of Directors shall otherwise determine or (3) as provided in the By-laws of SCANA. Positions held are for SCANA and all subsidiaries unless otherwise indicated.

Name	Age	Positions Held During Past Five Years	Dates
Kevin B. Marsh	57	Chairman of the Board, Chief Executive Officer and Director President and Chief Operating Officer — SCANA President and Chief Operating Officer — SCE&G	2011-present 2011-present *-2011

Jimmy E. Addison	52	Executive Vice President Chief Financial Officer Senior Vice President	2012-present *-present *-2012

Jeffrey B. Archie	55	Senior Vice President — SCANA Senior Vice President and Chief Nuclear Officer — SCE&G Vice President of Nuclear Plant Operations — SCE&G	2010-present 2009-present *-2009

George J. Bullwinkel	64	President and Chief Operating Officer — SEMI, SCI and ServiceCare	*-present

Sarena D. Burch	55	Senior Vice President — Fuel Procurement and Asset Management — SCE&G and PSNC Energy	*-present

Stephen A. Byrne	53

President of Generation and Transmission and Chief Operating Officer — SCE&G

Executive Vice President — SCANA

Executive Vice President — Generation and Transmission — SCE&G

Executive Vice President — Generation, Nuclear and Fossil Hydro — SCE&G

Senior Vice President — Generation, Nuclear and Fossil Hydro — SCE&G

			2011-present 2009-present 2011 2009-2011 *-2009

Paul V. Fant	59	President and Chief Operating Officer — CGT Senior Vice President — SCANA	*-present 2008-present

D. Russell Harris	48	President of Gas Operations — SCE&G President and Chief Operating Officer — PSNC Energy Senior Vice President — Gas Distribution — SCANA Senior Vice President — SCANA	2013-present *-present 2013-present 2012-2013

W. Keller Kissam	46	President of Retail Operations — SCE&G Senior Vice President — SCANA Senior Vice President — Retail Electric — SCE&G Vice President — Electric Operations-SCE&G	2011-present 2011-present 2011 *-2011

Ronald T. Lindsay	62	Senior Vice President, General Counsel and Assistant Secretary Executive Vice President, General Counsel and Secretary of Bowater Incorporated, Greenville, South Carolina	2009-present 2006-2008

Charles B. McFadden	68	Senior Vice President-Governmental Affairs and Economic Development — SCANA Services	*-present

Martin K. Phalen	58	Senior Vice President — Administration — SCANA Vice President — Gas Operations — SCE&G	2012-present *-2012

*	Indicates position held at least since March 1, 2008.

Director biographical information can be found at pages 6-8 of this Proxy Statement.

SCANA Corporation

220 Operation Way

Cayce, SC 29033

www.scana.com

Printed on Recycled Paper

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED IN THE SHADED BAR BELOW.

Proxies submitted via Internet or telephone must be received by 5:00 p.m., Eastern Daylight Time, on April 23, 2013.

Vote by Internet

Go to http://proxy.georgeson.com/

Follow the steps outlined on the secure website.

Vote by telephone

Call toll free 1-877-456-7915 within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board recommends a vote FOR all nominees:

1. Election of Class II Nominees - Term Expires 2016 (2014 for Martin):

01 - Kevin B. Marsh 02 - Joshua W. Martin, III 03 - James M. Micali 04 - Harold C. Stowe

For All Withhold Authority For All Nominees Except the Following: Write number(s) of nominees(s)

Nominees for All Nominees

To vote for all nominees, mark the “For All Nominees” box. To withhold voting for all nominees, mark the “Withhold Authority For All Nominees” box. To withhold voting for a particular nominee, mark the “For All Nominees Except” box and enter the number(s) corresponding with the exception(s) in the space provided. Your shares will be voted for the remaining nominees.

The Board recommends a vote FOR Proposal 2:

For Against Abstain

2. Approval of the Appointment of the Independent Registered

Public Accounting Firm.

The Board makes no vote recommendation on Proposal 3:

For Against Abstain

3. Shareholder Proposal Regarding Repeal of the Classification

of the Board of Directors: Meeting Attendance

Mark the box to the right

B Authorized Signatures — THIS SECTION MUST BE COMPLETED FOR YOUR VOTE TO BE COUNTED. if you plan to attend the

DATE AND SIGN BELOW Annual Meeting.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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2013 ANNUAL MEETING ADMISSION TICKET

This Admission Ticket or proof of share ownership on the record date of March 5, 2013 is required for admittance to the meeting.

SCANA CORPORATION

April 25, 2013

8:00 A.M. REFRESHMENTS

9:00 A.M. MEETING BEGINS

LEASIDE

100 EAST EXCHANGE PLACE

COLUMBIA, SC 29209

PLEASE NOTE: AUDIO OR VISUAL RECORDING AND RELATED EQUIPMENT IS STRICTLY PROHIBITED WITHOUT THE PRIOR WRITTEN APPROVAL OF THE COMPANY.

DIRECTIONS TO LEASIDE:

-From I-77 North take Exit 9A and turn right at traffic light onto Garners Ferry Road.

-From I-77 South take Exit 9A and turn right at traffic light onto Garners Ferry Road.

-East Exchange Place is the first right turn off Garners Ferry Road immediately before Quality Inn & Suites.

-Follow East Exchange Place to Leaside at the end of the street. The parking lot is located in front of the building.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

+

Proxy — SCANA CORPORATION

2013 Annual Meeting of Shareholders

Proxy Solicited on behalf of the Board of Directors for Annual Meeting — April 25, 2013

The undersigned hereby appoints K.B. Marsh and J.E. Addison, or either of them, as proxies with full power of substitution, to vote all shares of SCANA Corporation common stock in the undersigned’s name on the books of SCANA Corporation, at the Annual Meeting of Shareholders on April 25, 2013, and at any adjournment thereof, as instructed on the reverse hereof, and in their discretion upon all other matters that may properly be presented for consideration at the meeting.

Shares will be voted in accordance with your instructions. If no instructions are given, the shares represented by this proxy will be voted “FOR” the election of all nominees as Directors, “FOR” Proposal 2 and “ABSTAIN” as to Proposal 3.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below. Comments — Please print your comments below.

+

[Letter provided to SCANA Corporation Stock Purchase Savings Plan participants.]

March 25, 2013

TO: All Participants

SCANA Corporation

Stock Purchase Savings Plan

RE: SCANA Corporation Annual Meeting of Shareholders – April 25, 2013

Enclosed with this letter is your proxy card, which shows the number of shares of SCANA Common Stock in which you have a beneficial interest under the SCANA Corporation Stock Purchase Savings Plan (“the Plan”). You have the right to instruct Bank of America, N.A., as Trustee of the Plan, how these shares should be voted at the Annual Meeting of Shareholders. According to the provisions of the Plan, the Trustee is empowered to vote the shares held in the Plan on behalf of participants in accordance with their directions.

In order for your voting instructions to be received by the Trustee in time to be voted at the Annual Meeting of Shareholders on Thursday, April 25, 2013, your proxy must be received by Tuesday, April 23, 2013. We encourage you to vote your proxy electronically by the internet or telephone. Internet and telephone voting permit you to vote at your convenience, 24 hours a day, seven days a week. You may also complete, date, sign and return the enclosed card promptly in the envelope provided. This will enable the Trustee to obtain your instructions for voting the shares of SCANA Common Stock in your Plan account. Detailed voting instructions are included on your proxy card. In the absence of your instructions, these shares will be voted by the Trustee in the same proportion as the directed shares in the Plan are voted.

The matters to be acted upon at the meeting are more fully set forth in the Notice of Annual Meeting and Proxy Statement, which is also enclosed.

If you have any questions, you may call the SCANA Corporation Employee Stock/Pension Plans Department at 803-217-9465.

Jimmy E. Addison, Chairman

Stock Purchase Savings Plan Committee

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

. .

Electronic Voting Instructions

You can vote by Internet or telephone 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED IN THE SHADED BAR BELOW.

Proxies submitted via Internet or telephone must be received by 5:00 p.m., Eastern Daylight Time, on April 24, 2013.

Vote by Internet

Go to http://proxy.georgeson.com/

Follow the steps outlined on the secure website.

Vote by telephone

Call toll free 1-877-456-7915 within the USA,

US territories & Canada any time on a touch tone

telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board recommends a vote FOR all nominees:

1. Election of Class II Nominees - Term Expires 2016 (2014 for Martin):

01 - Kevin B. Marsh 02 - Joshua W. Martin, III 03 - James M. Micali 04 - Harold C. Stowe

For All Withhold Authority For All Nominees Except the Following: Write number(s) of nominees(s)

Nominees for All Nominees

To vote for all nominees, mark the “For All Nominees” box. To withhold voting for all nominees, mark the “Withhold Authority For All Nominees” box. To withhold voting for a particular nominee, mark the “For All Nominees Except” box and enter the number(s) corresponding with the exception(s) in the space provided. Your shares will be voted for the remaining nominees.

The Board recommends a vote FOR Proposal 2:

For Against Abstain

2. Approval of the Appointment of the Independent Registered

Public Accounting Firm.

The Board makes no vote recommendation on Proposal 3:

For Against Abstain

3. Shareholder Proposal Regarding Repeal of the Classification

of the Board of Directors: Meeting Attendance

Mark the box to the right

B Authorized Signatures — THIS SECTION MUST BE COMPLETED FOR YOUR VOTE TO BE COUNTED. if you plan to attend the

DATE AND SIGN BELOW Annual Meeting.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

+

2013 ANNUAL MEETING ADMISSION TICKET

This Admission Ticket or proof of share ownership on the record date of March 5, 2013 is required for admittance to the meeting.

SCANA CORPORATION

April 25, 2013

8:00 A.M. REFRESHMENTS

9:00 A.M. MEETING BEGINS

LEASIDE

100 EAST EXCHANGE PLACE

COLUMBIA, SC 29209

PLEASE NOTE: AUDIO OR VISUAL RECORDING AND RELATED EQUIPMENT IS STRICTLY PROHIBITED WITHOUT THE PRIOR WRITTEN APPROVAL OF THE COMPANY.

DIRECTIONS TO LEASIDE:

-From I-77 North take Exit 9A and turn right at traffic light onto Garners Ferry Road.

-From I-77 South take Exit 9A and turn right at traffic light onto Garners Ferry Road.

-East Exchange Place is the first right turn off Garners Ferry Road immediately before Quality Inn & Suites.

-Follow East Exchange Place to Leaside at the end of the street. The parking lot is located in front of the building.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

+

Proxy — SCANA CORPORATION

2013 Annual Meeting of Shareholders

Proxy Solicited on behalf of the Board of Directors for Annual Meeting — April 25, 2013

The undersigned hereby appoints K.B. Marsh and J.E. Addison, or either of them, as proxies with full power of substitution, to vote all shares of SCANA Corporation common stock in the undersigned’s name on the books of SCANA Corporation, at the Annual Meeting of Shareholders on April 25, 2013, and at any adjournment thereof, as instructed on the reverse hereof, and in their discretion upon all other matters that may properly be presented for consideration at the meeting.

Shares will be voted in accordance with your instructions. If no instructions are given, the shares represented by this proxy will be voted “FOR” the election of all nominees as Directors, “FOR” Proposal 2 and “ABSTAIN” as to Proposal 3.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below. Comments — Please print your comments below.

+